    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2002



                                                      REGISTRATION NO. 333-76012

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                DANA CORPORATION
             (Exact name of Registrant as specified in its charter)

             VIRGINIA                             3714                            34-4361040
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
                                4500 DORR STREET
                               TOLEDO, OHIO 43615
                                 (419) 535-4500
   (Address and telephone number of registrant's principal executive offices)
                             ---------------------
                         MICHAEL L. DEBACKER, SECRETARY
                                DANA CORPORATION
                                4500 DORR STREET
                               TOLEDO, OHIO 43615
                                 (419) 535-4500
           (Name, address and telephone number of agent for service)
                             ---------------------
                                    COPY TO:
                              ROBERT L. KOHL, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                               NEW YORK, NY 10022
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

DANA CORPORATION                                         [DANA CORPORATION LOGO]
EXCHANGE OFFER FOR
$575,000,000 PRINCIPAL AMOUNT OF
9% NOTES DUE 2011 AND
E200,000,000 PRINCIPAL AMOUNT OF
9% NOTES DUE 2011

     OFFER TO EXCHANGE ALL OUTSTANDING 9% NOTES DUE 2011 FOR 9% NOTES DUE 2011 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THE EXCHANGE OFFER

     - We are offering to exchange all of our outstanding 9% Notes due 2011 (outstanding notes) that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable (exchange notes).

     - You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.


     - The exchange offer expires at 5:00 p.m., New York City time, on February 20, 2002, unless extended. We do not currently intend to extend the expiration date.


THE EXCHANGE NOTES

     - The terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will be registered under the Securities Act and be freely tradable.

RESALES OF EXCHANGE NOTES

     - There is no existing public market for the outstanding notes or the exchange notes. Application will be made to list the exchange notes on the Luxembourg Stock Exchange. We do not intend to list the exchange notes on any other securities exchange or seek approval for quotation through any automated trading system. The exchange notes may also be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

                             ---------------------

     EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OUTSTANDING NOTES WHERE SUCH NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THE EXPIRATION DATE OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this prospectus is January 18, 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   16
Where You Can Find More Information.........................   20
Exchange Rate Data..........................................   21
Disclosure Regarding Forward-Looking Statements.............   21
Use of Proceeds.............................................   22
Capitalization..............................................   23
Selected Consolidated Financial Data........................   24
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................   26
Business....................................................   44
Management..................................................   51
Description of Certain Indebtedness.........................   54
Exchange Offer..............................................   59
Description of the Notes....................................   69
Book-Entry Settlement and Clearance.........................  110
U.S. Federal Income Tax Considerations......................  114
Plan of Distribution........................................  118
Legal Matters...............................................  118
Independent Accountants.....................................  118
General Information.........................................  118
Index to Financial Statements...............................  F-1


                             ---------------------
                    IMPORTANT TERMS USED IN THIS PROSPECTUS

     Unless the context indicates otherwise, in this prospectus, the terms "us," "we," "our" and "Dana" refer to Dana Corporation and its subsidiaries. All references to "dollars" and "$" are to U.S. dollars.
                             ---------------------
                         INCORPORATION BY REFERENCE AND
                         DELIVERY OF CERTAIN DOCUMENTS

     This prospectus incorporates important business and financial information about Dana that is not included in or delivered with this document, and documents that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and, unless otherwise specified therein, any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the exchange offer:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;


     - Our Current Reports on Form 8-K, dated July 17, 2001, July 18, 2001, December 20, 2001 and January 9, 2002; and


     - Our definitive proxy statement on Schedule 14A filed with the SEC on March 2, 2001.

     The Annual Report on Form 10-K for the year ended December 31, 2000 contains, and future Annual Reports will contain, audited consolidated financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 contain, and future Quarterly Reports will contain, unaudited consolidated financial statements for interim financial periods. All of these

Reports will be available, at no charge, at the office of the Luxembourg Paying Agent if the exchange notes are accepted for listing on the Luxembourg Stock Exchange.


     You may request a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and certain other documents referred to herein, at no cost, by writing or telephoning us at our principal executive offices at the following address:


     Michael L. DeBacker
     Secretary
     Dana Corporation
     P.O. Box 1000
     Toledo, Ohio 43697
     Tel: (419) 535-4500


     TO OBTAIN TIMELY DELIVERY OF THESE DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FEBRUARY 12, 2002, THE DATE FIVE BUSINESS DAYS BEFORE THE DATE BY WHICH YOU MUST DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.


     You should rely only on the information provided in this prospectus or incorporated herein by reference. Any statement contained in the documents incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that it is modified or superseded by a statement contained herein or in a subsequently dated document incorporated by reference in this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus or incorporated herein by reference. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus, except as so modified or superseded. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state or country where such offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated herein by reference.

                               PROSPECTUS SUMMARY

     This summary highlights the material information about our company and this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read this prospectus in its entirety, including the information incorporated by reference.

                                DANA CORPORATION

     We were founded in 1904 as the first supplier of universal joints to the automotive industry. Today, we are one of the world's largest independent suppliers of components, modules and systems to global vehicle manufacturers and related aftermarkets. Our products are sold to the automotive, commercial vehicle, and off-highway markets, and are used in the manufacturing of passenger cars and vans, light trucks, sport-utility vehicles (SUVs), and medium and heavy duty vehicles, as well as in a range of off-highway applications. Each of the markets we serve consists of original equipment (OE) production, OE service, and aftermarket segments. We have over 430 facilities in 34 countries and employ approximately 72,000 people. For the year ended December 31, 2000, we generated consolidated sales of $12.3 billion and net income of $334 million.

     Our seven core product segments, or foundation businesses, focus on axles, driveshafts, brake and chassis products, bearings and sealing products, fluid systems, structures and filtration products. Each of these businesses has a strong market position and brand equity and provides our customers with value-added manufacturing. We have long been a leader in technological innovation in our industry and many of our products possess features that are unique and patented. As evidenced by our numerous supplier quality awards, we are highly focused on product quality, as well as delivery and service. As a result, we have developed long-standing business relationships with many of the thousands of customers that we serve worldwide.

OUR STRATEGIC BUSINESS UNITS

     In order to optimally align our foundation businesses with the markets they support, our operations are organized into the following market-focused strategic business units (SBUs):

     - Automotive Systems Group (ASG) -- ASG produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market. ASG generated sales of $4.6 billion in 2000.

     - Automotive Aftermarket Group (AAG) -- AAG sells primarily hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products, and a complete line of filtration products for a variety of applications. AAG generated sales of $2.9 billion in 2000.

     - Commercial Vehicle Systems (CVS) -- CVS is a major supplier of heavy axles and brakes, drivetrain components, and trailer products to the medium and heavy truck markets. CVS generated sales of $1.6 billion in 2000.

     - Engine and Fluid Management Group (EFMG) -- EFMG serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, electronic modules, sensors, and an extensive line of products for the pumping, routing and thermal management of fluid systems. EFMG was formed in December 2001, by combining the former Engine Systems Group (ESG) and Fluid Systems Group (FSG). In 2000, ESG generated sales of $1.3 billion and FSG generated sales of $1.2 billion. Segment information for EFMG will be restated for comparative purposes in our 2001 annual report.

     - Off-Highway Systems Group (OHSG) -- OHSG produces axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls for the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets. OHSG generated sales of $674 million in 2000.

     For some time, we have also been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, Dana Credit Corporation. With an asset base of $2.5 billion at the end of 2000, DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. On October 17, 2001, we announced plans to pursue the sale of the businesses of DCC.

OUR COMPETITIVE STRENGTHS

     Our key competitive strengths include the following:

     Strong Market Positions. We are one of the world's largest independent suppliers of components, modules and systems for light, medium and heavy duty vehicle manufacturers and related aftermarkets. Our products, which are focused on under-the-vehicle and under-the-hood applications, are used in SUVs and other light vehicles by automotive customers such as Ford Motor Company, DaimlerChrysler AG, and General Motors Corporation; in medium and heavy commercial vehicles by customers such as Renault V.I./ Mack Trucks, Inc., PACCAR Inc, and Navistar International Corporation; and in a variety of off-highway vehicles and equipment by customers such as Deere & Co., Textron Inc., and Manitou S.A. We also supply replacement parts to these markets through OE service organizations and independent aftermarket channels.

     Global Presence. We have more than 270 manufacturing facilities, 90 distribution facilities, and 65 research centers, service branches and offices which are located in 34 countries around the world. We maintain administrative organizations in North America, Europe, South America and Asia/Pacific which support the SBUs. In 2000, non-U.S. sales represented 31% of our total consolidated sales. Our global presence gives us proximity to our customers and enables us to provide marketing and manufacturing support, meet just-in-time delivery requirements, and provide engineering solutions around the clock through our Virtual Time Engineering(TM) program.

     Recognized Brand Names. We believe that our OE and aftermarket customers alike recognize our branded products for quality and reliability. Among our most significant trademarked products are:

     - Spicer(R) axles, transaxles, driveshafts, steering shafts, and universal joints;

     - Victor Reinz(R) gaskets;

     - Boston(R) and Everflex(R) hose;

     - Weatherhead(R) hose and fittings;

     - Wix(R) filters;

     - Perfect Circle(R) piston rings and cylinder liners;

     - FTE(R) clutch and brake actuation systems; and

     - Glacier Vandervell(TM) bearings.

     Innovative, Value-Added Products. Since our founder Clarence Spicer designed the first automotive universal joint, we have been dedicated to the rapid development of new, value-added products. By continually broadening and enhancing our product offerings, we are able to attract new customers and strengthen and expand our existing customer relationships. Recent new products include temperature-responsive cooling systems with electronic sensors, fluid steering systems with electronic interfaces, innovative materials that make components both lighter and stronger, and new traction control products that improve on-demand, all-wheel drive performance for vehicles, such as our TXT(TM) torque-management differential. We are also engaged in fuel cell engineering for alternate-energy systems.

OUR BUSINESS STRATEGY

     Our overall strategic direction is set out in our Transformation 2005 business plan. Our goals under this plan represent an increased emphasis on anticipating the needs of our markets and serving our customers. The following are key elements of our plan:

     Focus and Expand Foundation Businesses. We believe that our foundation businesses are the key to the long-term profitable growth of our company. These businesses have leading market positions and brand equity and provide our customers with value-added solutions and products. We are accelerating the alignment of these businesses with the markets they serve. As our OE customers target improved asset utilization, speed to market, lower cost, lower investment risk, and greater flexibility, they increasingly look for outsourcing alternatives. We expect that our global presence and technological and engineering capabilities, as well as our experience, scale of operations and long-standing relationships with major OE customers, will enable us to continue to take advantage of this opportunity. We have been awarded net new business that is projected, based on our customers' production estimates, to add approximately $5.9 billion in total revenues from 2001 through 2005. We are encouraged by the new awards, especially since these sales amounts include business not only with our traditional North American OE customers, but also with OEs based outside the United States.

     Focus on Capital and Operating Efficiency. We continue to focus on opportunities to optimize our resources and reduce manufacturing costs. We have undertaken initiatives to maximize our return on invested capital and to improve cash flow. For example, rather than investing in single-purpose facilities in emerging markets, we are working to develop operations that manufacture a broader range of like products for multiple vehicular market segments. Strategic alliances have also helped to provide technical capability, while limiting our investment requirements. On the operational side, we are focused on reducing working capital, managing for cash and reducing waste.

     Evaluate Strategic Alliances, Joint Ventures and Selected Acquisition Opportunities. Among the keys to our business model is the concept of capitalizing on strategic alliances and joint ventures. Such relationships offer opportunities to expand our capabilities with a reduced level of investment and enhance our ability to provide the full scope of services required by our customers. We have formed a number of innovative alliances, starting with our Roadranger(TM) marketing program with Eaton Corporation, which has been highly successful in leveraging our collective strengths to market Dana and Eaton products for heavy truck drivetrain systems. We also have strategic alliances with GETRAG Cie, to strengthen our portfolio of advanced axle technologies; Motorola Inc., to integrate its electronic expertise into the development of advanced technology for traditionally mechanical components; and Buhler Motor Inc., to provide advanced automotive motor-module technologies and manufacturing expertise to support our product applications. We continue to evaluate potential strategic alliances and joint ventures in order to gain access to advanced technology, strengthen our market position and our global presence and reduce our overall manufacturing costs.

     We also evaluate potential acquisition candidates that have product platforms complementary to our foundation businesses, strong operating potential and strong existing management teams. We have substantial experience in completing and integrating acquisitions that have provided us with opportunities to reduce costs and improve operational efficiency through synergies in manufacturing processes, coordination of raw material purchases, rationalization of administrative staff, and technical capabilities.

RECENT DEVELOPMENTS


     On October 17, 2001, we announced our intention to accelerate the restructuring of our operations and to reduce our workforce globally by more than 15%. More than 30 facilities are being reviewed for consolidation or closure. Plans identifying the specific actions are being developed and will determine the timing of expense recognition and cash flows. However, we currently expect that the restructuring charges will total approximately $445 million after tax and that 62% of the charges will be incurred in the fourth quarter of 2001, with the balance to be incurred in 2002. We expect that 34% of the charges will be non-cash; most of the cash portion will be severance costs related to the workforce reduction. We anticipate that 79% of the charges will be related to our North American operations. We estimate that 55% of the charges will be incurred by our business units primarily serving the light vehicular OE marketplace and 25% will be incurred by AAG. We also announced that we will pursue the sale of the businesses of DCC, which accounted for approximately $1.9 billion of our assets at September 30, 2001. Although we are presently unable to estimate the proceeds from this sale, we do not expect to incur a loss.

                             ---------------------

     Dana Corporation is a Virginia corporation. Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615 and our telephone number at that address is (419) 535-4500. Our website may be accessed at http://www.dana.com.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
Outstanding Notes.............   We sold the outstanding notes on August 8,
                                 2001, to Deutsche Banc Alex. Brown Inc., J.P.
                                 Morgan Securities Inc., Credit Suisse First
                                 Boston Corporation, Banc of America Securities
                                 LLC, BNY Capital Markets, Inc., HSBC Securities
                                 (USA) Inc., Salomon Smith Barney Inc., BNP
                                 Paribas Securities Corp., Comerica Securities,
                                 Inc., First Union Securities, Inc., McDonald
                                 Investments, Inc., TD Securities (USA) Inc. and
                                 UBS Warburg LLC. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule
                                 144A under the Securities Act and to persons outside the United States under Regulation S.

Registration Rights
Agreement.....................   Contemporaneously with the initial sale of the
                                 outstanding notes, we entered into a
                                 registration rights agreement with the initial purchasers in which we agreed, among other things, to use our reasonable best efforts to file this registration statement with the SEC and to complete this exchange offer. This exchange offer is intended to satisfy your rights under the registration rights agreement.
                                 After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights hereunder with respect to your outstanding notes.

The Exchange Offer............   We are offering to exchange the exchange notes,
                                 which have been registered under the Securities
                                 Act, for your outstanding notes. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of the Exchange
Notes.........................   Except as provided below, we believe that the
                                 exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - the exchange notes are being acquired in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an affiliate of ours.

                                 If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                 Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities.


Record Date...................   We mailed this prospectus and the related offer
                                 documents to the registered holders of
                                 outstanding notes on January 15, 2002.



Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on February 20, 2002, unless we decide to extend the expiration date.


Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.


Exchange Agent................   Citibank, N.A., London branch, is serving as
                                 the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "Exchange Offer -- Exchange Agent" at page 66.


Procedures for Tendering
Outstanding Notes.............   If you wish to tender your notes for exchange
                                 in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New
                                 York City time, on the expiration date either:

                                 - an original or a facsimile of a properly
                                   completed and duly executed copy of the
                                   letter of transmittal which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

                                 - if the notes you own are held of record by
                                   The Depositary Trust Company (DTC) in
                                   book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of DTC's Automated Tender Offer Program System (ATOP) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

                                 To tender your book-entry interests in
                                 outstanding euro notes on the records of Euroclear or Clearstream, Luxembourg (Clearstream), you must contact Euroclear or Clearstream, as applicable, to arrange to block your account with the outstanding euro notes. In lieu of delivering a letter of transmittal to the exchange agent, you must notify Euroclear or Clearstream, as the case may be, to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                 In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

                                 In addition, you must deliver to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date:

                                 - if you are effecting delivery by book-entry
                                   transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC; or

                                 - if necessary, for dollar notes, the documents
                                   required for compliance with the guaranteed delivery procedures.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding dollar
                                 notes and:

                                 - time will not permit your dollar notes or
                                   other required documents to reach the
                                   exchange agent by the expiration date; or

                                 - the procedure for book-entry transfer cannot
                                   be completed on time;

                                 you may tender your dollar notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. Guaranteed delivery procedures are not available for euro notes.


Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to 5:00 p.m., New York
                                 City time, on the expiration date.


Effect on Holders of
Outstanding Notes.............   As a result of making the exchange offer, and
                                 upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms thereof, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated thereunder to pay liquidated damages for failure to take these actions. If you are a holder of outstanding notes and you do not tender them in the exchange offer, you will continue to hold them and you will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon consummation of the exchange offer.

                                 To the extent that outstanding notes are tendered and accepted in this exchange offer, the trading market for the outstanding notes could be adversely affected.

Consequences of Failure to
Exchange......................   All untendered outstanding notes will continue
                                 to be subject to the restrictions on transfer provided for therein and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Federal Income Tax
Considerations................   Based upon advice from counsel, we believe that
                                 the exchange of outstanding notes for exchange notes will not be a taxable event for United
                                 States federal income tax purposes.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer........................   Dana Corporation.

Securities Offered

  Dollar Notes................   $575 million aggregate principal amount of 9%
                                 Notes due 2011 (the "dollar notes").

  Euro Notes..................   E200 million aggregate principal amount of 9%
                                 Notes due 2011 (the "euro notes").

Dollar Notes

  Maturity....................   August 15, 2011

  Interest Payment Dates......   February 15 and August 15 of each year,
                                 commencing February 15, 2002.

Euro Notes

  Maturity....................   August 15, 2011

  Interest Payment Dates......   February 15 and August 15 of each year,
                                 commencing February 15, 2002.

Optional Redemption...........   The dollar notes and the euro notes will be
                                 redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued and unpaid interest to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semi-annual basis, at the U.S.
                                 Treasury Rate (as defined in the indenture), in the case of the dollar notes, or the Bund Rate
                                 (as defined in the indenture), in the case of the euro notes, plus 35 basis points, plus, in each case, accrued but unpaid interest to the date of redemption. See "Description of the Notes -- Optional Redemption -- Make-Whole
                                 Redemption."

Optional Tax Redemption.......   In the event of certain changes in withholding
                                 and other taxes, we may redeem the dollar notes, in whole but not in part, and/or the euro notes, in whole but not in part, at a redemption price equal to the principal amount of such notes, plus accrued and unpaid interest to the date of redemption. See "Description of the Notes -- Optional Redemption -- Redemption for Tax Reasons."

Ranking.......................   The notes will be general, unsecured
                                 obligations of Dana Corporation and will rank equally in right of payment with all of Dana
                                 Corporation's existing and future
                                 unsubordinated debt and senior in right of payment to all of Dana Corporation's existing and future subordinated debt, if any. The notes will be effectively subordinated to all of Dana
                                 Corporation's secured debt, if any, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities of Dana
                                 Corporation's subsidiaries. As of September 30,
                                 2001, Dana Corporation had $2,441 million of total indebtedness outstanding, including the notes, all of which ranked equally with the notes and none of which were secured, and Dana
                                 Corporation's subsidiaries had $4,089 million of liabilities outstanding, including, without limitation, trade payables. See "Description of the Notes -- Ranking."

Change of Control.............   Upon the occurrence of a Change of Control (as
                                 defined in the indenture), we are required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If the notes receive investment grade ratings by both Standard and Poor's Ratings Services (S&P) and Moody's Investors Service, Inc. (Moody's), subject to certain additional conditions, we will no longer be required to make repurchases of the notes upon a Change of Control. See
                                 "Description of the Notes -- Certain
                                 Covenants -- Change of Control."

Certain Covenants.............   The indenture contains certain covenants that,
                                 among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - incur additional indebtedness and issue
                                   preferred stock;

                                 - pay dividends or make certain other
                                   restricted payments;

                                 - incur liens;

                                 - sell assets;

                                 - enter into agreements that restrict dividends
                                   from restricted subsidiaries;

                                 - enter into sale and leaseback transactions;

                                 - engage in transactions with affiliates; and

                                 - enter into certain mergers and
                                   consolidations.

                                 These covenants are subject to important exceptions and qualifications, which are described in the section "Description of the Notes" under the heading "Certain Covenants" in this prospectus.

                                 If the notes receive investment grade ratings by both S&P and Moody's, subject to certain additional conditions, we will no longer be required to comply with these covenants, and substituted forms of negative pledge, sale and leaseback, and merger and consolidation covenants will apply to us and our restricted subsidiaries. See "Description of the
                                 Notes -- Certain Covenants -- Application of
                                 Fall Away Covenants and Covenant Substitution."

Absence of a Public Market for
the Exchange Notes............   The exchange notes generally will be freely
                                 transferable, but they will also be new
                                 securities for which there will be no
                                 established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. Application will be made for the exchange notes to be listed on the Luxembourg
                                 Stock Exchange. Certain of the initial
                                 purchasers, including the joint book-running managers, have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any market making in the notes at any time without notice.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

                                  RISK FACTORS

     You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before making a decision on whether to participate in the exchange offer.

                             SUMMARY FINANCIAL DATA

DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES

     The following selected historical consolidated financial information for the five-year period ended December 31, 2000 has been derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the nine months ended September 30, 2000 and 2001 was derived from our unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

                                                                                  NINE MONTHS
                                                                                     ENDED
                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                              -----------------------------------------------   ---------------
                               1996      1997      1998      1999      2000      2000     2001
                              -------   -------   -------   -------   -------   ------   ------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales...................  $10,979   $11,911   $12,464   $13,159   $12,317   $9,629   $7,898
Revenue from lease
  financing.................      151       172       173       111       143      100       87
Other income, net...........       52       319       202        83       231      208       62
                              -------   -------   -------   -------   -------   ------   ------
     Total revenue..........   11,182    12,402    12,839    13,353    12,691    9,937    8,047
Cost of sales...............    9,158    10,067    10,449    10,964    10,599    8,161    7,006
Selling, general and
  administrative expenses...    1,112     1,152     1,122     1,192     1,132      847      775
Restructuring and
  integration charges.......       --       328       118       181       173      103       38
Merger expenses.............       --        --        50        --        --       --       --
Interest expense............      203       251       280       279       323      238      239
                              -------   -------   -------   -------   -------   ------   ------
Income (loss) before income
  taxes.....................      709       604       820       737       464      588      (11)
Estimated taxes on income...      239       294       315       251       171      207        6
                              -------   -------   -------   -------   -------   ------   ------
Income (loss) before
  minority interest and
  equity in earnings of
  affiliates................      470       310       505       486       293      381      (17)
Minority interest...........      (33)      (22)       (8)      (13)      (13)     (12)      (6)
Equity in earnings of
  affiliates................       14        32        37        40        54       49       23
                              -------   -------   -------   -------   -------   ------   ------
Net income..................  $   451   $   320   $   534   $   513   $   334   $  418   $    *
                              =======   =======   =======   =======   =======   ======   ======
NET INCOME PER COMMON SHARE
  Basic income per share....  $  2.83   $  1.97   $  3.24   $  3.10   $  2.20   $ 2.73   $    *
  Diluted income per
     share..................     2.81      1.94      3.20      3.08      2.18     2.71        *
Cash dividends declared and
  paid per common share.....     0.98      1.04      1.14      1.24      1.24     0.93     0.93
Average shares outstanding
  -- Basic..................      160       163       165       165       152      153      148
Average shares outstanding
  -- Diluted................      160       165       167       166       153      154      149

---------------

* Amount is less than $.5 and per share amounts are less than one-half cent.

                                             AT DECEMBER 31,                  AT SEPTEMBER 30,
                              ---------------------------------------------   -----------------
                               1996     1997     1998      1999      2000      2000      2001
                              ------   ------   -------   -------   -------   -------   -------
                                                        (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...  $  272   $  423   $   230   $   111   $   179   $   144   $   228
Total assets................   8,522    9,511    10,138    11,123    11,236    11,402    10,809
Total debt..................   3,188    3,483     3,416     4,150     4,594     4,680     4,450
Deferred employee
  benefits..................   1,048    1,020     1,064     1,068     1,076     1,052     1,126
Shareholders' equity........   2,435    2,602     2,940     2,957     2,628     2,729     2,367

                                                                                   NINE MONTHS
                                                                                      ENDED
                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                     ------------------------------------------   -------------
                                      1996     1997     1998     1999     2000     2000    2001
                                     ------   ------   ------   ------   ------   ------   ----
                                            (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
OTHER FINANCIAL DATA:
EBITDA(1)..........................  $1,289   $1,305   $1,588   $1,535   $1,310   $1,216   $636
Depreciation and amortization......     377      450      488      519      523      390    408
Capital expenditures...............     469      579      661      807      662      464    306
Ratio of EBITDA to interest
  expense(1).......................    6.3x     5.2x     5.7x     5.5x     4.1x     5.1x   2.7x
Total debt to EBITDA(1)............    2.5x     2.7x     2.2x     2.7x     3.5x     3.3x   6.1x
Total debt to total
  capitalization(2)................      57%      57%      54%      58%      64%      63%    65%
Ratio of earnings to fixed
  charges(3).......................    3.9x     3.1x     3.6x     3.4x     2.3x     3.2x   1.1x

---------------

(1) EBITDA represents net income plus interest expense, estimated taxes on income, minority interest, equity in earnings of affiliates, and depreciation and amortization, and is not intended to represent an alternative to operating income or an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles or GAAP) as a measure of liquidity. We believe that EBITDA divided by total interest expense and total debt divided by EBITDA are meaningful measures of performance because they are commonly used in our industry to analyze operating performance, leverage and liquidity. While EBITDA is frequently used to analyze companies, EBITDA as presented herein is not necessarily comparable to what other companies state as "EBITDA" because of potential inconsistencies in the method of calculation.

(2) Total debt to total capitalization represents (i) total debt, divided by
    (ii) total debt plus shareholders' equity.

(3) These ratios were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income from continuing operations before taxes, distributed income of affiliates accounted for on the equity method of accounting, fixed charges (excluding capitalized interest) and income of majority-owned subsidiaries with fixed charges, and "fixed charges" consist of interest on indebtedness and that portion of rental expense (one-third) which we believe to be representative of interest.

DANA CORPORATION (WITH DANA CREDIT CORPORATION ON THE EQUITY BASIS)

     The following table sets forth certain unaudited supplemental financial data of Dana with DCC set forth on the equity basis of accounting. This presentation does not conform with GAAP but has been included to assist prospective investors in evaluating an investment in the exchange notes. This information should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with GAAP. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

                                                                                  NINE MONTHS
                                                                                     ENDED
                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                              -----------------------------------------------   ----------------
                               1996      1997      1998      1999      2000      2000     2001
                              -------   -------   -------   -------   -------   ------   -------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales...................  $10,979   $11,911   $12,464   $13,159   $12,317   $9,629   $ 7,898
Other income, net...........       27       298        59        58       190      183        36
                              -------   -------   -------   -------   -------   ------   -------
     Total revenue..........   11,006    12,209    12,523    13,217    12,507    9,812     7,934
Cost of sales...............    9,183    10,099    10,485    11,016    10,662    8,208     7,054
Selling, general and
  administrative expenses...    1,025     1,041       984     1,074     1,007      770       698
Restructuring and
  integration charges.......       --       328       118       181       173      103        38
Merger expenses.............       --        --        50        --        --       --        --
Interest expense............      129       172       189       208       218      163       156
                              -------   -------   -------   -------   -------   ------   -------
Income (loss) before income
  taxes.....................      669       569       697       738       447      568       (12)
Estimated taxes on income...      226       287       277       273       168      204         7
                              -------   -------   -------   -------   -------   ------   -------
Income (loss) before
  minority interest and
  equity in earnings of
  affiliates................      443       282       420       465       279      364       (19)
Minority interest...........      (33)      (22)       (8)      (13)      (13)     (12)       (6)
Equity in earnings of
  Affiliates................       41        60       122        61        68       66        25
                              -------   -------   -------   -------   -------   ------   -------
Net income..................  $   451   $   320   $   534   $   513   $   334   $  418   $     *
                              =======   =======   =======   =======   =======   ======   =======

---------------

* Amount is less than $.5.

                                                AT DECEMBER 31,                 AT SEPTEMBER 30,
                                   ------------------------------------------   -----------------
                                    1996     1997     1998     1999     2000     2000      2001
                                   ------   ------   ------   ------   ------   -------   -------
                                                           (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents........  $  268   $  410   $  227   $  101   $  149   $  136    $  186
Total assets.....................   7,299    8,147    9,052    9,502    9,166    9,441     8,901
Total debt.......................   2,023    2,196    2,540    2,759    2,881    3,013     2,951
Deferred employee benefits.......   1,045    1,017    1,061    1,064    1,073    1,050     1,124
Shareholders' equity.............   2,435    2,602    2,940    2,957    2,628    2,729     2,367

                                                                                   NINE MONTHS
                                                                                      ENDED
                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                     ------------------------------------------   -------------
                                      1996     1997     1998     1999     2000     2000    2001
                                     ------   ------   ------   ------   ------   ------   ----
                                            (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
OTHER FINANCIAL DATA:
EBITDA(1)..........................  $1,113   $1,122   $1,282   $1,375   $1,092   $1,050   $475
Depreciation and amortization......     315      381      396      429      427      319    331
Capital expenditures...............     397      518      552      547      434      318    219
Ratio of EBITDA to interest
  expense(1).......................    8.6x     6.5x     6.8x     6.6x     5.0x     6.4x   3.0x
Total debt to EBITDA(1)............    1.8x     2.0x     2.0x     2.0x     2.6x     2.5x   5.7x
Total debt to total
  capitalization(2)................      45%      46%      46%      48%      52%      52%    55%
Ratio of earnings to fixed charges
  (3)..............................    3.9x     3.1x     3.6x     3.4x     2.3x     3.6x   1.1x

---------------

Notes (1), (2) and (3) are found on page 13.

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision on whether to participate in the exchange offer.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

YOUR OUTSTANDING NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES

     We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, THEY WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY NOT BE ABLE TO SELL THEM

     We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell them. To the extent any outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the outstanding notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM

     The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their exchange notes; or

     - the price at which the holders will be able to sell their exchange notes.

     Application will be made to list the exchange notes on the Luxembourg Stock Exchange. However, we do not intend to apply for listing of the exchange notes on any U.S. securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the exchange notes.

     We understand that certain of the initial purchasers, including the joint book-running managers, presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

     In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. For a description of these requirements, see "Exchange Offer."

RISKS RELATING TO DANA AND OUR MARKETS

OUR BUSINESS IS AFFECTED BY THE CYCLICAL NATURE OF THE ORIGINAL EQUIPMENT VEHICULAR MARKETS THAT WE SERVE

     Our financial performance depends, in large part, on the varying conditions in the global light, medium and heavy vehicle OE markets that we serve. Demand in these markets fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels and fuel costs. Our sales of vehicular products are also impacted by OE manufacturer (OEM) inventory levels and production schedules and stoppages. In North America, our largest market, OE light and heavy vehicle build schedules are currently down significantly as compared to 2000. We had sought to scale our operations to the lower production estimates for 2001 which, before the terrorist attacks on September 11, we expected would be approximately 15.4 million units. In the wake of those events, we lowered our 2001 production estimate to 15.2 million units and our estimate for 2002 to 14.5 million units. In response to these lower projections, on October 17, 2001, we announced our intention to accelerate the restructuring of our operations and to further reduce our work force by more than 15% and to review more than 30 facilities for consolidation or closure. However, these efforts to scale our operations may not be fully successful and/or actual production may be below estimated levels. In either event, our results of operations and financial condition would be adversely impacted.

OUR REPLACEMENT PARTS MARKETS ARE DEPRESSED

     Approximately 26% of our sales in 2000 were to the global vehicular replacement parts markets. These markets are depressed due to the general economic slowdown. In addition, general improvements in the durability of OE vehicular parts has reduced the demand for replacement parts. We have also been adversely impacted by higher inventory levels in our distribution system due to mergers of our aftermarket customers and difficulties in consolidating certain of our own warehouse operations. We are taking steps to respond to these factors, but we cannot assure you whether or when we will be successful in regaining our historical level of profitability in these markets.

TWO CUSTOMERS ACCOUNT FOR A SIGNIFICANT SHARE OF OUR BUSINESS

     Sales to Ford and its subsidiaries accounted for approximately 19% of our consolidated sales in 2000, 16% in 1999, and 15% in 1998, primarily from our ASG and FSG units. Sales to DaimlerChrysler and its subsidiaries accounted for approximately 14% of our consolidated sales in 2000 and 1999 and 13% in 1998, primarily from our ASG and CVS units. Sales to these OE customers are made under various contracts with differing expiration dates, generally relating to particular vehicle models. The loss of either Ford or DaimlerChrysler as a customer, the loss of business with respect to one of more of the vehicle models that use our products or a decline in the production levels for such vehicles would have an adverse effect on our business, results of operations and financial condition.

     Ford, DaimlerChrysler and other of our customers have asked us to reduce the cost of our products to them. We are discussing appropriate cost savings measures with these customers, but we cannot assure you that we will be able to improve or maintain our historical level of profitability in light of such requests.

THE COMPETITIVE ENVIRONMENT IN OUR OE AUTOMOTIVE AND COMMERCIAL VEHICLE SECTORS IS EVOLVING RAPIDLY

     In recent years, the competitive environment among suppliers to the global OE vehicle manufacturers has changed significantly as these manufacturers have sought to outsource more vehicular components, modules and systems. In addition, these sectors have experienced substantial consolidation. We expect to respond to these changes in our markets through strategic alliances, joint ventures, acquisitions and divestitures, as well as through other initiatives intended to maintain our competitiveness. However, we cannot assure you that our efforts will be successful or that new or larger competitors will not significantly impact our business, results of operations and financial condition.

THE AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     As of September 30, 2001, we had total consolidated indebtedness outstanding of $4,450 million, including the outstanding notes, and total shareholders' equity of $2,367 million. We may also incur additional indebtedness in the future, subject to the satisfaction of certain financial tests.

     This level of indebtedness could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to payments on our indebtedness;

     - limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements; and

     - limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness.

     Since we use a portion of our cash flow from operations to satisfy our debt obligations, a downturn in our business could limit our ability to service these obligations. Our future financial performance will be affected by a range of economic, financial and industry factors, many of which are beyond our control, and we cannot assure you that our business will generate sufficient cash flow from operations to enable us to service our indebtedness or fund our other liquidity needs. Nor can we assure you that, if we needed to do so, we would be able to effect any refinancing, obtain additional financing or sell assets on terms acceptable to us or at all.

SOURCES OF SHORT-TERM FINANCING MAY BECOME UNAVAILABLE

     Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. However, the debt rating services downgraded our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and its impact on our operations. When, as a result, the issuance of commercial paper became unavailable to us, we began borrowing against our committed bank lines (a 364-day facility and a long-term facility). The accounts receivable securitization program established in March 2001 and the private placement of the outstanding notes allowed us to reduce our borrowings against the bank lines while extending the overall maturity of our outstanding debt. On December 19, 2001, we entered into a new 364-day facility and amended the long-term facility. Under our amended long-term facility, we have a $500 million committed line, of which $315 million was outstanding as of December 19, 2001. Under our new 364-day facility, we have a $250 million committed line, none of which was outstanding as of December 19, 2001. The 364-day facility is subject to termination upon a "Liquidity Event" and subject to reduction upon receipt of net cash proceeds from certain financings and sales of assets (as described in greater detail in "Description of Certain Indebtedness -- Revolving Credit Facilities" below). We expect to be able to continue to secure short-term financing, but may be forced to adjust our programs if adequate funds are not available on acceptable terms or at all. In the event that we are unable to obtain short-term financing or such financing is not available on acceptable terms, our business, results of operations and financial condition may be adversely affected.

WE ARE IMPACTED BY ENVIRONMENTAL LAWS AND REGULATIONS

     Our operations are subject to U.S. and non-U.S. environmental laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of waste materials and the cleanup of contaminated properties. We believe that our businesses are operating in compliance in all material respects with such laws and regulations, many of which provide for substantial penalties for violations, but we cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to existing or subsequently acquired operations, under either present laws and regulations or those that may be adopted or imposed in the future.

WE MAY BE ADVERSELY AFFECTED BY PRODUCT LIABILITY CLAIMS

     Currently, product liability claims are not material to our financial condition. However, we have exposure to asbestos litigation because, in the past, some of our automotive products contained asbestos. As a result, there are asbestos personal injury claims pending against us. Historically, a significant majority of the defense and indemnity costs associated with these claims has been covered by insurance in accordance with agreements with our carriers. A substantial increase in the number or size of new claims, or changes in the processing of these claims by our carriers, could adversely affect us.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS

     A substantial portion of our business is conducted outside of the United States, which exposes us to risks from changes in the political, economic and financial environments in other countries, including changes in foreign laws and regulations and in tariffs, taxes and exchange controls, and fluctuations in the exchange rates between the dollar and the currencies in which our foreign operations receive revenues and pay expenses. Significant changes in international conditions could have an adverse effect on our business, results of operations and financial condition. In addition, our consolidated financial results are denominated in dollars and require translation adjustments for purposes of reporting results from, and the financial condition of, our non-U.S. operations. Such adjustments may be significant from time to time.

RISKS RELATING TO THE NOTES

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND ALL OBLIGATIONS OF OUR SUBSIDIARIES

     The notes are our general, unsecured obligations and will not be guaranteed by any of our subsidiaries. Therefore, the notes are effectively subordinated to
(1) all of our secured indebtedness, to the extent of the value of the collateral and (2) all indebtedness and other obligations, including trade payables, of our subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

     - all secured claims against the affected entity have been fully paid; and

     - if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT COULD LIMIT OUR FLEXIBILITY

     The indenture governing the notes contains covenants with respect to us and our restricted subsidiaries that restrict, among other things:

     - the incurrence of additional indebtedness and the issuance of preferred stock;

     - the payment of dividends on, and the redemptions of, capital stock and the redemption of indebtedness that is junior in right of payment to the notes;

     - other restricted payments including, without limitation, certain investments;

     - the incurrence of liens;

     - sales of assets;

     - sale and leaseback transactions;

     - transactions with affiliates;

     - consolidations, mergers and transfers of all or substantially all of our assets; and

     - the creation of restrictions on distributions from restricted subsidiaries.

     In addition, our revolving credit facilities require us to maintain certain financial ratios and satisfy certain financial condition tests. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities.

     Our ability to comply with our covenants may be affected by events beyond our control and we cannot assure you that we will be able to meet them. A breach of any of our covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under that agreement and in a default with respect to, and acceleration of, the debt outstanding under the other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we might not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it might not be on terms acceptable to us. See "Description of Certain Indebtedness" and "Description of the Notes -- Certain Covenants."

IF WE ATTAIN INVESTMENT GRADE STATUS, WE WILL NO LONGER BE SUBJECT TO MOST OF THE COVENANTS IN THE INDENTURE GOVERNING THE NOTES

     If, at any time, the notes receive an investment grade rating from both S&P and Moody's, subject to certain additional conditions, we will no longer be subject to most of the covenants set forth in the indenture. Any covenants that cease to apply to us as a result of achieving such ratings will not be restored, even if the notes are later rated below investment grade by either or both of those rating agencies.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in the indenture), we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest. This covenant will not apply if the notes have been rated investment grade by both S&P and Moody's. If a Change of Control occurs and the covenant is then applicable, we may not have sufficient funds at that time to make the required repurchases of the notes, and, in that event, we would require third-party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In addition, a Change of Control would likely result in, and the required repurchases of the notes would result in, an event of default under our revolving credit facilities that would permit the lenders to accelerate the debt outstanding under those facilities.

YOU MAY FACE FOREIGN EXCHANGE RISKS BY INVESTING IN THE NOTES

     If you are an investor whose native currency is not the dollar or the euro, an investment in the dollar or euro notes, as the case may be, will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the denominated currency of the notes relative to your native currency because of economic, political and other factors over which we have no control. Depreciation of the dollar or euro against your native currency could cause a decrease in the effective yield of the respective notes and could result in a loss to you on a native-currency basis.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes. This prospectus is a part of that registration statement, but does not contain all of the information set forth therein. For further information about us and the exchange notes, you should refer to the registration statement.

     Dana is subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC. You can inspect and copy these reports and other materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access electronically reports, proxy and information statements and other information that we file electronically with the SEC by means of the SEC's home page on the Internet at http://www.sec.gov.

                               EXCHANGE RATE DATA

     The following table sets forth, for the periods indicated, certain exchange rates based upon the noon buying rate in New York City for cable transfers in euros for customs purposes by the Federal Reserve Bank of New York (the Noon Buying Rate). Such rates are set forth as dollars per E1.00.

                                                            YEAR ENDED       NINE MONTHS
                                                           DECEMBER 31,         ENDED
                                                          ---------------   SEPTEMBER 30,
                                                          1999(1)   2000        2001
                                                          -------   -----   -------------
Low.....................................................   1.002    0.827       0.837
High....................................................   1.181    1.034       0.954
Period end..............................................   1.007    0.939       0.910
Average rate(2).........................................   1.065    0.923       0.890

---------------

(1) The Noon Buying Rate for the euro was first quoted on January 4, 1999.

(2) The average of the Noon Buying Rate on the last business day of each month in the period indicated.


     On January 15, 2002, the Noon Buying Rate was $0.8913 = E1.00.


     We have provided the above-referenced translations solely for your convenience. We make no representation that any amount of the currencies specified above has been, or could be, converted into the applicable currency at the rates indicated or at any other rate.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include:

     - national and international economic and political conditions (including additional adverse effects from terrorism or hostilities);

     - the strength of the euro and other currencies relative to the dollar;

     - the cyclical nature of the global vehicular industry;

     - the performance of the global vehicular aftermarket sector;

     - changes in business relationships with our major customers and in the timing, size and continuation of our customers' programs;

     - the ability of our customers and suppliers to achieve their projected sales and production levels;

     - competitive pressures on our sales and pricing;

     - increases in production or material costs that cannot be recouped in product pricing;


     - our ability to complete the sale of the businesses of Dana Credit Corporation as contemplated; and



     - the success of our restructuring, cost reduction and cash management programs and of our long-term transformation strategy.


All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                                USE OF PROCEEDS

     We will receive no proceeds from the exchange of outstanding notes pursuant to this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

     Our net proceeds from the offering of the outstanding notes (after deducting the initial purchasers' discounts and commissions and offering expenses payable by us) were approximately $736 million. We applied the net proceeds to repay outstanding indebtedness under our revolving credit facilities. This indebtedness had a weighted average interest rate of 5.123% at July 31, 2001. Affiliates of the initial purchasers who are lenders under our credit facilities received a portion of the net proceeds of the offering applied as repayment of outstanding indebtedness.

                                 CAPITALIZATION

     The first table below summarizes our capitalization as of September 30, 2001, which gives effect to the issuance of the outstanding notes and the use of the proceeds from the offering. The second table presents the same information with DCC included on the equity basis. The presentation of DCC on the equity basis is not in conformity with GAAP. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the financial statements and notes appearing elsewhere in this prospectus or in the documents that we have incorporated by reference.

DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                                               (UNAUDITED)
                                                              (IN MILLIONS)
Cash and cash equivalents...................................     $  228
                                                                 ======
Notes payable, current:
  Current portion of long-term debt.........................        314
  Other.....................................................        909
                                                                 ------
     Total notes payable, current...........................      1,223
Long-term debt..............................................      3,227
Shareholders' equity........................................      2,367
                                                                 ------
     Total capitalization...................................     $6,817
                                                                 ======

DANA CORPORATION (INCLUDING DANA CREDIT CORPORATION ON THE EQUITY BASIS)

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                                               (UNAUDITED)
                                                              (IN MILLIONS)
Cash and cash equivalents...................................     $  186
                                                                 ======
Notes payable, current:
  Current portion of long-term debt.........................        230
  Other.....................................................        520
                                                                 ------
     Total notes payable, current...........................        750
Long-term debt..............................................      2,201
Shareholders' equity........................................      2,367
                                                                 ------
     Total capitalization...................................     $5,318
                                                                 ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial information for the five-year period ended December 31, 2000 was derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the nine months ended September 30, 2000 and 2001 was derived from our unaudited consolidated financial statements, which financial statements, in the opinion of management reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. You should read this information in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

                 DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                    -----------------------------------------------   ---------------
                                     1996      1997      1998      1999      2000      2000     2001
                                    -------   -------   -------   -------   -------   ------   ------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales.........................  $10,979   $11,911   $12,464   $13,159   $12,317   $9,629   $7,898
Revenue from lease financing......      151       172       173       111       143      100       87
Other income, net.................       52       319       202        83       231      208       62
                                    -------   -------   -------   -------   -------   ------   ------
     Total revenue................   11,182    12,402    12,839    13,353    12,691    9,937    8,047
Cost of sales.....................    9,158    10,067    10,449    10,964    10,599    8,161    7,006
Selling, general and
  administrative expenses.........    1,112     1,152     1,122     1,192     1,132      847      775
Restructuring and integration
  charges.........................       --       328       118       181       173      103       38
Merger expenses...................       --        --        50        --        --       --       --
Interest expense..................      203       251       280       279       323      238      239
                                    -------   -------   -------   -------   -------   ------   ------
Income (loss) before income
  taxes...........................      709       604       820       737       464      588      (11)
Estimated taxes on income.........      239       294       315       251       171      207        6
                                    -------   -------   -------   -------   -------   ------   ------
Income (loss) before minority
  interest and equity in earnings
  of affiliates...................      470       310       505       486       293      381      (17)
Minority interest.................      (33)      (22)       (8)      (13)      (13)     (12)      (6)
Equity in earnings of
  affiliates......................       14        32        37        40        54       49       23
                                    -------   -------   -------   -------   -------   ------   ------
Net income........................  $   451   $   320   $   534   $   513   $   334   $  418   $    *
                                    =======   =======   =======   =======   =======   ======   ======
NET INCOME PER COMMON SHARE
  Basic income per share..........  $  2.83   $  1.97   $  3.24   $  3.10   $  2.20   $ 2.73   $    *
  Diluted income per share........     2.81      1.94      3.20      3.08      2.18     2.71        *
Cash dividends declared and paid
  per common share................     0.98      1.04      1.14      1.24      1.24     0.93     0.93
Average shares outstanding --
  Basic...........................      160       163       165       165       152      153      148
Average shares outstanding --
  Diluted.........................      160       165       167       166       153      154      149

---------------

* Amount is less than $.5 and per share amounts are less than one-half cent.

                                                   AT DECEMBER 31,                  AT SEPTEMBER 30,
                                    ---------------------------------------------   -----------------
                                     1996     1997     1998      1999      2000      2000      2001
                                    ------   ------   -------   -------   -------   -------   -------
                                                              (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents.........  $  272   $  423   $   230   $   111   $   179   $   144   $   228
Total assets......................   8,522    9,511    10,138    11,123    11,236    11,402    10,809
Total debt........................   3,188    3,483     3,416     4,150     4,594     4,681     4,450
Deferred employee benefits........   1,048    1,020     1,064     1,068     1,076     1,052     1,126
Shareholders' equity..............   2,435    2,602     2,940     2,957     2,628     2,729     2,367

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                  YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                         ------------------------------------------   ---------------
                                          1996     1997     1998     1999     2000     2000     2001
                                         ------   ------   ------   ------   ------   ------   ------
                                                 (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
OTHER FINANCIAL DATA:
EBITDA(1)..............................  $1,289   $1,305   $1,588   $1,535   $1,310   $1,216   $  636
Depreciation and amortization..........     377      450      488      519      523      390      408
Capital expenditures...................     469      579      661      807      662      464      306
Ratio of EBITDA to interest
  expense(1)...........................     6.3x     5.2x     5.7x     5.5x     4.1x     5.1x     2.7x
Total debt to EBITDA(1)................     2.5x     2.7x     2.2x     2.7x     3.5x     3.3x     6.1x
Total debt to total
  capitalization(2)....................      57%      57%      54%      58%      64%      63%      65%
Ratio of earnings to fixed charges.....     3.9x     3.1x     3.6x     3.4x     2.3x     3.2x     1.1x

---------------

(1) EBITDA represents net income plus interest expense, estimated taxes on income, minority interest, equity in earnings of affiliates, and depreciation and amortization, and is not intended to represent an alternative to operating income or an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. While EBITDA is frequently used to analyze companies, EBITDA as presented herein is not necessarily comparable to what other companies state as "EBITDA" because of potential inconsistencies in the method of calculation.

(2) These ratios were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income from continuing operations before taxes, distributed income of affiliates accounted for on the equity method of accounting, fixed charges (excluding capitalized interest) and income of majority-owned subsidiaries with fixed charges, and "fixed charges" consist of interest on indebtedness and that portion of rental expense (one-third) which we believe to be representative of interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following is a discussion and analysis of our financial condition and results of operations for the fiscal years ended December 31, 1998, 1999 and 2000, and for the fiscal quarters and nine-month periods ended September 30, 2000 and 2001. You should read this discussion and analysis together with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     At September 30, 2001, our operations were organized into the following strategic business units:

     - Automotive Systems Group -- ASG produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market. ASG generated sales of $4.6 billion in 2000.

     - Automotive Aftermarket Group -- AAG sells primarily hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products, and a complete line of filtration products for a variety of applications. AAG generated sales of $2.9 billion in 2000.

     - Commercial Vehicle Systems -- CVS is a major supplier of heavy axles and brakes, drivetrain components, and trailer products to the medium and heavy truck markets. CVS generated sales of $1.6 billion in 2000.

     - Engine Systems Group -- ESG serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, electronic modules and sensors. ESG generated sales of $1.3 billion in 2000.

     - Fluid Systems Group -- FSG manufactures an extensive line of products for pumping, routing and thermal management of fluid systems for a wide range of applications, including passenger cars, heavy trucks, sport and leisure vehicles and off-highway applications. FSG generated sales of $1.2 billion in 2000.

     - Off-Highway Systems Group -- OHSG produces axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls for the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets. OHSG generated sales of $674 million in 2000.

     - Leasing Services -- With an asset base of $2.5 billion at the end of 2000, DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe.

     On October 17, 2001, we announced plans to pursue the sale of the businesses of DCC, which accounted for approximately $1.9 billion of Dana's assets at September 30, 2001. We also announced our intention to accelerate the restructuring of our operations, including a workforce reduction of more than 15% and the review of more than 30 facilities for consolidation or closure.


     On December 3, 2001, we announced the consolidation of our Engine Systems and Fluid Systems Groups into a new strategic business unit (the Engine and Fluid Management Group, which will provide strategic components to the light vehicle market to enhance fuel economy and power generation) and plans to integrate the axle manufacturing operations of our OHSG into our CVS unit.



     Our current estimates of the charges relating to our restructuring plans are as follows:


     - The restructuring charges are expected to total approximately $445 million after tax.


     - 34% of the charges will be non-cash, and most of the cash portion will be severance costs related to the previously announced workforce reduction.

     - 62% of the charges will be incurred in the fourth quarter of 2001, with the balance expected to be incurred in 2002.



     - 79% of the charges will be related to our North American operations.



     - 55% of the charges will be incurred by our business units primarily serving the light vehicular OE marketplace, and 25% will be incurred by AAG.


     We have faced numerous internal and external challenges in the past two years, in both the OEM and automotive aftermarket sectors, domestically and abroad.

     North American light vehicle production reached 17.2 million units in 2000, mainly on the strength of the first half of the year. By the end of 2000, OEM production schedules were 16% below those of December 1999 and dealer inventory of light vehicles was approaching a three-month supply for some models, despite severe production cutbacks by the major OEMs. In the first quarter of 2001, reductions in production schedules at Ford, General Motors and DaimlerChrysler ranged from 17% to 27% when compared to the first quarter of 2000. There was some improvement in production schedules in the second quarter of 2001, but in the third quarter the number of light vehicle production days lost through plant shutdowns again increased, to finish nearly even with the first quarter of 2001. Moreover, dealer inventory levels, especially those of light vehicles with high Dana content, continued to be a problem. Despite OEM retail incentives, sales of light vehicles declined, especially following the events of September 11, and inventories were higher at September 30 than at the end of the prior quarter. Since then, response to continued and enhanced OEM incentives has driven light vehicle sales to impressive levels, but we do not expect these sales to significantly improve OEM production schedules for the remainder of the year, since the dealers are working down their inventory. We believe that recent declines in U.S. consumer confidence measures and the effects of military actions in response to the September 11 terrorist attacks, among other factors, will continue to impact vehicle demand in 2002, and we currently expect that North American light vehicle production volume next year will be approximately
14.5 million units.

     North American heavy truck production also started 2000 at near-record volume, only to drop by 40% in the second half of the year in reaction to high retail inventory and slowing demand. As on the light vehicle side, production levels were flat in the first quarter of 2001, improved some in the second quarter, and worsened again in the third quarter, when lost production days slightly exceeded the first quarter level. In light of the current overall economic conditions, our production volume estimate for this market for 2002 is approximately 130,000 units.

     As we enter 2002, we expect to continue to face ongoing reductions in demand from our major light vehicle and heavy truck OEM customers, as they react to high dealer inventory and lower sales, as well as pricing pressures that will challenge us to reduce costs through improved capital efficiency, advanced technology and continued advancement of our global sourcing initiative.

     Nonetheless, this year's sales will include approximately $330 million from net new business and, based on our OEM customers' production estimates, we are currently projecting approximately $5.9 billion in sales from net new business in the aggregate from 2001 through 2005. We are encouraged by the new awards, especially since these sales include business not only with our traditional North American OEM customers, but also with OEMs based outside the United States.


     The automotive aftermarket has also been relatively flat in 2001. Key factors in this softness were higher fuel costs early in 2001 (which tended to reduce the portion of vehicle operating outlays expended on repairs and maintenance) and general improvement in the quality and durability of automotive parts (which means they need replacement less often). Although automotive aftermarket sales were generally relatively strong in the third quarter of 2001, our sales in this segment declined to levels experienced in the fourth quarter of 2000 and the first quarter of 2001. This was due to the continued effects of consolidation within our customer base (which resulted in excess inventory at certain customers), improvements by our customers in the management of the supply chain (which reduced the level of inventory necessary to meet retail demand), and a shift by the retailers of a portion of their inventory requirements to the manufacturers (which reduced the retailers' inventory needs far more rapidly than actual inventory was reduced). We believe that the excess inventory will be eliminated over the next several quarters and that our aftermarket sales will generally remain flat during that period.

RESULTS OF OPERATIONS (THIRD QUARTER 2001 VERSUS THIRD QUARTER 2000)

     Our worldwide sales decreased $466 million in the third quarter of 2001 to $2,399 million, a 16% decline from the third quarter of 2000. The net effect of acquisitions, divestitures and price changes was minimal. Our U.S. sales dropped $360 million or 18% versus the third quarter of 2000. Excluding the net effect of acquisitions and divestitures, U.S. sales declined $331 million or 16%.

     Overall sales outside the U.S. fared better, slipping only $106 million or 10% compared to the third quarter last year. The decline was $122 million or 12% excluding the net effect of acquisitions and divestitures. Nearly half of this decline resulted from the strengthening of the U.S. dollar relative to foreign currencies since the third quarter of 2000. The currencies accounting for the largest components of the approximately $56 million adverse impact were the Brazilian real ($29 million), the euro ($7 million), the Australian dollar ($6 million), the Canadian dollar ($6 million) and the British pound ($2 million).

     Sales by region for the third quarter are shown in the following table.

                                                                       % CHANGE EXCLUDING
                                                                        ACQUISITIONS AND
                                          2000      2001    % CHANGE      DIVESTITURES
                                          ----     ------   --------   ------------------
                                           (IN MILLIONS)
North America...........................  $2,165   $1,787     (17)            (16)
Europe..................................     441      380     (14)            (12)
South America...........................     158      154      (3)            (22)
Asia/Pacific............................     101       78     (23)            (19)

     Sales in North America decreased $378 million or 17% in the third quarter of 2001. Excluding the effect of divestitures, the decline was $350 million or 16%. As noted above, the relative weakness of the Canadian dollar accounted for $6 million of the reduction. European sales were down less than 12% in local currency but conversion to U.S. dollars pared another $10 million for a total decline of $61 million or 14% including $9 million from divestitures. South American sales were down $4 million as $32 million of adverse currency effects offset the $31 million added through acquisitions. Sales in Asia/Pacific were down 10% in local currency and, similar to the other regions, were affected by the weakening of local currencies relative to the U.S. dollar as adverse currency effects totaled more than $8 million. The effect of divestitures was a $4 million sales decrease, with no acquisition impact.

     Sales by SBU for the third quarter are shown in the following table.

                                                                       % CHANGE EXCLUDING
                                                                        ACQUISITIONS AND
                                             2000    2001   % CHANGE      DIVESTITURES
                                            ------   ----   --------   ------------------
                                            (IN MILLIONS)
ASG.......................................  $1,062   $831     (22)            (24)
AAG.......................................     681    639      (6)             (4)
CVS.......................................     346    259     (25)            (21)
ESG.......................................     321    273     (15)            (13)
FSG.......................................     266    237     (11)            (11)
OHSG......................................     178    141     (21)            (21)
Other.....................................      11     19      73              16

     The "Other" category in the chart represents closed and sold facilities or locations where the operating responsibility has not been assigned to a specific SBU.

     ASG, which manufactures axles, driveshafts, structural components, modules and chassis systems, experienced a sales decline of $231 million or 22% in the third quarter. The North American region accounted for $191 million of this shortfall. After a slight build rate increase in the North American light vehicle and heavy truck markets in the second quarter of 2001, third quarter production fell back to the previous declining trend. The aftermath of the September 11 terrorist attacks accounted for some of the production decline as Ford, our largest customer, announced production cutbacks of 110,000 to 120,000 units for the last two weeks of September. Compared to last year's third quarter, North American light vehicle production was down 12%. ASG experienced a $183 million drop in North America when compared to its second quarter 2001 sales total. The disruptions to production schedules of our OE customers, which had declined somewhat in the second quarter, became a significant issue again in the third quarter. After September 11, increased security at international border crossings resulted in shipping delays that were responsible for creating parts shortages that further impacted production. Incentives helped boost light vehicle sales but the demand was generally met by existing dealer inventories, which remain high for certain models with high Dana content. ASG reported an aggregate sales decrease of $40 million in the other regions. Sales in Europe were down $18 million, mostly from a decline in volume as the adverse effect of weaker currencies was minimal. Sales in South America in the third quarter of 2001 were $5 million below those in the same period of the prior year, as sales gained via acquisitions were more than offset by $11 million in organic declines and $14 million from the effect of weaker currencies, especially the Brazilian real. Modular sales in Asia/Pacific experienced an organic decline of $9 million, which was nearly matched by the $8 million negative impact of foreign currency fluctuations, with no impact from acquisitions or divestitures.

     AAG, which is primarily responsible for the distribution side of our automotive business, experienced a year-over-year sales decline of $42 million or 6% in the third quarter of 2001. After showing improvement in the second quarter of 2001 on a sequential basis, AAG's sales declined again to within 1% of the sales reported in the final quarter of 2000 and the initial quarter of the current year. Sales in North America, which represents more than three-fourths of AAG's market, were down $31 million or 5% when compared to the same period in 2000. Divestitures accounted for $16 million of the decline. Sales in Europe declined $3 million due to $1 million in adverse currency effects and a $2 million decline in organic sales related to softness in the market. Sales in South America declined by $2 million overall as a $2 million local currency increase and $3 million of acquisition impact were more than offset by adverse currency impacts of $7 million.

     CVS sells heavy axles and brakes, drivetrain components, trailer products and heavy systems modular assemblies; its power take-off operations were divested in July 2001. The decline in its third quarter 2001 sales of $86 million or 25% as compared to the third quarter of 2000 was due to the fact that North America represents nearly 95% of the CVS market and medium and heavy-duty vehicle production in North America declined significantly compared to the prior year. Aggregate sales for the other three regions declined $8 million or 37% in a year-on-year comparison with no impact from divestitures. Total CVS sales for the third quarter of 2001 declined 13% from the previous quarter, the second quarter of decline after increasing 11% in the first quarter of 2001 when compared to the fourth quarter of 2000.

     ESG sells gaskets and other sealing products and engine parts, such as piston rings, bearings, liners and camshafts. This SBU experienced a sales decrease of $49 million or 15% in the third quarter of 2001 versus the comparable period in 2000. Sales followed the overall markets in North America, down $23 million or 12% with reductions in the automotive, commercial vehicle and aftermarket sectors. Sales in Europe were down $25 million or 21% due to organic declines of $13 million, divestitures of $9 million and adverse currency effects of $3 million. Sales were flat in South America with acquisitions and organic growth offsetting adverse currency effects of $3 million.

     FSG, which manufactures an extensive line of rubber hose, fluid products and fluid management systems, reported the smallest decline in third quarter 2001 sales of any SBU with a $29 million or 11% decrease when compared to the third quarter of 2000. Sales here have been nearly flat since the third quarter of last year, which was the last quarter with a notable decline. FSG benefited from having content on models that avoided until recently the severe OE customer production cuts that have affected most of the other SBUs. Currency impact for the quarter was a negative $8 million. In Europe, currency losses of $1 million partially offset an $8 million sales gain in local currency. FSG sales in the South American and Asia/Pacific regions continued to be insignificant.

     OHSG, which sells off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls, finished the third quarter of 2001 with sales down $36 million or 21% versus 2000, with no impact from acquisitions or divestitures. Adverse currency impact accounted for $4 million, and organic sales declined $20 million in North America and $14 million in Europe. Sales declined 12% in North America and 16% in Europe when compared to the second quarter of 2001. Overall markets were depressed in North America while the agricultural market in Europe continued efforts to recover from the impact of livestock diseases.

     Revenue from lease financing and other income increased $48 million in the third quarter of 2001 due primarily to non-recurring gains related to the sales of our industrial polymer bearings businesses and our Chelsea power take-off operations. Lease financing income in 2001 was flat versus 2000.

     Gross margin for the third quarter of 2001 was 10.4% versus 13.4% in 2000. Margins in all our SBUs were adversely affected as the declines in production reduced our ability to absorb certain fixed operating expenses.

     Selling, general and administrative expenses for the quarter decreased $34 million compared to the same period in 2000. Approximately $25 million of this decrease was in North America while $5 million was due to currency movements.

     Operating margin for the third quarter of 2001 was 0.3% compared to 3.8% in 2000 for the above reasons.

     Interest expense for the third quarter of 2001 was $6 million lower than the comparable period last year, the combined effect of a slightly lower average debt level and lower interest rates.

     Neither the effective tax rate nor the comparison of the effective tax rates for the third quarters of 2001 and 2000 is meaningful due to the low level of pre-tax earnings. The rate is impacted by a number of permanent differences between financial accounting rules and related tax regulations, the impact of which is magnified due to the reduced level of the pre-tax amounts in both years. In addition, the realization of pre-tax profits in countries with higher statutory rates and losses in other countries where benefits are not available impacted the effective rate.

     Equity in earnings of affiliates was $7 million lower in 2001. The most significant reduction occurred in Mexico. Declines in Brazil were more than offset by an increase in Europe, which benefited from our new investment in GETRAG. Earnings from DCC's equity investments were also slightly lower.

     We reported net income of $13 million in the third quarter of 2001, the net result of an $8 million operating loss and $21 million of net non-recurring income. Non-recurring items included $30 million of gains on divestitures and $9 million of charges related to our restructuring activities. In the third quarter of 2000 we reported earnings of $29 million, consisting of $61 million of operating income and $32 million of net non-recurring expense.

RESULTS OF OPERATIONS (NINE MONTHS 2001 VERSUS NINE MONTHS 2000)

     Our worldwide sales decreased $1,731 million in the first three quarters of 2001 to $7,898 million, an 18% decline from the first three quarters of 2000. Excluding the net effect of acquisitions and divestitures, sales decreased $1,638 million or 17% during the period with price changes having a minimal effect. Our U.S. sales dropped $1,442 million or 21% versus the prior year. Excluding the net effect of acquisitions and divestitures, U.S. sales declined $1,318 million or 19%.

     Overall sales outside the U.S. fared better, slipping only $289 million or 9% compared to last year. The decline was $320 million or 10% excluding the net effect of acquisitions and divestitures. Most of this decline resulted from the strengthening of the U.S. dollar relative to foreign currencies since September of 2000. The currencies accounting for the largest components of the approximately $202 million adverse impact were the Brazilian real ($63 million), the euro ($52 million), the Canadian dollar ($24 million), the Australian dollar ($22 million) and the British pound ($21 million).

     Sales by region for the first nine months were as follows:

                                                                       % CHANGE EXCLUDING
                                                                        ACQUISITIONS AND
                                           2000     2001    % CHANGE      DIVESTITURES
                                          ------   ------   --------   ------------------
                                           (IN MILLIONS)
North America...........................  $7,435   $5,935       (20)          (19)
Europe..................................   1,504    1,308       (13)          (12)
South America...........................     427      414        (3)          (13)
Asia/Pacific............................     263      241        (8)          (11)

     Sales in North America decreased $1,500 million or 20% for the period. Excluding the effect of divestitures, the decline was $1,376 million or 19%. As noted above, the relative weakness of the Canadian dollar accounted for $24 million of the reduction in sales. European sales were down less than 8% in local currency but conversion to U.S. dollars pared another $77 million for a total decline of $196 million or 13%. Divestitures exceeded acquisitions by $14 million. South American sales improved 3% in local currencies and net acquisitions added $40 million, but sales were down $13 million or 3% after absorbing $72 million of adverse currency effects. Sales in Asia/Pacific were down $22 million as $31 million of adverse currency impact was partially offset by a $6 million net effect of acquisitions and divestitures.

     Sales by SBU for the first nine months are shown in the following table:

                                                                       % CHANGE EXCLUDING
                                                                        ACQUISITIONS AND
                                           2000     2001    % CHANGE      DIVESTITURES
                                          ------   ------   --------   ------------------
                                           (IN MILLIONS)
ASG.....................................  $3,501   $2,824       (19)          (21)
AAG.....................................   2,134    1,950        (9)           (7)
CVS.....................................   1,312      878       (33)          (30)
ESG.....................................   1,070      911       (15)          (14)
FSG.....................................     894      800       (11)          (10)
OHSG....................................     627      484       (23)          (21)
Other...................................      91       51       (44)           12

     ASG incurred a sales decline of $677 million or 19% in the first three quarters of 2001. The North American region experienced $630 million of this shortfall. In 2000, North American light vehicle and heavy truck manufacturers were producing near record levels during the first half of the year. Heavy truck production began to show signs of slowing by the end of the second quarter of 2000, a trend which worsened significantly in the second half of the year. The light vehicle manufacturers began a similar slide in the third quarter of 2000 that also worsened in the fourth quarter. Sales in both markets were generally flat in the first quarter of 2001 when compared to the fourth quarter of last year, but demand was sporadic and margins were adversely affected by the high volume of production shifts cancelled by our OE customers. The production schedules improved in the second quarter of 2001 in terms of volume but still displayed some of the irregularities of the first quarter. In the third quarter, the number of production shifts cancelled by our OE customers was nearly identical to what we experienced in the first quarter of 2001, as our customers countered excess dealer inventories with incentives and reduced production. SUVs and light trucks overall maintained their 50% share of the light vehicle market, but Ford and Chrysler vehicles in general and certain models with high Dana content in particular have declined more than the light vehicle market overall in the current year. The other regions reported an aggregate sales decrease of $48 million. Sales in Europe were down $36 million as an adverse currency impact of $20 million and $28 million of organic declines more than offset acquisition benefits of $12 million. Sales in South America were $11 million below the same period in the prior year, as the $8 million of organic decline and $33 million of adverse effects of weaker currencies more than offset the net acquisition impact of $29 million. Modular sales in Asia/Pacific were flat with currency declines of $25 million offsetting acquisition impact of $21 million and modest organic growth.

     AAG also experienced a decline in sales for the first three quarters of 2001. Sales in North America, which represents more than three-fourths of its global market, were down $145 million or 8%. The reported improvement in the domestic aftermarket followed the pattern in our other markets, as retailers generally met the higher demand with existing inventory. Divestitures also contributed $34 million to the decline. Sales in Europe declined $25 million due to $9 million in adverse currency effects and a $16 million decline in organic sales. Sales in South America were down $2 million as a $16 million currency decrease was partially offset by local growth of $11 million and $3 million of acquisition impact. Divestitures accounted for $11 million of the $13 million sales decline reported in Asia/Pacific.

     CVS experienced a year-on-year decline in sales in the first nine months of 2001 of $434 million or 33% for the reasons cited in the discussion of ASG above. The decline in CVS sales included $45 million of divestiture impact, $42 million of which was in North America. Excluding this effect, sales in North America for the period were 30% below those of the first three quarters of 2000. Aggregate sales for the other three regions declined $25 million or 35% in a year-on-year comparison with $6 million due to divestitures and adverse currency effects.

     ESG realized a sales decrease of $159 million or 15% in the first nine months of 2001 versus the same period of 2000. Sales in North America were down $99 million or 16% as the automotive, commercial vehicle and aftermarket sectors all trailed prior year volume. Sales in Europe were down $57 million or 14% with adverse currency effects of $20 million playing a significant role. Sales were generally flat in South America before adverse currency effects of $6 million and a net acquisition impact of $2 million.

     FSG reported the lowest drop in sales of any SBU with a $94 million or 11% decrease. FSG benefited from having content on models that avoided the severe OE customer production cuts that have affected most of the other SBUs. Currency impact for the period was a negative $25 million. In Europe, currency losses of $8 million partially offset a $16 million sales gain in local currency. FSG sales in the South American and Asia/Pacific regions were insignificant and uncharged from the prior year, with organic growth of $8 million in South America offset by adverse currency impact.

     OHSG finished the period down $143 million or 23% in sales versus 2000, with $9 million resulting from divestitures. Currency impact accounted for $20 million, and organic sales declined $81 million in North America, where overall markets were weak, and $37 million in Europe, where the construction market softened and agriculture remained weak.

     Sales in "Other" decreased $40 million or 44% compared to 2000 reflecting the sale of most of the Warner Electric businesses at the end of February 2000.

     Revenue from lease financing and other income decreased $159 million in the first three quarters of 2001 when compared to the same period in 2000. In 2001, other income included a $50 million gain on the divestiture of our Chelsea power take-off business and of our industrial bearings businesses. Also included in 2001 was a $35 million loss on the sales of our Mr. Gasket subsidiary, our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri FSG operations. Included in the total for 2000 was $179 million of gains on the divestitures of the Gresen hydraulics business, certain portions of our constant velocity joint business, most of the global Warner Electric businesses and the Commercial Vehicle Cab Systems Group. In addition, a $10 million net charge related to final settlement of the Midland Grau divestiture was recorded in the third quarter of 2000, bringing to $169 million the amount of net non-recurring income included in other income. Lease financing income in 2001 decreased approximately $12 million versus the total for the first nine months of 2000.

     Gross margin through September of 2001 was 11.3% versus 15.2% in 2000. Margins in all our SBUs were severely affected as the decline in volume reduced our ability to absorb certain fixed operating expenses.

     Selling, general and administrative expenses decreased $72 million during the first nine months of 2001 compared to the same period last year. The net effect of divestitures accounted for $19 million of this change, and currency exchange caused another $18 million of the decline. The largest changes occurred in Europe where currency fluctuations caused $8 million of the $18 million non-divestiture related decrease. Most of the remaining decrease was from the North American region where our operating units scaled their capacity in reaction to severely reduced customer production schedules in the light truck and commercial vehicle markets.

     Operating margin for the period was 1.5% compared to 6.4% in 2000 for the above reasons.

     Interest expense was $1 million higher as the impact of higher debt was generally offset by reduced interest rates.

     Neither the effective tax rate nor the comparison of the effective tax rates for the nine months ended September 2001 and 2000 is meaningful due to the low level of pre-tax earnings. As noted in the discussion of the quarterly results of operations, the impact of permanent differences between financial accounting rules and tax regulations is magnified due to the reduced level of the pre-tax amounts in both years.

     Equity in earnings of affiliates through September 2001 was $26 million lower than in the first nine months of 2000. The reduction in earnings in Mexico and Venezuela more than offset the inclusion of earnings related to our investment in GETRAG and a $4 million increase in earnings from DCC's equity investments.

     For the first nine months of 2001, operating income was fully offset by the $19 million of net non-recurring items. We reported net income of $418 million for the same period in 2000, which included $43 million of net non-recurring income related to the divestitures and restructuring activities.

RESULTS OF OPERATIONS (2000 VERSUS 1999)

     Our worldwide sales were $12,317 million in 2000, a 6% or $842 million decline from the $13,159 million recorded in 1999. The divestitures completed in the first quarter of 2000 were a significant factor. Net of the effect of acquisitions, these divestitures accounted for a $410 million reduction in sales for the year. Currency fluctuations accounted for an additional $279 million decline in sales.

     Sales by region for 1999 and 2000 are presented in the following table:

                                                                            CHANGE
                                                                    -----------------------
                                                  1999      2000       AMOUNT       PERCENT
                                                 -------   ------   -------------   -------
                                                  (IN MILLIONS)     (IN MILLIONS)
North America..................................  $10,308   $9,449       $(859)       (8.3)%
Europe.........................................    2,051    1,947        (104)       (5.1)%
South America..................................      549      563          14         2.6%
Asia/Pacific...................................      251      358         107        42.6%

     U.S. sales were $8,552 million, a 9% or $861 million decline from the 1999 level, with divestitures net of acquisitions accounting for $408 million of the decrease. Exports from the U.S. declined from $939 million in 1999 to $832 million in 2000.

     Overall sales outside the United States increased $20 million despite the $279 million adverse impact of further strengthening of the dollar. Sales for our operations in Canada and Mexico were flat after considering a $4 million benefit from currency changes; acquisitions and divestitures were not a factor in those countries. Sales in Europe benefited from a net $65 million increase related to acquisitions net of divestitures and organic growth added another $79 million. These positive effects were more than offset by $247 million of adverse currency impact as the dollar equivalent of sales denominated in euros and pounds declined $207 million and $32 million, respectively, due to weakness in those currencies. In South America, where currency weakness resulted in an $11 million sales decline, the effect of divestitures net of acquisitions was a $66 million drop in sales. Continuing recovery in the region was evident however in the $90 million of organic growth. Organic growth in Asia/Pacific sales totaled $133 million, more than offsetting the $25 million of adverse currency effects. Sales due to acquisitions equaled those lost by way of divestitures.

     We realigned certain businesses within our SBU structure in 2000. The most significant change was shifting our fluid handling products operations from ESG to FSG. Our segment information was restated to reflect these changes.

     Sales by SBU for 1999 and 2000 are presented in the following table. We do not consider our leasing service revenues to be sales. The "Other" category in the table represents facilities that have been closed or sold and operations not assigned to a specific SBU.

                                                                            CHANGE
                                                                    -----------------------
                                                   1999     2000       AMOUNT       PERCENT
                                                  ------   ------   -------------   -------
                                                   (IN MILLIONS)    (IN MILLIONS)
ASG.............................................  $4,461   $4,634       $173           3.9%
AAG.............................................   3,039    2,850       (189)         (6.2)%
CVS.............................................   1,904    1,598       (306)        (16.1)%
ESG.............................................   1,318    1,293        (25)         (1.9)%
FSG.............................................   1,238    1,163        (75)         (6.1)%
OHSG............................................     812      674       (138)        (17.0)%
Other...........................................     387      105       (282)        (72.9)%

     ASG's sales in North America decreased $106 million or 3% in 2000 as a result of light vehicle and heavy truck OEM production cuts intended to reduce dealer inventory. Light vehicle production in North America started the year near all-time record levels but declined in the second half of 2000 to end at
17.2 million units. SUVs and light trucks displayed a similar trend line while maintaining their share of overall production. While sales appeared flat in South America, internal growth in Brazil across all the ASG product lines was slightly more than the combined negative effect of currency ($8 million) and net divestitures ($55 million). Sales in Europe benefited from our acquisition of the GKN driveshaft business early in 2000, which added sales of $142 million, but gave back $75 million to currency effects. ASG's internal growth of nearly $40 million resulted from improvement in both driveshaft and axle sales, the latter improving 32% in Austria. The acquisition of the automotive axle manufacturing and stamping business of Invensys plc added $34 million of sales in Asia/Pacific, more than offsetting the $22 million adverse currency effect and complementing the $141 million of organic growth resulting mainly from new modular systems business.

     AAG ended 2000 with a $189 million decrease in sales, of which nearly $44 million related to the late 1999 divestiture of Sierra International Inc., a manufacturer and distributor of marine and power equipment, engine, drive and hose products. Inefficiencies in consolidating parts of its warehousing operations and softness in the North American automotive aftermarket were key factors in the $85 million sales decline at AAG's operating units in this region. Sales in Europe were marginally higher than in 1999 but the region lost $40 million to currency movements. Modest sales improvement in South America was offset by decreases in Asia/Pacific. There were no acquisitions or divestitures in either region and currency effects were minimal.

     CVS continued its success of 1999 during the first half of 2000, growing sales 4% after excluding the effects of two divestitures in the first quarter of 2000. However, early in the second half of 2000, heavy truck manufacturers sharply reduced production in response to falling demand and excess inventory. CVS' sales fell by one-third in the second half and finished the full year $306 million below 1999 results. The divestiture impact for the full year was $106 million and currency losses pared another $9 million, leaving $190 million of organic sales reductions.

     ESG achieved $31 million of organic growth with $23 million emanating from Europe and $8 million from South America. Similar to the European operations of our other SBUs, those of ESG lost $56 million in converting their local sales to dollars. ESG sales in North America edged up $5 million or 1% in 2000.

     FSG's sales declined $75 million in 2000 as North America lost $51 million in its ongoing operations and another $6 million due to a divestiture. Operations in Europe incurred currency losses of $17 million to account for most of their $19 million sales decline. Sales in South America were even with the prior year.

     OHSG's sales fell $138 million overall as the divestiture of the Gresen Hydraulics business in January 2000 resulted in a $97 million decline in sales and adverse currency impacts accounted for another $49 million. Organic growth was a modest $8 million. North American sales declined $93 million with $86 million attributable to the Gresen divestiture. In Europe, sales were $41 million lower as weakness in the euro had a

$49 million adverse effect. South American sales were down $4 million as $7 million of organic growth was negated by $11 million lost through the Gresen divestiture.

     Revenue from lease financing increased $32 million or 29% in 2000 on a $15 million increase in direct finance lease income and increases of $9 million each in interest income and income from property rentals recognized by DCC.

     "Other" income increased $148 million in 2000, primarily the result of a $156 million increase in gains on divestitures that was partially offset by a $9 million decrease in interest income (exclusive of DCC's interest income which is included in lease financing revenue).

     Gross margin in 2000 was 13.9%, well below the 16.7% reported in 1999. Results in all regions reflected lower gross margins, but the declines were most severe in North America and Asia/Pacific. In North America, ASG and CVS were both affected by producing above optimum capacity in the first half of the year. In the second half, these units were impacted by erratic demand from their major customers and generally fell well below efficient production levels. AAG margins were impacted by softness in the automotive aftermarket. In Asia/Pacific, ASG margins were affected by startup costs related to our new modular business in Australia. We incurred $17 million in 2000 in connection with discontinuing certain lines of business and $57 million in 1999 related to impairment and other rationalization adjustments and charged these amounts to cost of sales. Gross margins excluding these items would have been 14.1% in 2000 and 17.1% in 1999.

     Selling, general and administrative expenses decreased $60 million in 2000, slightly exceeding the $56 million attributed to the net effect of divestitures and acquisitions. DCC increased its general and administrative expenses by $9 million with higher depreciation on leased assets and expenses related to a real estate investment being the largest components. SG&A as a percentage of sales was 9.2% in 2000 and 9.1% in 1999.

     Interest expense rose $44 million or nearly 16% in 2000 as overall debt increased by almost 11%. Average short-term borrowings rose $452 million to $1,614 million and the average interest rate increased from 5.4% to 6.6%.

     Our effective tax rate was 36.8% in 2000. We benefited from tax credits generated by our leasing operations and from relatively low state and local tax rates.

     Minority interest was unchanged in 2000. The minority interest in the gain recognized by Albarus S.A on the sale of its interest in one of its affiliates was generally offset by the absence of the minority interest's participation in operating earnings.

     We recorded $54 million of equity in the earnings of our affiliates in 2000. Increased earnings at our affiliate in Mexico and expansion of the portion of leasing revenue earned on DCC's equity investments more than offset the $27 million loss recorded in the fourth quarter at our then 49%-owned affiliate in Venezuela.

     Net income was $334 million in 2000 versus $513 million reported in 1999. Comparisons are made difficult by non-recurring items recorded in both years. In 1999, we recorded $165 million of non-recurring charges net of the gain recorded in AAG on the sale of Sierra. In 2000, we recorded $43 million of non-recurring charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $377 million in 2000 and $678 million in 1999.

     Non-recurring items in 2000 included net charges of $47 million in ASG, $39 million in AAG, $33 million in ESG and $4 million in FSG and net credits of $27 million in CVS and $16 million in OHSG; a net gain of $37 million was reflected in the "Other" category. In 1999, non-recurring charges were $59 million in ASG, $41 million in AAG, $3 million in CVS, $31 million in ESG, $3 million in FSG, $1 million in OHSG and $27 million in "Other."

RESULTS OF OPERATIONS (1999 VERSUS 1998)

     Our worldwide sales increased by $695 million in 1999 to $13,159 million, nearly 6% above the record level of 1998. Organic growth accounted for $359 million or 3% while acquisitions, net of divestitures, added

$336 million. U.S. sales increased $629 million or 7% with $122 million attributable to acquisitions net of divestitures. Exports increased 24% to $939 million despite the increasing strength of the dollar.

     Sales by region for 1998 and 1999 are presented in the following table:

                                                                            CHANGE
                                                                    -----------------------
                                                  1998     1999        AMOUNT       PERCENT
                                                 ------   -------   -------------   -------
                                                  (IN MILLIONS)     (IN MILLIONS)
North America..................................  $9,657   $10,308       $651           6.7%
Europe.........................................   1,844     2,051        207          11.2%
South America..................................     779       549       (230)        (29.5)%
Asia/Pacific...................................     184       251         67          36.4%

     Overall sales outside of the U.S. increased 2% in 1999, but declined 4% when excluding the net effect of acquisitions and divestitures. The increased strength of the dollar had an adverse impact on sales in all regions except Asia/Pacific. Mexico and Canada incurred a $24 million negative currency effect on a combined basis. Europe, which experienced an 11% net increase, benefited by $194 million from net acquisitions but gave back $47 million in negative currency impact. South America, struggling to recover from economic downturns in Brazil and Argentina, incurred a $230 million or 30% decrease in sales. The devaluation of the Brazilian real accounted for nearly all of the $240 million in sales lost to currency effects in this region. Asia/Pacific increased sales by $67 million or 36% with currency changes contributing a $5 million increase.

     Sales for 1998 and 1999 by SBU are presented in the table below. The amounts are presented consistent with the 2000 segment information.

                                                                            CHANGE
                                                                    -----------------------
                                                   1998     1999       AMOUNT       PERCENT
                                                  ------   ------   -------------   -------
                                                   (IN MILLIONS)    (IN MILLIONS)
ASG.............................................  $4,180   $4,461       $281           6.7%
AAG.............................................   2,888    3,039        151           5.2%
CVS.............................................   1,746    1,904        158           9.0%
ESG.............................................     978    1,318        340          34.8%
FSG.............................................   1,193    1,238         45           3.8%
OHSG............................................     888      812        (76)         (8.6)%
Other...........................................     591      387       (204)        (34.5)%

     The popularity of SUVs and light trucks continued to push ASG sales to higher levels. Axle sales experienced most of the growth in this SBU. Driveshaft sales were up slightly less than 3% and structural product sales were relatively flat. Sales growth was most significant in North America where sales increased $354 million. Asia/Pacific experienced a 74% increase and South America was down 36% for the year.

     The December 1998 acquisition of AE Clevite, a distributor of camshafts, valves and engine components, helped AAG grow its North American sales by $131 million in 1999. Our filtration operation in the United Kingdom, acquired early in 1999, helped Europe register a 7% increase over 1998. Sales were down 4% in South America and 2% in Asia/Pacific.

     CVS continued to benefit from high build rates in medium to heavy trucks (class 5 through 8) in the United States. Heavy axle and brake operations led the way to a 12% sales increase in North America where nearly 94% of CVS' sales occur. Sales were flat in Asia/Pacific, down 13% in Europe and down nearly 50% in South America.

     The acquisition of Glacier Vandervell in December 1998 increased ESG's sales in 1999. The manufacturer of engine bearings helped ESG increase sales 22% in North America and 82% in Europe. Sales of the other engine and sealing products were generally flat for the year.

     FSG transacted more than 80% of its business in North America, where strength in coolant systems carried it to a 4% sales increase in 1999. Sales increased 13% in Europe but declined 26% in South America.

     OHSG had a challenging year in 1999. Sales decreased 10% in North America and 6% in Europe as the depressed agricultural market limited demand for off-highway axles, power-shift transmissions, hydraulic pumps and auxiliary equipment.

     Revenue from lease financing decreased 36% in 1999 due to the sale of DCC's Technology Leasing Group portfolio in December 1998. "Other" income in 1998 included a gain of $126 million on this divestiture and $27 million from the settlement of a lawsuit.

     Our gross margin was 16.7% in 1999 compared to 16.2% in 1998. Cost of sales in 1999 was increased by a charge of $57 million related to impairment and other rationalization adjustments. In 1998 we charged $20 million of inventory adjustments to cost of sales. Excluding these non-recurring items, the gross margins would have been 17.1% in 1999 and 16.3% in 1998.

     Selling, general and administrative expenses increased only $70 million in 1999 despite $83 million of expenses at newly acquired businesses. SG&A at our manufacturing and distribution businesses (including newly acquired businesses) increased $76 million. DCC realized net savings of $8 million with the reduction resulting from the December 1998 sale of its Technology Leasing Group portfolio being partially offset by expenses related to development of a new lease administration system. On a regional basis, North America increased $25 million with all of it attributable to the net effect of acquisitions and divestitures. Europe increased by $78 million including a net acquisition/divestiture impact of $42 million. Currency devaluation in South America caused SG&A to decline by nearly $28 million.

     Operating income, which excludes restructuring and integration charges and the 1998 Echlin Inc. merger expenses, increased by $110 million in 1999. Acquisitions, net of divestitures, added $31 million and DCC contributed $8 million. The vast majority of the improvement was based in North America, as Europe improved a modest $7 million and South America decreased $14 million. Excluding the non-recurring items charged to cost of sales, operating margin would have increased from 7.3% in 1998 to 8.1% in 1999.

     Interest expense was virtually unchanged in 1999. DCC lowered its borrowing costs following the divestiture of its small-ticket leasing operation but the manufacturing operations incurred greater interest charges due to a higher debt level.

     Our effective tax rate improved from 39% to 34% in 1999. State tax incentives played a significant role in the change as did general business credits realized by our leasing operations. Nondeductible merger expenses adversely affected the 1998 rate.

     Minority interest increased by $5 million due to the minority interest acquired as part of the Glacier Vandervell acquisition and earnings improvement at Automotive Motion Technology Limited prior to our acquiring the remaining shares of that subsidiary.

     Equity in earnings of affiliates rose $3 million or 8%, including a $16 million decline in our Venezuelan affiliate, a $13 million increase in our Mexican affiliates and a $7 million increase related to our leasing partnerships.

     Net income for 1999 was $513 million, slipping 4% from the $534 million we earned in 1998. Both years included non-recurring items that make it difficult to compare these results. In 1998 we recorded $57 million of non-recurring charges net of gains on divestitures and the settlement of a patent infringement case. In 1999, we recorded $165 million of non-recurring charges net of the gain on the sale of Sierra. With these items excluded from both years, our earnings would have increased $87 million or 15% to $678 million.

     The SBUs affected by the 1999 adjustments were ASG $59 million, AAG $41 million, ESG $31 million, CVS $3 million, FSG $3 million, OHSG $1 million and "Other" $27 million. In 1998, adverse adjustments were recorded by AAG $45 million, ESG $17 million, OHSG $1 million and "Other" $50 million. DCC recorded a gain of $56 million.

LIQUIDITY AND CAPITAL RESOURCES

     Operating activities in the first nine months of 2001 generated $390 million of positive cash flow, a $35 million reduction from the same period in 2000. The decline in net income, after excluding the divestiture gains in both years, adversely affected the comparison by $318 million. Our focus on reducing working capital helped limit the increase in working capital over the first nine months of 2001 to $79 million. This result was achieved despite the repayment of approximately $100 million financed by a sale of accounts receivable at the end of 2000 and payment of $104 million representing the final installment of the purchase price of our investment in GETRAG Cie. In the first nine months of 2000, working capital increased $223 million with changes in accounts receivable and accounts payable as the primary elements. Depreciation and amortization increased $18 million in the first nine months of 2001.

                           CASH FLOWS FROM OPERATIONS

                                                                  FOR THE
                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                               -------------
                                                               (IN MILLIONS)
1999........................................................       $302
2000........................................................        425
2001........................................................        390

     Capital expenditures in the first nine months of 2001 were $306 million, representing a $158 million reduction over the same period of 2000. We will further limit capital spending in conjunction with our new cash conservation and restructuring initiatives announced in October 2001. Capital spending will be used almost exclusively to support new business in the near term, and our estimate for all of 2001 is $400 million.

                              CAPITAL EXPENDITURES

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                              ------------   -------------
                                                                     (IN MILLIONS)
1999........................................................      $807           $562
2000........................................................       662            464
2001........................................................       400*           306

---------------

* Estimated

     Investing activities provided cash of $39 million in the first nine months of 2001 versus an outflow of $417 million during the same period in 2000. Divestiture proceeds were a significant element in the third quarter, as the closing of two divestitures increased our total proceeds through the first nine months of 2001 by $206 million. In the first three quarters of 2000, we realized $562 million of proceeds from divestitures and spent $279 on acquisitions. DCC continued to maintain its portfolio of leases and loans in 2001, providing net cash receipts of $7 million through the first nine months; these activities used cash of $263 million in the comparable period in 2000.

     In March 2001, we established a $400 million accounts receivable securitization program. The initial proceeds were used to reduce debt, including amounts outstanding under our revolving credit facilities. At September 30, 2001, borrowings of $320 million were outstanding under the program. The amounts outstanding under the program are reflected as short-term borrowings in the consolidated financial statements. In August 2001, we completed the private placement of $575 million and E200 million of 10-year unsecured senior notes. We used the proceeds from these notes, along with a portion of the divestiture proceeds, to further reduce borrowings under Dana's revolving credit facilities and satisfy maturities of existing long-term debt.

     Our September 2001 year-to-date cash flows related to financing activities included a $642 million reduction of net short-term borrowings and a net increase in long-term debt of $413 million. This activity was partially offset on our balance sheet by the consolidation of approximately $90 million of debt in the second quarter in connection with our purchase of the remaining 51% interest in Danaven, a Venezuelan operation in which we previously held a minority position. The $139 million of dividends paid in the first nine months of 2001 reflects a $3 million reduction over the same period in 2000 as a result of the repurchase of shares, as dividend rates in both years were comparable. Funds expended for stock repurchases in the first nine months of 2000 totaled $381 million. Stock repurchases were discontinued in September 2000.

     Committed and uncommitted bank lines enable us to make direct bank borrowings. Excluding DCC we had committed and uncommitted borrowing lines of credit totaling approximately $1.833 billion at September 30, 2001, including two revolving credit facilities (a 364-day facility and a long-term facility) with an aggregate maximum capacity of $1 billion. On December 19, 2001, we entered into a new 364-day facility and amended the long-term facility. The 364-day facility matures on December 18, 2002 and has a maximum borrowing capacity of $250 million, subject to termination upon the occurrence of a "Liquidity Event" and to reduction in other circumstances (as described in greater detail in "Description of Certain Indebtedness -- Revolving Credit Facilities" below). The long-term facility matures in November 2005 and has a maximum borrowing capacity of $500 million. We had $315 million outstanding under these revolving credit facilities at December 19, 2001. DCC had credit lines totaling $580 million at September 30, 2001, including two revolving credit facilities with an aggregate maximum capacity of $463 million. The DCC 364-day facility matures in June 2002 and has a maximum borrowing capacity of $213 million. The DCC long-term facility matures in June 2004 and has a maximum borrowing capacity of $250 million. At September 30, 2001, approximately $319 million was outstanding under the DCC revolving credit facilities.

     Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. However, the debt rating services downgraded our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and its impact on our operations. When, as a result, the issuance of commercial paper became unavailable to us, we began borrowing against our committed bank lines. The accounts receivable securitization program established in March 2001 and the private placement of the outstanding notes allowed us to reduce our borrowings against the bank lines while extending the overall maturity of our outstanding debt. Dana, excluding DCC, had $435 million of capacity available under the revolving credit facilities at December 19, 2001.

     We expect to be able to continue to secure short-term financing, but if such financing is not available on acceptable terms, our results of operations and financial condition may be adversely affected. Based on our rolling forecast, we expect our cash flows from operations, combined with these credit facilities and the accounts receivable securitization program to provide sufficient liquidity to fund our debt service obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

     We have reviewed the liabilities that may result from the legal proceedings to which we are currently a party, including those involving product liability claims and alleged violations of environmental laws. We do not believe that these liabilities or the related cash requirements are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

     We estimate contingent environmental liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, the lower end of the range is accrued. At September 30, 2001, $40 million was accrued for contingent environmental liabilities with no recovery expected from other parties, unchanged from December 31, 2000.

     We estimate contingent non-asbestos product liabilities based on existing claims plus our estimate of incurred but not reported claims based on historical experience. At September 30, 2001, $21 million was accrued for contingent non-asbestos product liability costs and $3 million was recorded as an asset for probable recoveries, compared to $21 million accrued for liabilities and $2 million recorded as an asset at the end of 2000.

     At September 30, 2001, the difference between our minimum and maximum estimates for contingent liabilities, while not considered material, was $2 million for the environmental liability claims and $14 million for the non-asbestos product liability claims, which is unchanged from the end of 2000.

     With respect to contingent asbestos-related product liability, we had approximately 96,000 asbestos-related claims outstanding at September 30, 2001, including approximately 29,000 claims that were settled pending payment. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims as well as claims which may be filed against us in the future. At September 30, 2001, we had accrued $94 million for contingent asbestos-related product liability costs and recorded $82 million as an asset for probable recoveries from insurers for asbestos-related product liability claims, compared to $78 million accrued for liabilities and $67 million recorded as an asset at December 31, 2000.

     For some time, the vast majority of our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. The CCR continued to administer Dana's claims and provide some legal and claims adjusting support through July 31, 2001. Since February 2001, there has been no sharing of indemnity costs and we have independently controlled our legal strategy and settlements. As of August 1, 2001, our claims administration was moved to a new organization, PACE, which is a subsidiary of Peterson Consulting, Inc. We do not expect these changes to materially affect our handling of asbestos claims or the costs thereof. However, there has been a marked increase in the number of claims filed against Dana since the CCR was reorganized. We believe that claimants are naming all former members of the CCR in individual claims, since all members of the CCR had previously participated in claims filed against any single member. As a result, many of the new claimants have no direct association with products manufactured by Dana. Since the reorganization of the CCR, a greater number of claims against Dana are being dismissed and the average cost of settlement has declined.

     At September 30, 2001, $99 million of restructuring charges remained in accrued liabilities. This balance consisted of $79 million related to the termination of employees, including the announced termination of approximately 730 employees scheduled for the remainder of 2001, and $20 million for lease termination and other exit costs. We estimate the related cash expenditures will be approximately $25 million in the remainder of 2001, $25 million in 2002, $11 million in 2003 and $38 million thereafter.


     On October 17, 2001, we announced our intention to accelerate the restructuring of our operations and to reduce our workforce globally by more than 15%. More than 30 facilities are being reviewed for consolidation or closure. Plans identifying the specific actions are being developed and will determine the timing of expense recognition and cash flows. However, we currently expect that the restructuring charges will total approximately $445 million after tax and that 62% of the charges will be incurred in the fourth quarter of 2001, with the balance to be incurred in 2002. We expect that 34% of the charges will be non-cash; most of the cash portion will be severance costs related to the workforce reduction. We anticipate that 79% of the charges will be directly related to our North American operations. We estimate that 55% of the charges will be incurred by our business units primarily serving the light vehicular original equipment marketplace and 25% will be incurred by AAG. We also announced that we will pursue the sale of the businesses of DCC, which accounted for approximately $1.9 billion of our assets at September 30, 2001. Although we are presently unable to estimate the proceeds from this sale, we do not expect to incur a loss.


     We believe it is likely that our liquidity and cash flows will be materially impacted by these restructuring activities through the end of 2001 and during 2002. However, we believe that our cash flows from operations, as supplemented by our credit facilities and the accounts receivable securitization program, will provide sufficient liquidity to fund our debt service obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

FINANCIAL INSTRUMENTS

     The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of our financial instruments are as follows:

                                                                DECEMBER 31,
                                                --------------------------------------------
                                                          1999                   2000
                                                ------------------------   -----------------
                                                CARRYING       FAIR        CARRYING    FAIR
                                                 AMOUNT        VALUE        AMOUNT    VALUE
                                                --------   -------------   --------   ------
                                                               (IN MILLIONS)
Financial assets Cash and cash equivalents....   $  111       $  111        $  179    $  179
  Loans receivable (net)......................      184          180           219       228
  Investment securities.......................       67           67            55        55
Financial liabilities
  Short-term debt.............................      968          968         1,526     1,526
  Long-term debt..............................    3,198        3,101         3,068     2,943
  Security deposits -- leases.................        4            3             1
  Deferred funding commitments under leveraged
     leases...................................        4            3             1         1
Unrecognized financial instruments, net.......                    (4)                     (1)

DERIVATIVE FINANCIAL INSTRUMENTS

     Various types of derivative financial instruments are used primarily to hedge interest rate and foreign currency effects. Derivatives are not used for trading or speculative purposes. Interest rate swaps are used to manage exposure to fluctuations in interest rates and to balance the mix of our fixed and floating rate debt. Differentials to be paid or received on certain interest rate agreements are accrued and recognized as adjustments to interest expense.

     On January 1, 2001, we adopted Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions." These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Interest rate swap arrangements have been formally designated as hedges and the effect of marking these contracts to market has been recorded in other comprehensive income. Foreign currency forwards and other derivatives have not been designated as hedges and the effect of marking these instruments to market has been recognized in the results of operations. The adoption of SFAS Nos. 133 and 138 has not had a material effect on our financial position or results of operations.

MARKETABLE SECURITIES

     The majority of our marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders' equity.

INTEREST RATE AGREEMENTS

     We enter into interest rate agreements to manage our exposure to the effects of future interest rate movements and to balance the mix of our fixed and floating rate debt. Under interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 2000, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2000 was 7.10%) and to pay an average rate of 7.00% which is fixed over the period of the agreements on notional amounts of $125 million. DCC's notional amounts of interest rate swaps expire as follows: 2001, $30 million; 2002, $50 million and 2003, $45 million. Dana, exclusive of DCC, was not a party to any interest rate swap agreements at December 31, 2000.

     On August 8, 2001, in conjunction with the issuance of the outstanding notes, we entered into interest rate agreements to swap the 9.00% fixed rate on the notes for a variable rate equal to the six-month LIBOR (London interbank offered rates) rate plus 3.045% on the $575 million notes and the six-month EURIBOR (Euro interbank offered rates) rate plus 3.775% on the E200 million notes. The average rate to be paid was 5.68% on October 31, 2001.

RESTRUCTURING AND INTEGRATION CHARGES

     At December 31, 2000, there was $113 million remaining in accrued liabilities relating to restructuring plans announced in 1998, 1999 and 2000. During the first nine months of 2001, we announced the closing of facilities in ASG, AAG and FSG and continued our other restructuring efforts elsewhere. In connection with these efforts, we accrued an additional $17 million for employee termination benefits, $9 million for asset impairments and $12 million for other exit costs. This $38 million of restructuring expense had a $25 million impact on net income.

     The following summarizes the restructuring activity recorded in the first nine months of 2001 and the change in the accrual:

                                            EMPLOYEE
                                           TERMINATION
                                            BENEFITS      EXIT COSTS   ASSET IMPAIRMENT   TOTAL
                                          -------------   ----------   ----------------   -----
                                                              (IN MILLIONS)
Balance at December 31, 2000............      $ 93           $ 20            $ 0          $113
Activity during the first nine months
  Charged to expense....................        17             12              9            38
  Cash payments.........................       (31)           (12)                         (43)
  Write-off of assets...................                                      (9)           (9)
                                              ----           ----            ---          ----
Balance at September 30, 2001...........      $ 79           $ 20            $ 0          $ 99
                                              ====           ====            ===          ====

     At September 30, 2001, $99 million of restructuring charges remained in accrued liabilities. This balance consisted of $79 million related to the termination of employees, including the announced termination of approximately 730 employees scheduled for the remainder of 2001, and $20 million for lease terminations and other exit costs. We estimate the related cash expenditures will be approximately $25 million in the remainder of 2001, $25 million in 2002, $11 million in 2003 and $38 million thereafter.

     The following table summarizes the restructuring charges and activity recorded in the last three years and in the nine months ended September 30, 2001:

                                                         IMPAIRMENTS
                                                    ----------------------
                                       EMPLOYEE     LONG-     INVESTMENTS
                                      TERMINATION   LIVED    IN OPERATIONS   EXIT    INTEGRATION
                                       BENEFITS     ASSETS    TO BE SOLD     COSTS    EXPENSES     TOTAL
                                      -----------   ------   -------------   -----   -----------   -----
                                                                (IN MILLIONS)
BALANCE AT DECEMBER 31, 1997........     $ 88        $ 30        $ 62        $ --       $ --       $ 180
Activity during the year
  Charges to expense................       65          40                      13                    118
  Cash payments.....................      (37)                                 (2)                   (39)
  Write-off of assets...............                  (70)        (62)                              (132)
                                         ----        ----        ----        ----       ----       -----
BALANCE AT DECEMBER 31, 1998........      116          --          --          11         --         127
Activity during the year
  Charges to expense................       60          59                      11         51         181
  Cash payments.....................      (85)                                 (9)       (51)       (145)
  Write-off of assets...............                  (59)                                           (59)
                                         ----        ----        ----        ----       ----       -----
BALANCE AT DECEMBER 31, 1999........       91          --          --          13         --         104
Activity during the year
  Charges to expense................       62           8                      27         76         173
  Cash payments.....................      (60)                                (20)       (76)       (156)
  Write-off of assets...............                   (8)                                            (8)
                                         ----        ----        ----        ----       ----       -----
BALANCE AT DECEMBER 31, 2000........       93          --          --          20         --         113
Activity during the first nine
  months
  Charges to expense................       17           9                      12                     38
  Cash payments.....................      (31)                                (12)                   (43)
  Write-off of assets...............                   (9)                                            (9)
                                         ----        ----        ----        ----       ----       -----
BALANCE AT SEPTEMBER 30, 2001.......     $ 79        $ --        $ --        $ 20       $ --       $  99
                                         ====        ====        ====        ====       ====       =====

     Employee terminations relating to the restructuring activities were as follows:

                                                                                       FIRST
                                                                                    NINE MONTHS
                                                            1998    1999    2000       2001
                                                           ------   -----   -----   -----------
Total estimated..........................................   2,450   1,280   1,020      1,701
Less terminated
  1999...................................................  (1,123)   (595)
  2000...................................................  (1,230)   (615)   (765)
  2001...................................................     (58)    (30)   (248)    (1,054)
                                                           ------   -----   -----     ------
BALANCE AT SEPTEMBER 30, 2001............................      39      40       7        647
                                                           ======   =====   =====     ======

                                    BUSINESS

     We were founded in 1904 as the first supplier of universal joints to the automotive industry. Today, we are one of the world's largest independent suppliers of components, modules and systems to global vehicle manufacturers and related aftermarkets. Our products are sold to the automotive, commercial vehicle, and off-highway markets, and are used in the manufacturing of passenger cars and vans, light trucks, SUVs, and medium and heavy duty vehicles, as well as in a range of off-highway applications. Each of the markets we serve consists of OE production, OE service, and aftermarket segments. We have over 430 facilities in 34 countries and employ approximately 72,000 people. For the year ended December 31, 2000, we generated consolidated sales of $12.3 billion and net income of $334 million.

     Our seven core product segments, or foundation businesses, focus on axles, driveshafts, brake and chassis products, bearings and sealing products, fluid systems, structures and filtration products. Each of these businesses has a strong market position and brand equity and provides our customers with value-added manufacturing. We have long been a leader in technological innovation in our industry and many of our products possess features that are unique and patented. As evidenced by our numerous supplier quality awards, we are highly focused on product quality, as well as delivery and service. As a result, we have developed long-standing business relationships with many of the thousands of customers that we serve worldwide.

     In order to optimally align our foundation businesses with the markets they support, our operations are organized into the following market-focused SBUs:

     - Automotive Systems Group -- ASG produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market. The group has over 120 facilities and employs over 21,000 people in 23 countries. Its three largest customers, Ford, DaimlerChrysler and General Motors, helped it attain sales of $4.6 billion in 2000.

     - Automotive Aftermarket Group -- AAG sells hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products and a complete line of filtration products for a variety of applications. In addition, it sells electrical, brake, power transmission, steering and suspension system components in the United Kingdom and continental Europe. AAG has over 120 facilities and over 19,000 people in 26 countries. In 2000, its sales were $2.9 billion and its three largest customers were Genuine Parts Company, General Parts, Inc. and Parts Plus.

     - Commercial Vehicle Systems -- CVS is a major supplier of heavy axles and brakes, drivetrain components and trailer products to the medium and heavy truck markets. It also assembles modules and systems for heavy trucks. The group has 20 facilities and over 4,000 people in eight countries. In 2000, this group recorded sales of $1.6 billion, and its three largest customers were Renault V.I./Mack Trucks, Inc., PACCAR Inc and Navistar International Corporation.

     - Engine and Fluid Management Group -- Newly formed EFMG serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, electronic modules, sensors, and an extensive line of products for the pumping, routing and thermal management of fluid systems. The group has over 120 facilities and over 20,000 people in 17 countries. EFMG was formed by combining the former ESG, which had sales of $1.3 billion in 2000, and FSG, which had sales of $1.2 billion in 2000. Segment information for EFMG will be restated for comparative purposes in our 2001 annual report. Its three largest customers are Ford, DaimlerChrysler and General Motors.

     - Off-Highway Systems Group -- OHSG produces axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls. These products serve the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets. OHSG has 13 facilities and over 3,000 people in seven countries. Its 2000 sales were nearly $700 million and Deere & Company, Textron Inc., and Manitou S.A. were its three largest customers.

     For some time, we have also been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, Dana Credit Corporation (DCC). With an asset base of $2.5 billion at the end of 2000, DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. On October 17, 2001, we announced plans to pursue the sale of the businesses of DCC.

OUR COMPETITIVE STRENGTHS

     Our key competitive strengths include the following:

     Strong Market Positions. We are one of the world's largest independent suppliers of components, modules and systems for light, medium and heavy duty vehicle manufacturers and the related aftermarkets. Our products, which are focused on under-the-vehicle and under-the-hood applications, are used in SUVs and other light vehicles by automotive customers such as Ford, DaimlerChrysler, and General Motors; in medium and heavy commercial vehicles by customers such as Renault/Mack Trucks, PACCAR, and Navistar; and in a variety of off-highway vehicles and equipment by customers such as Deere, Textron, and Manitou. We supply service and replacement parts to these markets through OE service organizations and independent aftermarket channels.

     Global Presence. We have more than 270 manufacturing facilities, 90 distribution facilities, and 65 research centers, service branches and offices which are located in 34 countries around the world. We maintain administrative organizations in North America, Europe, South America and Asia/Pacific which support the SBUs. In 2000, non-U.S. sales represented 31% of our total consolidated sales. Our global presence gives us proximity to our customers and enables us to provide marketing and manufacturing support, meet just-in-time delivery requirements, and provide engineering solutions around the clock through our Virtual Time Engineering(TM) program.

     Recognized Brand Names. We believe that our OE and aftermarket customers alike recognize our branded products for quality and reliability. Among our most significant trademarked products are:

     - Spicer(R) axles, transaxles, driveshafts, steering shafts, and universal joints;

     - Victor Reinz(R) gaskets;

     - Boston(R) and Everflex(R) hose;

     - Weatherhead(R) hose and fittings;

     - Wix(R) filters;

     - Perfect Circle(R) piston rings and cylinder liners;

     - FTE(R) clutch and brake actuation systems; and

     - Glacier Vandervell(TM) bearings.

     Innovative, Value-Added Products. Since our founder Clarence Spicer designed the first automotive universal joint, we have been dedicated to the rapid development of new, value-added products. By continually broadening and enhancing our product offerings, we are able to attract new customers and to strengthen and expand our existing customer relationships. Recent new products include temperature-responsive cooling systems with electronic sensors, fluid steering systems with electronic interfaces, innovative materials that make components both lighter and stronger, and new traction control products that improve on-demand, all-wheel drive performance for vehicles, such as our TXT(TM) torque-management differential. We are also engaged in fuel cell engineering for alternate-energy systems.

OUR BUSINESS STRATEGY

     Our overall strategic direction is set out in our Transformation 2005 business plan. Our goals under this plan represent an increased emphasis on anticipating the needs of our markets and serving our customers. The following are key elements of our plan:

     Focus and Expand Foundation Businesses. We believe that our foundation businesses are the key to the long-term profitable growth of our company. These businesses have leading market positions and brand equity and provide our customers with value-added solutions and products. We are accelerating the alignment of these businesses with the markets they serve. As our OE customers target improved asset utilization, speed to market, lower cost, lower investment risk, and greater flexibility, they increasingly look for outsourcing alternatives. We expect that our global presence and technological and engineering capabilities, as well as our experience, scale of operations and long-standing relationships with major OE customers, will enable us to continue to take advantage of this opportunity. We have been awarded net new business that is projected, based on our customers' production estimates, to add approximately $5.9 billion in total revenues from 2001 through 2005. We are encouraged by the new awards, especially since these sales amounts include business not only with our traditional North American OE customers, but also with OEs based outside the United States.

     Focus on Capital and Operating Efficiency. We continue to focus on opportunities to optimize our resources and reduce manufacturing costs. We have undertaken initiatives to maximize our return on invested capital and to improve cash flow. For example, rather than investing in single-purpose facilities in emerging markets, we are working to develop operations that manufacture a broader range of like products for multiple vehicular market segments. Strategic alliances have also helped to provide technical capability, while limiting our investment requirements. On the operational side, we are focused on reducing working capital, managing for cash and reducing waste.

     Evaluate Strategic Alliances, Joint Ventures and Selected Acquisition Opportunities. Among the keys to our business model is the concept of capitalizing on strategic alliances and joint ventures. Such relationships offer opportunities to expand our capabilities with a reduced level of investment and enhance our ability to provide the full scope of services required by our customers. We have formed a number of innovative alliances, starting with our Roadranger(TM) marketing program with Eaton, which has been highly successful in leveraging our collective strengths to market Dana and Eaton products for heavy truck drivetrain systems. We also have strategic alliances with GETRAG, to strengthen our portfolio of advanced axle technologies; Motorola, to integrate its electronic expertise into the development of advanced technology for traditionally mechanical components; and Buhler, to provide advanced automotive motor-module technologies and manufacturing expertise to support our product applications. We continue to evaluate potential strategic alliances and joint ventures in order to gain access to advanced technology, strengthen our market position and our global presence and reduce our overall manufacturing costs.

     We also evaluate potential acquisition candidates that have product platforms complementary to our foundation businesses, strong operating potential and strong existing management teams. We have substantial experience in completing and integrating acquisitions that have provided us with opportunities to reduce costs and improve operational efficiency through synergies in manufacturing processes, coordination of raw material purchases, rationalization of administrative staff, and technical capabilities. We also evaluate our current businesses that we may characterize as non-core and which we may choose to divest.

PRODUCTS, PATENTS AND TRADEMARKS

     The following table presents our sales in 2000 by foundation business, net of intercompany sales:

                                                                               PERCENTAGE
                                                                 AMOUNT            OF
                                                                   OF         CONSOLIDATED
FOUNDATION BUSINESS                                               SALES          SALES
-------------------                                           -------------   ------------
                                                              (IN MILLIONS)
Axles.......................................................     $ 4,023           33%
Driveshafts.................................................       1,151            9
Brake & chassis products....................................       1,100            9
Fluid systems...............................................         956            8
Bearings and sealing products...............................         845            7
Structures..................................................         811            7
Filtration products.........................................         594            5
Other.......................................................       2,837           22
                                                                 -------          ---
                                                                 $12,317          100%
                                                                 =======          ===

     We do not consider our leasing service revenue to be sales.

     Throughout these product lines, we manufacture and sell our products under a number of patents which have been obtained over a period of years and expire at various times. We consider each of them to be of value and aggressively protect our rights throughout the world against infringement. Because we are involved with many product lines, the loss or expiration of any particular patent would not materially affect our sales and profits.

     We own or have licensed numerous trademarks which are registered in many countries, enabling us to market our products worldwide. Our Spicer(R) (axles, transaxles, driveshafts, steering shafts and universal joints), Victor Reinz(R) (gaskets), Boston(R) (hose), Everflex(R) (hose), Weatherhead(R) (hose and fittings), Wix(R) (filters), Perfect Circle(R) (piston rings and cylinder liners), FTE(R) (clutch and brake actuation systems), and Glacier Vandervell(TM) (bearings) trademarks, among others, are widely recognized in their respective industries.

RESEARCH AND DEVELOPMENT

     Our objective is to offer superior quality, technologically advanced products and systems to our customers at competitive prices. To this end, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of existing products and to design and develop new products for existing and new applications. Our spending on engineering, research and development and quality control programs was $275 million in 1998, $290 million in 1999 and $287 million in 2000. Research and development activities are concentrated in specialized research and development centers located around the world. Many of our research and development activities are performed on a collaborative basis with our OE customers.

CUSTOMERS

     We have thousands of customers around the world and have developed long-standing business relationships with many of them. Our attention to quality, delivery and service has been recognized by numerous customers who have presented us with supplier quality awards. Ford and DaimlerChrysler were the only individual customers accounting for more than 10% of our consolidated sales in 2000. We have been supplying products to these companies and their subsidiaries for many years. In 1998, 1999 and 2000, sales to Ford, as a percentage of total sales, were 15%, 16% and 19%, respectively, and sales to DaimlerChrysler were 13%, 14% and 14%, respectively.

GEOGRAPHICAL AREAS

     We maintain administrative organizations in four regions -- North America, Europe, South America and Asia/Pacific -- to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support the SBUs.

     Our operations are located in the following countries (shown by the regions in which we administer them):

NORTH AMERICA            EUROPE             SOUTH AMERICA   ASIA/PACIFIC
-------------  ---------------------------  -------------   ------------
Canada         Austria      Poland          Argentina       Australia
Mexico         Belgium      Russia          Brazil          China
United States  France       Slovakia        Colombia        Indonesia
               Germany      Spain           South Africa    Japan
               Hungary      Sweden          Uruguay         Singapore
               India        Switzerland     Venezuela       South Korea
               Ireland      Turkey                          Taiwan
               Italy        United Kingdom                  Thailand
               Netherlands

     Our non-U.S. subsidiaries and affiliates manufacture and sell a number of products similar to those produced in the U.S. Consolidated non-U.S. sales were $3.8 billion, or 31% of our 2000 sales. Including U.S. exports of $832 million, non-U.S. sales accounted for 37% of 2000 consolidated sales. Non-U.S. net income was $117 million, or 35% of consolidated 2000 net income. In addition, there was $32 million of equity in earnings of non-U.S. affiliates in 2000.

PROPERTIES

     As shown in the following table, at December 31, 2000, we had more than 450 manufacturing, distribution and service branch or office facilities worldwide. We own the majority of our manufacturing and larger distribution facilities. We lease certain manufacturing facilities and most of our smaller distribution outlets and financial service branches and offices.

                        FACILITIES BY GEOGRAPHIC REGION
                           (AS OF DECEMBER 31, 2000)

                                                        NORTH              SOUTH     ASIA/
TYPE OF FACILITY                                       AMERICA   EUROPE   AMERICA   PACIFIC   TOTAL
----------------                                       -------   ------   -------   -------   -----
Manufacturing........................................    166       70       39        11       286
Distribution.........................................     42       17       39         3       101
Service branches, offices............................     51       12        5         4        72
                                                         ---       --       --        --       ---
     Total...........................................    259       99       83        18       459
                                                         ===       ==       ==        ==       ===

     In addition to over 20 facilities closed in the first nine months of 2001, on October 17 we announced our intention to accelerate the restructuring of our operations and, in connection therewith, are reviewing more than 30 facilities for consolidation or closure.

MATERIAL SOURCE AND SUPPLY

     Most raw materials (such as steel) and semi-processed or finished items (such as forgings and castings) are purchased from long-term suppliers located within the geographic regions of our operating units. Generally, these materials are available from numerous qualified sources in quantities sufficient for our needs.

Temporary shortages of a particular material or part occasionally occur, but we do not consider the overall availability of materials to be a significant risk factor for our operations.

SEASONALITY

     Our businesses are not highly seasonal. However, sales to our OEM customers are closely related to the production schedules of those manufacturers and historically these schedules have been strongest in the first two quarters of each year.

BACKLOG

     Generally, our products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. Each operating unit maintains its own inventories and production schedules and many of our products are available from more than one facility. Our production capacity is adequate to handle current requirements and we regularly review anticipated changes in our product lines to determine when modifications of capacity may be needed.

COMPETITION

     We compete worldwide with a number of other manufacturers and distributors which produce and sell similar products. These competitors include Visteon and Delphi Automotive Systems Corp., large parts manufacturers that previously were vertically-integrated units of Ford and General Motors, two of our OE customers, and a number of other U.S. and non-U.S. suppliers. Our traditional U.S. OE customers, facing substantial foreign competition, have expanded their worldwide sourcing of components to better compete with lower cost imports. In addition, these customers have been shifting research and development, design and validation responsibilities to their key suppliers, focusing on stronger relationships with fewer suppliers. We have established operations throughout the world to enable us to meet these competitive challenges and to be a strong global supplier of our core products.

EMPLOYMENT

     Our worldwide employment (including consolidated subsidiaries) is currently approximately 72,000. We believe that our relations with our employees are good.

ENVIRONMENTAL COMPLIANCE

     We make capital expenditures in the normal course of business as necessary to ensure that our facilities are in compliance with applicable environmental laws and regulations. The cost of environmental compliance was not a material part of our capital expenditures and did not have a material adverse effect on our earnings or competitive position in 2000. We do not anticipate that future environmental compliance costs will be material.

ACQUISITION AND DIVESTITURE SUMMARY

     We completed several divestitures in 2000. The divested operations included Gresen Hydraulics and portions of our constant velocity joint business in January, most of Warner Electric in February and Commercial Vehicle Cab Systems in March. A number of strategic acquisitions and investments also closed in 2000, including the cardan driveshaft business of GKN plc in January, the automotive axle manufacturing and stamping operations of Invensys plc in July and equity interests in GETRAG, a manufacturer of transmissions, transaxles, axles and other automotive components operating in Europe and North America in November. We also continued integrating AAG warehouse operations obtained as part of the Echlin merger.

     In the first quarter of 2001, AAG sold Mr. Gasket, Inc., a wholly-owned subsidiary that distributed performance replacement parts.

     In the second quarter of 2001, we divested three operations, including our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri FSG operations.

     In the third quarter of 2001, we completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation and the sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation.

LEGAL PROCEEDINGS

     We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. After reviewing the proceedings that are currently pending (including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage, and our established reserves for uninsured liabilities), we do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

     We are not currently a party to any of the environmental proceedings involving governmental agencies which the SEC requires companies to report.

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our directors and executive officers. Our directors are elected by the shareholders at our annual meeting and serve until the next annual meeting and the election and qualification of their successors. Certain of our officers are designated in our by-laws to be elected by the Board annually at its first meeting after the annual shareholders meeting and others are appointed by the Board from time to time. The first five persons listed in the table are the members of our Policy Committee, which is responsible for our corporate strategies and partnership relations, as well as the development of our people, policies and philosophies.

                NAME                   AGE                                 TITLE
                ----                   ---                                 -----
Joseph M. Magliochetti...............  59         Chairman of the Board, Chief Executive Officer,
                                                  President and Chief Operating Officer
Robert C. Richter....................  50         Vice President and Chief Financial Officer
William J. Carroll...................  57         President -- Automotive Systems Group
Marvin A. Franklin, III..............  53         President -- Dana International & Global Initiatives
Edward J. Shultz.....................  57         Chairman and President -- Dana Credit Corporation
Richard L. Clayton...................  41         President -- Commercial Vehicle Systems
Bernard N. Cole......................  59         President -- Off-Highway Systems Group
Michael L. DeBacker..................  54         Vice President, General Counsel and Secretary
Rodney R. Filcek.....................  48         Vice President -- Finance
Charles F. Heine.....................  49         President -- Technology Development and Diversified
                                                  Products
Charles W. Hinde.....................  63         Vice President, Chief Accounting Officer and Assistant
                                                  Treasurer
James M. Laisure.....................  49         President -- Engine and Fluid Management Group
Terry R. McCormack...................  51         President -- Automotive Aftermarket Group
J. Ismael Melgar.....................  54         President -- Traction Technologies Group
Kevin P. Moyer.......................  44         Vice President and Director of e-Business
Benjamin F. Bailar...................  67         Director
A. Charles Baillie...................  62         Director
Edmund M. Carpenter..................  60         Director
Eric Clark...........................  67         Director
Glen H. Hiner........................  67         Director
Marilyn R. Marks.....................  49         Director
Richard B. Priory....................  55         Director
Fernando M. Senderos.................  51         Director

     Joseph M. Magliochetti has been Chairman of the Board since 2000, Chief Executive Officer since 1999, President since 1996, Chief Operating Officer since 1997 and a director since 1996. He is also a director of BellSouth Corporation and CIGNA Corporation.

     Robert C. Richter has been Vice President and Chief Financial Officer since 1999. He was previously Vice President -- Finance and Administration, 1998-99; Vice President -- Administration, 1997-98; General Manager -- Perfect Circle Sealed Power Europe, 1997; and Vice President and General Manager -- Perfect Circle Europe, 1994-97.

     William J. Carroll has been President -- Automotive Systems Group and Chairman of DTF Trucking, Inc. since 1997. He was previously
President -- Diversified Products & Distribution, 1996-97; President -- Dana Distribution Service Group, 1995-97; President -- DTF Trucking, 1985-97; Chairman of the Board of Dana Canada Inc. (a Dana subsidiary in Canada), 1995-97, and President, 1993-97.

     Marvin A. Franklin, III has been President -- Dana International & Global Initiatives since 2000. He was previously President -- Dana International, 1997-2000, and President -- Dana Europe, 1993-97.

     Edward J. Shultz has been Chairman of Dana Credit Corporation since 1986 and President since 1995. He has been Chairman and Chief Executive Officer of Dana Commercial Credit Corporation (a DCC subsidiary) since 1986.

     Richard L. Clayton has been President -- Commercial Vehicle Systems since 1998. He was previously Vice President -- Heavy Truck Components Group, 1997-98; Vice President and General Manager -- Spicer Heavy Axle & Brake Division, 1996-97; and General Manager -- Spicer Clutch Division, 1995-96.

     Bernard N. Cole has been President -- Off-Highway Systems Group since 1997 and Chairman of Dana India Pvt. Ltd. since 2001. He was previously
President -- Structural Components Group, 1995-97.

     Michael L. DeBacker has been Vice President, General Counsel and Secretary since 2001. He was previously Vice President, 1994-2001, and Assistant General Counsel, 1986-2001.

     Rodney R. Filcek has been Vice President -- Finance since 1999. He was previously Executive Vice President and Chief Financial Officer of Dana Credit Corporation, 1995-99.

     Charles F. Heine has been President -- Technology Development and Diversified Products since November 2001. He was previously President -- Engine Systems Group, 1998-2001; and President -- Dana Asia/Pacific, 1996-98.

     Charles W. Hinde has been Vice President and Chief Accounting Officer since 1992 and Assistant Treasurer since 1986.

     James M. Laisure has been President -- Engine and Fluid Management Group since November 2001. He was previously President -- Fluid Systems Group, 2000-01; Group Vice President -- Fluid Systems Group, 1999-2000; Vice President -- Modules and Systems Group, 1996-99; and Group Vice President -- Heavy Truck Group, 1994-96.

     Terry R. McCormack has been President -- Automotive Aftermarket Group since 2000. He was previously President of Wix Worldwide Filtration, 2000; Vice President and General Manager -- Wix Division -- North America, 1998-2000; and Vice President -- Distribution Services Division, 1996-98, and General Manager, 1995-98.

     J. Ismael Melgar has been President -- Traction Technologies Group since 2000. He was previously Vice President -- Automotive Axle Products, 2000; Vice President -- Driveshaft Products, 1997-2000; Vice President -- Ancom Operations (Colombia and Venezuela), 1995-97; and Executive President, Metalcon C.A. (now C.A. Danaven, a Dana subsidiary in Venezuela), 1993-97.

     Kevin P. Moyer has been Vice President and Director of e-Business since 2000. He was previously President of Dana Asia/Pacific, 1998-2000, and President of Capital Group, Dana Credit Corporation, 1995-98.

     Benjamin F. Bailar has been a director since 1980. He has been Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, since 1997, and was Dean and Professor of Administration from 1987-97. He is also a director of Smith International, Inc. and Trico Marine Services, Inc.

     A. Charles Baillie has been a director since 1998. He has been Chairman and Chief Executive Officer of The Toronto-Dominion Bank since 1997 and President of Toronto-Dominion since 1995.

     Edmund M. Carpenter has been a director since 1991. He has been President and Chief Executive Officer of the Barnes Group (a diversified international company that serves a range of industrial and transportation markets) since 1998. He was previously Senior Managing Director of Clayton, Dubilier & Rice (a private equity firm specializing in management buyouts) from 1996 to 1998. He is also a director of Campbell Soup Company.

     Eric Clark has been a director since 1994 and was a member of the Dana Europe Advisory Board from 1991 to 1999. He was Director of BICC plc (a United Kingdom company serving the international market for infrastructure development), 1985-96, and Chairman and Managing Director of BICC Cables Limited, 1986-96.

     Glen H. Hiner has been a director since 1993. He has been Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials) since 1992. In October 2000, Owens Corning filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. He is also a director of Prudential Financial Inc. and Kohler Company.

     Marilyn R. Marks has been a director since 1994. She was Chairman of the Board of Dorsey Trailers, Inc. (a manufacturer of truck trailers) from 1987 to 2000 and Chief Executive Officer of Dorsey from 1987 to 1999. She was Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry) from December 1999 to December 2000. In December 2000, Dorsey Trailers, Inc. filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. She is also a director of the Eastman Chemical Company.

     Richard B. Priory has been a director since 1996. He has been Chairman, President and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services) since 1997. He was previously President and Chief Operating Officer of Duke Power Company, from 1994 to 1997. He is also a director of U.S. Airways, Inc. and Duke Fluor Daniel Company.

     Fernando M. Senderos has been a director since 2000. He has been Chairman of the Board and Chief Executive Officer of DESC, S.A. de C.V. (a Mexican diversified holding company engaged in the auto parts, chemical, food and real estate businesses) since 1989. He has also been Chairman of the Board of the following wholly-owned subsidiaries of DESC: Unik, S.A. de C.V. (Unik) since 1991, Girsa, S.A. de C.V. since 1989, and Dine, S.A. de C.V. since 1981. He is also a director of Industrias Penoles, S.A. de C.V. (a Mexican natural resources industrial group), Televisa, S.A. de C.V. (a Spanish language entertainment business), Telefonos de Mexico, S.A. de C.V. (a business providing telephone and internet access services throughout Mexico), Kimberly Clark de Mexico, S.A. de C.V. (a manufacturer and distributor of consumer, industrial, and institutional hygiene products), and Alfa, S.A. de C.V. (which, through subsidiaries, operates petrochemical, steel, synthetic fiber, food, auto parts, and telecommunications businesses). Unik owns a majority interest in Spicer S.A. de C.V., a Dana affiliate in Mexico.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES

     At September 30, 2001, Dana Corporation had issued and there were outstanding notes in aggregate principal amount of $2,092 million, consisting of the following series, collectively (other than the 9% Notes due 2011) referred to as the "Prior Notes":

     - 9% Notes due 2011, in aggregate principal amount of $575 million;

     - 9% Notes due 2011, in aggregate principal amount of E200 million;

     - 6.25% Notes due 2004, in aggregate principal amount of $250 million;

     - 6.50% Notes due 2009, in aggregate principal amount of $350 million;

     - 6.50% Notes due 2008, in aggregate principal amount of $150 million;

     - 7.00% Notes due 2028, in aggregate principal amount of $197 million; and

     - 7.00% Notes due 2029, in aggregate principal amount of $375 million.

     The Prior Notes were issued pursuant to an indenture dated as of December 15, 1997, between Dana and Citibank, N.A. as Trustee and a First Supplemental Indenture and a Second Supplemental Indenture dated as of March 11, 1998 and February 26, 1999, respectively. This indenture and its supplements are referred to as the "Prior Notes Indenture."

     All series of the Prior Notes are unsecured and are ranked pari passu with one another and with all of our other unsecured and unsubordinated indebtedness, including the notes. The Prior Notes do not have the benefit of a sinking fund. We may redeem the Prior Notes pursuant to the Prior Notes Indenture in whole or in part at any time prior to their maturity under a make-whole provision, with 30 days' notice to the holders thereof.


     There are covenants in the Prior Notes Indenture which prohibit us from engaging in:


     - the incurrence or guarantee of debt secured by real property of value in excess of 2% of our consolidated net tangible assets; and

     - certain sale and leaseback transactions of a term longer than three years.

     The foregoing summary of the material provisions of the Prior Notes Indenture is qualified in its entirety by reference to all the provisions of the Prior Notes Indenture, which has been filed with the SEC. See "Where You Can Find More Information."

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

     In March 2001, we established a $400 million accounts receivable securitization program which has a term expiring in 2006. Under the program, we and certain of our subsidiaries either sell or contribute certain accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging a portion of the receivables as collateral for short-term loans from participating banks. At September 30, 2001, DAF had borrowed $320 million under the program and used the proceeds to fund the purchase of accounts receivable. We used the sale proceeds received from DAF to reduce other debt.


     We own, directly or indirectly, virtually all of the equity interests in DAF. The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to proceeds from the liquidation of DAF's assets upon the termination of the securitization program and the dissolution of DAF. DAF's receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a "qualifying special purpose entity" under GAAP. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and the loans to DAF are reflected as short-term borrowings in our consolidated financial statements.

     Although we are entitled to any dividends paid by DAF, our agreements with the banks and receivables investors prevent DAF from declaring or making any distributions of assets or cash. The accounts receivable securitization program is subject to certain events of termination, including events of termination based upon tests with respect to our credit rating and the quality of our receivables.

SHORT-TERM BANK LOANS

     As of September 30, 2001, we had an aggregate principal amount of $28 million outstanding under short-term bank loans, pursuant to loan agreements with three banks dated variously from November 2, 2000 through May 24, 2001. These loans matured and were paid in October 2001.

MEDIUM-TERM BANK LOANS

     As of September 30, 2001, we had an aggregate principal amount of $210 million outstanding under medium-term bank loans (the Medium-Term Loans), pursuant to loan agreements with nine banks (the Medium-Term Lenders) dated variously from November 18, 1996 through January 23, 1997. $50 million of these loans matured and were paid in October and November of 2001. The remaining $160 million of the Medium-Term Loans matures in January 2002.

     The Medium-Term Loans are unsecured and are ranked pari passu with each other and with all of our other unsecured and unsubordinated debt. The outstanding Medium-Term Loans had a weighted average interest rate as of December 7, 2001 of 6.978%.

     The Medium-Term Loan agreements subject us and certain of our subsidiaries to certain customary non-financial covenants. In addition, any acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 20% or more of our common stock by any person(s) may be treated as an event of default under the Medium-Term Loans.

REVOLVING CREDIT FACILITIES

     As of September 30, 2001, Dana Corporation had two revolving credit facilities (the Revolver Facilities) with an aggregate maximum borrowing capacity of $1 billion: a 364-day facility maturing on December 20, 2001, and a long-term facility maturing on November 15, 2005 (the long-term facility). Each facility had a maximum borrowing capacity of $500 million, and Citibank, N.A. was the administrative agent, on behalf of itself and 17 other banks (the Revolver Lenders), for both.

     On December 19, 2001, we entered into a new 364-day facility (the 364-day facility) with the Revolver Lenders and amended the long-term facility. The 364-day facility has a maximum borrowing capacity of $250 million and a maturity date of December 18, 2002. However, if there is a "Liquidity Event" (that is, if we have not received net cash proceeds of at least $200 million on or before April 1, 2002, from either the sale of assets or the issuance of debt in the capital markets or equity), each participating bank has the option to terminate its commitment on April 30, 2002. In addition, the maximum borrowing capacity of the 364-day facility will be reduced by an amount equal to 50% of any net cash proceeds in excess of $200 million received from our sale of assets or issuance of debt or equity. Neither the borrowing capacity nor the maturity date of the long-term facility were changed. Citibank, N.A. continues to be the administrative agent, on behalf of itself and the other banks, for both facilities.

     Advances under the Revolver Facilities may be made as revolving credit advances. The interest rates payable upon advances are based on floating reference rates, either Citibank's base rate or LIBOR, plus a margin based upon our then-current credit ratings.

     Our obligations to the lenders under the Revolver Facilities are currently unsecured. However, if a Liquidity Event occurs, there are provisions in both Facilities that require the granting of security interests in our inventory and accounts receivable and the issuance of guarantees by certain of our subsidiaries, subject to the restrictions set forth in our other debt facilities.

     Both Revolver Facilities require us to maintain financial ratios at fiscal quarter ends of:

     - net senior debt to tangible net worth of not more than: 1.70:1 as of December 31, 2001, March 31, 2002 and June 30, 2002; 1.40:1 as of
       September 30, 2002 and December 31, 2002; and 1.10:1 thereafter;

     - EBITDA minus capital expenditures to interest expense of not less than:
       1.30:1 as of December 31, 2001 and March 31, 2002; 1.40:1 as of June 30,
       2002 and September 30, 2002; and 2.50:1 as of December 31, 2002 and thereafter; and

     - net senior debt to EBITDA of not greater than: 5.00:1 as of December 31, 2001; 4.85:1 as of March 31, 2002; 4.70:1 as of June 30, 2002; 3.75:1 as
       of September 30, 2002; 3:00:1 as of December 31, 2002; and 2.50:1 as of March 31, 2003 and thereafter.

For purposes of these ratios, EBITDA means net income or net loss, plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring non-cash charges and (f) pre-tax cash restructuring expenses in an amount up to $500 million from October 1, 2001 and before March 31, 2003, minus (x) non-cash non-recurring gains, (y) minority interest in net income of consolidated subsidiaries and (z) equity in earnings of affiliates, in each case as determined in accordance with GAAP. For purposes of these ratios, Dana's investment in DCC is accounted for on the equity method of accounting.

     The facilities also subject us and certain of our subsidiaries to various customary non-financial covenants. In addition, any acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 20% or more of our common stock by any person(s) may be treated as an event of default.

     As of December 19, 2001, no amount was outstanding under the new 364-day facility, and $315 million was outstanding under the long-term facility.

DCC OPERATING AGREEMENT

     Dana and DCC are parties to an operating agreement (the Operating Agreement) pursuant to which Dana has agreed, so long as any debt of DCC is outstanding, to maintain DCC's fixed charge coverage ratio, debt to capital ratio, ownership and consolidated net worth at certain levels.

DCC MEDIUM-TERM BANK/INSURANCE COMPANY LOANS

     As of September 30, 2001, DCC had an aggregate principal amount of $472 million outstanding under medium-term bank loan agreements with seven banks dated variously from February 14, 1996 to November 6, 2000, and medium-term loan agreements with 22 insurance companies dated variously from March 20, 1997, to June 20, 2000 (the DCC Medium-Term Loans).

     The DCC Medium-Term Loans mature as follows:

     - $30 million in January, 2002;

     - $10 million in February, 2002;

     - $10 million in March, 2002;

     - $8 million in April, 2002;

     - $15 million in July, 2002; and

     - $399 million from 2003 through 2007.

     The DCC Medium-Term Loans are unsecured and are ranked pari passu with each other and with all of DCC's other unsecured and unsubordinated debt. The DCC Medium-Term Loans had a weighted average interest rate as of September 30, 2001 of 6.89%.

     The DCC Medium-Term Loans prohibit any termination or amendment (other than certain permitted amendments) of the Operating Agreement without the consent of the DCC Medium-Term lenders. In addition, if the covenants set forth in the Operating Agreement are not satisfied an event of default may occur under the DCC Medium-Term Loans.

DCC MEDIUM-TERM NOTES

     During 1999, DCC established a $500 million Medium-Term Note Program. Notes under this program (DCC Medium-Term Notes) are offered on terms determined at the time of issuance. As of September 30, 2001, the aggregate principal amount outstanding was $500 million, consisting of the following:

     - 7.25% Notes due December 16, 2002, in aggregate principal amount of $175 million;

     - 7.95% Notes due September 15, 2003, in aggregate principal amount of $5 million;

     - LIBOR based floating rate Notes due September 15, 2003, in aggregate principal amount of $20 million;

     - LIBOR based floating rate Notes due October 2, 2003, in aggregate principal amount of $25 million; and

     - 8.375% Notes due August 15, 2007, in aggregate principal amount of $275 million.

     The DCC Medium-Term Notes are unsecured and are ranked pari passu with each other and with all of DCC's other unsecured and unsubordinated indebtedness.

     The DCC Medium-Term Notes contain certain customary non-financial covenants and a negative pledge covenant. In addition, if there is a failure to comply with any material provision of the Operating Agreement or the Operating Agreement ceases to be in full force and effect, an event of default under the DCC Medium-Term Notes may occur.

DCC REVOLVING CREDIT FACILITIES


     DCC is the borrower under two revolving credit facilities (the DCC Revolver Facilities). The DCC long-term facility has an aggregate maximum borrowing capacity of $250 million, of which Bank of America, N.A. is administrative agent on behalf of itself and 13 other banks (the DCC 5-Year Revolver Lenders). The DCC 364-day facility has an aggregate maximum borrowing capacity of $213 million, of which Bank of America, N.A. is administrative agent on behalf of itself and 10 other banks (the DCC 364-Day Revolver Lenders). The DCC 364-day facility matures on June 25, 2002 and the DCC long-term facility matures on June 28, 2004.


     Interest rates payable upon advances under each facility are based upon floating reference rates, plus a margin based in part upon DCC's then-current credit rating.

     Advances under the DCC 364-day facility and the DCC long-term facility may be made as revolving credit advances (either as base rate advances or LIBOR based advances) or as competitive bid advances (either as fixed rate advances or LIBOR based advances).


     Obligations to the DCC 364-Day Revolver Lenders and the DCC 5-year Revolver Lenders are unsecured and are ranked pari passu with each other and with all of DCC's other unsecured and unsubordinated indebtedness.


     As of September 30, 2001, approximately $80 million was outstanding under the DCC 364-day facility and the weighted average interest rate was 4.14%.

     As of September 30, 2001, approximately $239 million was outstanding under the DCC long-term facility and the weighted average interest rate was 4.04%.

     The DCC Revolver Facilities contain certain customary non-financial covenants, require DCC to maintain the same financial covenants as are set forth in the Operating Agreement, and prohibit the termination or amendment (other than certain permitted amendments) of the Operating Agreement without the consent of the lenders. In addition, any acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 20% or more of Dana's common stock by any person(s) may be treated as an event of default. The DCC 364-day facility also prohibits dividend payments and certain other distributions with respect to DCC's capital stock by DCC without the lenders' consent.

                                 EXCHANGE OFFER

REASONS FOR THE EXCHANGE OFFER

     Dana and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the notes:

     - we will file the exchange offer registration statement, of which this prospectus is a part. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions;

     - we will cause the exchange offer registration statement to be declared effective under the Securities Act by May 8, 2002; and

     - we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

     The holder of each outstanding note surrendered in the exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of
(1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from August 8, 2001.

     If:

     - we determine that because of any change in law or in applicable interpretations of the law by the staff of the SEC, we are not permitted to effect an exchange offer;

     - the exchange offer is not consummated by May 8, 2002; or

     - the exchange offer has been completed and in the reasonable opinion of counsel for the initial purchasers a resale registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of registrable securities, then we will file as promptly as practicable, but in no event more than 20 days after so required or requested but not earlier than 90 days after the date of issuance of the exchange notes, with the SEC, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue (a) $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer and (b) E1,000 principal amount of exchange notes in exchange for each E1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 or E1,000, as the case may be.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

          (1) the exchange notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

          (2) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture.

     The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.


     As of the date of this prospectus, $575 million and E200 million aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on January 15, 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.


     Holders of outstanding notes do not have any appraisal or dissenters' rights under the Virginia Stock Corporation Act or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses" and "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" will mean 5:00 p.m., New York City time, on February 20, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term will mean the latest date and time to which the exchange offer is extended.


     In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of outstanding notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on August 15, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.



     Interest on the exchange notes will be payable semi-annually on each February 15 and August 15, commencing on August 15, 2002. For more information regarding the terms of the exchange notes, see "Description of the Notes."

PROCEDURES FOR TENDERING

     We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all of the outstanding notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders outstanding notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program (ATOP) or by Euroclear or Clearstream, as the case may be. To tender outstanding notes without submitting a letter of transmittal, the electronic instructions sent to DTC, Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

     Only a holder of record may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, as applicable, and either:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - in lieu of delivering a letter of transmittal, instruct DTC or Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     In addition, either:

     - the exchange agent must receive the outstanding notes along with the letter of transmittal; or

     - with respect to the outstanding dollar notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the outstanding dollar notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

     - with respect to the outstanding euro notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the outstanding euro notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such outstanding euro notes at any time after such date; or

     - the holder of dollar notes must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "-- Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its outstanding notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If the outstanding notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in the owner's name; or

     - obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If the applicable letter of transmittal is signed by the record holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to delivery the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue dollar exchange notes for outstanding dollar notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - outstanding dollar notes or a timely book-entry confirmation that outstanding dollar notes have been transferred in the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     In all cases, we will issue euro exchange notes for outstanding euro notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - a timely confirmation from Euroclear or Clearstream that the securities account to which the outstanding euro notes are credited has been blocked; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the outstanding notes from the exchange agent at its offices listed under the caption "-- Exchange Agent". By signing the letter of transmittal, or causing DTC, Euroclear or Clearstream, as applicable, to transmit an agent's message to the exchange agent, each tendering holder of outstanding notes will represent to us that, among other things:

     - any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     - if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption "Plan of Distribution"); and

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC BOOK-ENTRY TRANSFER

     The exchange agent has established an account with respect to the outstanding dollar notes at DTC for purposes of the exchange offer.

     With respect to the outstanding dollar notes, any participant in DTC may make book-entry delivery of outstanding dollar notes by causing DTC to transfer the outstanding dollar notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

     However, the exchange for the outstanding dollar notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of the outstanding dollar notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering outstanding dollar notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

EUROCLEAR AND CLEARSTREAM PROCEDURES FOR BLOCKING INSTRUCTIONS

     The registered holder of the outstanding euro notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such outstanding euro notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of outstanding euro notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the outstanding euro notes at any time after such date. The exchange of the outstanding euro notes so tendered will only be made after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent which states that Euroclear or Clearstream has received an express acknowledgement from a participant tendering outstanding euro notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding dollar notes but whose notes are not immediately available or who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

     - the tender is made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

      - setting forth the name and address of the holder and the registered number(s) and the principal amount of outstanding dollar notes tendered:

      - stating that the tender is being made by guaranteed delivery;

      - guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the outstanding dollar notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding dollar notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding dollar notes according to the guaranteed delivery procedures set forth above. The guaranteed delivery procedures only apply to the outstanding dollar notes and do not apply to the outstanding euro notes.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time before expiration of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedures of DTC or Euroclear or Clearstream or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "-- Exchange Agent".

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes to be withdrawn; and

     - where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer or the blocking procedures described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, as applicable, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of outstanding dollar notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those outstanding dollar notes will be credited to an account maintained with DTC, for outstanding dollar notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, the outstanding euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption "-- Procedures for Tendering" above at any time on or before expiration of the exchange offer.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "-- Exchange Agent".

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

          (1) in our reasonable judgment, the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States; or

          (2) any action of proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

          (3) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (4) any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "-- Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

EXCHANGE AGENT

     Citibank, N.A., London Branch, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

       By Registered or Certified Mail:                By Hand or Overnight Delivery:
                Citibank, N.A.                                 Citibank, N.A.
                P.O. Box 18055                               5 Carmelite Street
              5 Carmelite Street                                   London
                    London                                        EC4Y 0PA
                   EC4Y 0PA                                    United Kingdom
                United Kingdom                          Attention: Agency and Trust
         Attention: Agency and Trust                         -- Debt Exchanges
              -- Debt Exchanges                         Reference: Dana Corporation
         Reference: Dana Corporation

          By Facsimile Transmission (for eligible institutions only):

         For callers outside of the United Kingdom -- +44 20 7508 3866

             For callers within the United Kingdom -- 020 7508 3866

                To Confirm by Telephone or for Information Call:

         For callers outside of the United Kingdom -- +44 20 7508 3867

             For callers within the United Kingdom -- 020 7508 3867

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     - exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

FEES AND EXPENSES

     We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. Expenses incurred in connection with the exchange offer will be deferred and charged to expense over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

          (1) to us upon redemption thereof or otherwise;

          (2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144A, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will be freely transferable by holders of the notes, except as set forth below, without further registration under the Securities Act. See Shearman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of outstanding notes, however, who are our affiliates, who intend to participate in the exchange offer for purposes of distributing the exchange securities, or who are broker-dealers who purchased the outstanding notes from us for resale, will not be able to freely offer, sell or transfer the exchange notes pursuant to this prospectus, and will need to comply with separate

(resale) registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of notes.

     Each holder who is eligible to and wishes to exchange its outstanding notes for exchange notes will be required to make the following representations:

     - any exchange notes to be received by the holder will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - the holder is not an affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act;

     - if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes;

     - if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities (we refer to these broker-dealers as participating broker-dealers), the holder will deliver a prospectus in connection with any resale of the exchange notes; and

     - the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

                            DESCRIPTION OF THE NOTES

GENERAL

     The outstanding notes were, and the exchange notes will be, issued under an indenture dated as of August 8, 2001 (the indenture) among Dana, Citibank, N.A., as trustee (the Trustee) and as registrar and a paying agent for the dollar notes, and Citibank, N.A., London Branch, as registrar and a paying agent for the euro notes. The outstanding notes were, and the exchange notes will be, subject to all the terms of the indenture, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain capitalized terms used below. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions" or are otherwise defined in the indenture. Unless otherwise specifically indicated, all references in this section to "Dana" are to Dana Corporation and not to any of its subsidiaries.

     Dollar Notes. The dollar notes have been issued in an aggregate principal amount of $575 million and are only issued in denominations of $1,000 and integral multiples of $1,000. The indenture allows Dana to issue additional dollar notes, subject to any such additional issuance complying with the covenant described below under the heading "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional notes will be issued with the same terms as the notes offered hereby so that such additional notes will form a single series with the dollar notes offered hereby.


     The dollar notes will mature on August 15, 2011 and bear interest at the rate of 9% per annum. Interest is payable semiannually (to holders of record of notes at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, respectively, commencing August 15, 2002 with respect to the exchange notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.


     Euro Notes. The euro notes have been issued in an aggregate principal amount of E200 million and are only issued in denominations of E1,000 and integral multiples of E1,000. The indenture allows Dana to issue additional euro notes, subject to any such additional issuance complying with the covenant described below under the heading "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional notes will be issued with the same terms as the notes offered hereby so that such additional notes will form a single series with the euro notes offered hereby.


     The euro notes will mature on August 15, 2011 and bear interest at the rate of 9% per annum. Interest is payable semiannually (to holders of record of notes at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, respectively, commencing August 15, 2002 with respect to the exchange notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.


     Principal of and premium, if any, and interest on the notes is payable, and the notes may be presented for registration of transfer and exchange, at the offices of agencies of Dana maintained for that purpose in each of the Borough of Manhattan, the City of New York and Luxembourg, in the case of the dollar notes, and in London and Luxembourg, in the case of the euro notes provided that, at the option of Dana, payment of interest on the notes may be made by check mailed to the address of the Person entitled thereto as it appears in the note registers; and provided further that all payments of principal (and premium, if any) and interest on notes, the holders of which have given wire transfer instructions to Dana or its agent at least 10 business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Until otherwise designated by Dana, such offices or agencies shall be as set forth on the inside back cover of this prospectus.

     The notes may only be issued in fully registered form, without coupons. No service charge will be made for any registration of transfer or exchange of notes, but Dana may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The notes do not have the benefit of any sinking fund.

RANKING

     The notes are general unsecured obligations of Dana and rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of Dana and senior in right of payment to all existing and future subordinated Indebtedness of Dana. The notes are effectively subordinated to all secured Indebtedness of Dana, if any. In addition, the notes are structurally subordinated to all of the liabilities of Dana's subsidiaries. As of September 30, 2001:

     - Dana had $2,441 million of total indebtedness outstanding (including the notes), all of which ranked equally with the notes and none of which have been secured; and

     - Dana's subsidiaries had $4,089 million of liabilities, including, without limitation, trade payables, outstanding.

OPTIONAL REDEMPTION

     Make-Whole Redemption. The dollar notes and the euro notes are redeemable, at the option of Dana, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days' prior notice mailed to the registered address of each holder of notes to be so redeemed, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued and unpaid interest to the date of redemption or (ii)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued and unpaid interest) discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 35 basis points, the case of the dollar notes, or at the Bund Rate plus 35 basis points, in the case of the euro notes, plus, in each case, (b) accrued and unpaid interest to the date of redemption.

     Redemption for Tax Reasons. Dana may redeem the dollar notes, in whole but not in part, and/or the euro notes, in whole but not in part, at any time at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date of redemption, if Dana shall determine, based upon a written opinion of independent counsel selected by Dana, that as a result of any change in or amendment to the laws (including any administrative regulations thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, which amendment or change is effective on or after the Issue Date, Dana would be required to pay Additional Amounts on the occasion of the next payment due with respect to such notes. No notice of redemption pursuant to this paragraph shall be given earlier than 90 days prior to the effective date of such change or amendment and at the time notice of such redemption is given, such obligation to pay such Additional Amounts must remain in effect and be unavoidable by Dana's taking reasonable measures available to it.

     In the case of any redemption of less than all of the notes, the aggregate principal amount of the notes to be redeemed may be allocated by Dana between the dollar notes and the euro notes in Dana's sole discretion. Selection of notes for any redemption shall be made by the Trustee under the indenture in accordance with the rules of any securities exchange on which the notes may be listed or if the notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 or E1,000 may be redeemed in part but only in integral multiples of $1,000 or E1,000, as the case may be. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at his or her registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

ADDITIONAL AMOUNTS

     All payments of principal, premium, if any, and interest with respect to the notes will be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by the United States or any political subdivision or taxing authority thereof or therein (collectively, United States Taxes), unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United

States or any political subdivision or taxing authority thereof or therein or
(ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction at source is required on account of United States Taxes, Dana will, subject to certain limitations and exceptions (set forth below), pay to a holder of notes on behalf of an owner of a beneficial interest therein (an Owner) who is a United States Alien (as defined herein) such additional amounts (Additional Amounts) as may be necessary so that every net payment of principal, premium, if any, or interest with respect to such notes after such withholding or deduction on account of United States Taxes, will not be less than the amount provided for in the notes. However, Dana shall not be required to make any payment of Additional Amounts for or on account of:

          (a) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Owner and the United States, including, without limitation, such Owner being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or any other activities of such Owner (other than merely holding, disposing of or receiving any payment with respect to, any note), or (ii) the presentation of a note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

          (c) any tax, fee, duty, assessment or other governmental charge imposed by reason of such Owner's past or present status as a personal holding company, foreign personal holding company or controlled foreign corporation with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

          (d) any tax, fee, duty, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal or interest with respect to the notes;

          (e) any tax, fee, duty, assessment or other governmental charge imposed on interest received by anyone who owns (actually or constructively) 10% or more of the total combined voting power of all classes of stock of Dana;

          (f) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Owner of such note, if such compliance is required by the laws (including any administrative regulations) of the United States or any political subdivision or taxing authority thereof or therein as a precondition to maximum relief or exemption legally available to such Owner from such tax, assessment or other governmental charge; or

          (g) any combination of items (a), (b), (c), (d), (e) and (f);

nor shall Additional Amounts be paid to any holder of a note on behalf of any Owner who is a fiduciary or partnership or other than the sole Owner to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or Owner would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or Owner been the sole Owner of the note.

     The term "United States Alien" means any corporation, individual, fiduciary or partnership that for United States federal income tax purposes is a foreign corporation, nonresident alien individual, nonresident alien fiduciary of a foreign estate or trust, or foreign partnership one or more members of which is a foreign corporation, nonresident alien individual or nonresident alien fiduciary of a foreign estate or trust.

     Whenever there is mentioned herein, in any context, the payment of the principal of, or premium, if any, or interest on, or in respect of, a note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of such note and express mention of the payment of Additional

Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

CERTAIN COVENANTS

     Application of Fall Away Covenants and Covenant Substitution.   After such
time as:

          (1) the notes have been assigned an Investment Grade rating by both Rating Agencies;

          (2) if the Investment Grade rating is BBB-, in the case of S&P, or Baa3, in the case of Moody's, it shall not be accompanied by either (i) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof or (ii) in the case of Moody's, a negative outlook, a review for possible downgrade or the equivalent thereof; and

          (3) no Default under the indenture has occurred and is continuing,

(all such events collectively constituting an "Investment Grade Rating Event") and notwithstanding that the notes may later cease to have an Investment Grade rating by either or both Rating Agencies or that the Investment Grade rating may later be accompanied by either items (i) or (ii) set forth in paragraph (2) above, Dana and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the indenture:

     - "Limitation on Incurrence of Indebtedness and Issuance of Preferred
       Stock";

     - "Limitation on Certain Asset Dispositions";

     - "Limitation on Restricted Payments";

     - "Limitation on Transactions with Affiliates";

     - "Limitation on Payment Restrictions Affecting Restricted Subsidiaries";

     - "Limitation on Guarantees by Restricted Subsidiaries";

     - "Change of Control";

     - section (a) of "Limitation on Liens";

     - section (a) of "Limitation on Sale and Leaseback Transactions"; and

     - clause (3) of the first paragraph of "Merger, Consolidation, Etc."

and section (b) of "Limitation on Liens" and section (b) of "Limitation on Sale and Leaseback Transactions" shall become effective and apply to Dana and its Restricted Subsidiaries.

     A change in the rating on the notes by either Rating Agency shall be deemed to have occurred on the date that such Rating Agency shall have publicly announced the change.

     Limitation on Liens. (a) The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

          (1) Liens granted by Dana on property or assets of Dana securing Indebtedness of Dana that is permitted by the indenture and that is pari passu with the notes; provided, that the notes are secured on an equal and ratable basis with such Liens;

          (2) Liens granted by Dana on property or assets of Dana securing Indebtedness of Dana that is permitted by the indenture and that is subordinated to the notes; provided, that the notes are secured by Liens ranking prior to such Liens;

          (3) Permitted Liens;

          (4) Liens in respect of Acquired Indebtedness permitted by the indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by Dana or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Dana, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of Dana or of any Restricted Subsidiary of Dana other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Dana; and

          (5) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders.

     (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Dana and its Restricted Subsidiaries in light of the circumstances described above under "-- Application of Fall Away Covenants and Covenant Substitution", except with respect to Indebtedness between Dana and any Restricted Subsidiaries, Dana will not incur or guarantee (or to permit Restricted Subsidiaries to incur or guarantee) any Secured Debt other than Permitted Secured Debt without equally and ratably securing the notes.

     Limitation on Incurrence of Indebtedness and Issuance of Preferred
Stock. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, and Dana will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock, except:

          (1) Indebtedness of Dana, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Coverage Ratio of Dana for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.25 to 1.00;

          (2) Indebtedness outstanding on the Issue Date;

          (3) Indebtedness under the Credit Facilities in an amount not to exceed $1.65 billion;

          (4) Indebtedness owed by Dana to any Restricted Subsidiary of Dana or Indebtedness owed by a Subsidiary of Dana to Dana or a Restricted Subsidiary of Dana; provided, that, upon either

             (a) the transfer or other disposition by such Restricted Subsidiary or Dana of any Indebtedness so permitted under this clause (4) to a Person other than Dana or another Restricted Subsidiary of Dana or

             (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than Dana or another such Restricted Subsidiary of Dana as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary of Dana, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

          (5) Indebtedness of Dana or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement to the extent entered into to hedge any other Indebtedness permitted under the indenture;

          (6) Acquired Indebtedness to the extent Dana could have incurred such Indebtedness in accordance with clause (1) above on the date such Indebtedness became Acquired Indebtedness;

          (7) Indebtedness incurred by Dana or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

          (8) Indebtedness arising from agreements of Dana or a Restricted Subsidiary of Dana providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Dana;

          (9) Obligations in respect of performance and surety bonds and completion guarantees provided by Dana or any Restricted Subsidiary of Dana in the ordinary course of business;

          (10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

          (11) Guarantees by Dana or any of its Restricted Subsidiaries of Indebtedness of Dana or any Restricted Subsidiary permitted to be incurred under another provision of the covenant; provided that any Guarantee by a Restricted Subsidiary is given in compliance with "-- Limitation on Guarantees by Restricted Subsidiaries;"

          (12) Indebtedness of Dana under the outstanding notes and the exchange notes;

          (13) Indebtedness incurred to renew, extend or refinance (collectively for purposes of this clause (13) to "refinance") any Indebtedness incurred pursuant to clauses (1), (2) or (12) above; provided, that:

             (a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Dana to be necessary to accomplish such refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of Dana or such Restricted Subsidiary incurred in connection therewith and

             (b) (I) in the case of any refinancing of Indebtedness that is pari passu with the notes such refinancing Indebtedness is made pari passu with or subordinate in right of payment to such notes, and, in the case of any refinancing of Indebtedness that is subordinate in right of payment to the notes, such refinancing Indebtedness is subordinate in right of payment to such notes on terms no less favorable to the holders than those contained in the Indebtedness being refinanced,

             (II) in either case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refinanced and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by Dana or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by Dana or any of its Restricted Subsidiaries) which is conditioned upon a change of control of Dana pursuant to provisions substantially similar to those contained in the indenture described under "-- Change of Control" below and

             (III) Indebtedness of a Restricted Subsidiary may not be incurred to refinance any Indebtedness of Dana unless otherwise permitted pursuant to clause (16) below; and

     provided, further, that any Indebtedness incurred pursuant to clauses (1) or (2) above may be refinanced pursuant to this clause (13) provided that such refinancing occurs not later than three months after the repayment of the Indebtedness being refinanced, notwithstanding an initial repayment of the Indebtedness being refinanced using Dana's available cash resources;

          (14) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by Dana or its Restricted Subsidiaries in the ordinary course of business;

          (15) Preferred Stock of Restricted Subsidiaries issued to Dana or any of its Restricted Subsidiaries, provided, that, upon either

             (a) the transfer or other disposition by such Restricted Subsidiary or Dana of any Preferred Stock so permitted under this clause (15) to a Person other than Dana or another Restricted Subsidiary of Dana or

             (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than Dana or another such Restricted Subsidiary of Dana as a result of which such Restricted Subsidiary ceases to be a Subsidiary of Dana, the provisions of this clause (15) shall no longer be applicable to such Preferred Stock and such Preferred Stock shall be deemed to have been issued at the time of any such issuance, sale, transfer or other disposition, as the case may be;

          (16) Indebtedness incurred by Restricted Subsidiaries to Persons other than Dana and its Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries issued to Persons other than Dana and its Restricted Subsidiaries, provided that (i) the principal amount of such Indebtedness plus (ii) the stated liquidation preference of such Preferred Stock shall not exceed in the aggregate $250 million;

          (17) the consummation of any Qualified Securitization Transaction; and

          (18) Indebtedness of Dana or its Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (1) through (17) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (18), has an aggregate principal amount not in excess of $100 million at any time outstanding.

     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Dana may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

     Limitation on Restricted Payments. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

          (A) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its

     Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (b) in the case of any Restricted Subsidiary of Dana, dividends or distributions payable to Dana or a Restricted Subsidiary of Dana;

          (B) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of Dana or a Restricted Subsidiary of Dana, any securities convertible or exchangeable into shares of Capital Stock of Dana or a Restricted Subsidiary of Dana or any options, warrants or rights to purchase or acquire shares of Capital Stock of Dana or a Restricted Subsidiary of Dana, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by Dana or a Restricted Subsidiary of Dana;

          (C) make any Investment (other than a Permitted Investment) in any Person; or

          (D) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the notes (each of the transactions described in clauses (A) through (D) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof:

          (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

          (2) upon giving effect to such Restricted Payment, Dana could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above, or

          (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

             (a) 50% of Consolidated Net Income of Dana (or, in the case cumulative Consolidated Net Income of Dana shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from the Issue Date through the last day of Dana's most recently ended fiscal quarter for which financial statements are available; plus

             (b) 100% of the aggregate net cash proceeds received after the Issue Date, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of Dana and warrants, rights or options on Qualified Capital Stock of Dana (other than in respect of any such issuance to a Subsidiary of Dana) and the principal amount of Indebtedness of Dana or a Subsidiary of Dana that has been converted into or exchanged for Qualified Capital Stock of Dana which Indebtedness was incurred after the Issue Date; plus

             (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; plus

             (d) an amount equal to the sum of (I) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to Dana or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (II) the portion (proportionate to Dana's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Dana or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date; plus

             (e) solely in connection with the payment of ordinary quarterly dividends on Dana's common stock, an aggregate of $270 million.

    For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) any dividend on any class of Capital Stock of Dana or any of its Restricted Subsidiaries paid within 70 days after the declaration thereof if, on the date when the dividend was declared, Dana or any of its Restricted Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the indenture;

          (2) the renewal, extension or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the indenture described in clause (13) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above;

          (3) the exchange or conversion of any Indebtedness of Dana or any of its Restricted Subsidiaries for or into Qualified Capital Stock of Dana;

          (4) any Restricted Payments, including loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements or plans, in each case as such agreement, arrangement or plan is approved by the Board of Directors of Dana in its good faith judgment;

          (5) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (6) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Dana in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Dana) of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (7) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of Dana in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Dana) of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (8) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of Dana required pursuant to any shareholders agreement, management agreement or employee stock option or restricted stock agreement in accordance with the provisions of any such arrangement in an amount not to exceed $5 million in the aggregate;

          (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

          (10) so long as no Event of Default has occurred and is continuing, the redemption of any stock purchase rights under a rights plan in an aggregate amount not to exceed $5 million;

          (11) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures; provided, that after giving pro forma effect to such Investment, Dana could incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above;

          (12) Investments by Dana in Dana Credit Corporation made in the ordinary course of business for periods not exceeding 30 days at any time and in amounts not exceeding $20 million at any time outstanding; and

          (13) Restricted Payments by Dana or its Restricted Subsidiaries, not otherwise permitted to be made pursuant to clauses (1) through (12) above, in an aggregate amount not to exceed $75 million.

     Each Restricted Payment described in clauses (1), (4) and (8) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

     Limitation on Certain Asset Dispositions. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

          (1) Dana or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by Dana);

          (2) not less than 75% of the consideration for the disposition consists of cash or readily marketable Cash Equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the notes) of Dana or such Restricted Subsidiary or other obligations relating to such assets (and release of Dana or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

          (3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in Related Business Assets (including capital expenditures or the Capital Stock of another Person (other than Dana); provided, that immediately after giving effect to any such investment such Person shall be a Restricted Subsidiary of Dana), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that Dana shall determine to make an Offer to Purchase), either to

             (a) the permanent reduction and prepayment of any Indebtedness of Dana (other than Indebtedness which is expressly subordinate to the notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

             (b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of Dana then outstanding (including a permanent reduction of commitments in respect thereof).

     The 361st day after such Asset Disposition shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which Dana has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within fifteen days after the Asset Sale Offer Trigger Date, Dana shall make an Offer to Purchase the outstanding notes in the aggregate amount of the Unutilized Net Available Proceeds at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, Dana may defer making any Offer to Purchase outstanding notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (1), (2) and
(3) of the definition of "Permitted Investments."

     If any Indebtedness of Dana or any of its Restricted Subsidiaries ranking pari passu with the notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, Dana may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by Dana for any other purpose (subject to the other provisions of the indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the indenture described under "-- Merger, Consolidation, Etc." below.

     Dana will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

          (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) in the event such Asset Swap involves the transfer by Dana or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Dana in good faith, in excess of $20 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Dana or such Restricted Subsidiary, as the case may be, as being fair to Dana or such Restricted Subsidiary, as the case may be, from a financial point of view; and

          (3) in the event such Asset Swap involves the transfer by Dana or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Dana in good faith, in excess of $500 million, Dana has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Dana or such Restricted Subsidiary, as the case may be, from a financial point of view.

     In the event that Dana makes an Offer to Purchase the notes, Dana shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Dana's ability to repurchase the notes may be limited by other then-existing borrowing agreements of Dana and its Restricted Subsidiaries. There can be no assurance that Dana will be able to obtain a consent or a waiver of such limitations. See "-- Limitation on Restricted Payments."

     Limitation on Sale and Leaseback Transactions. (a) The indenture provides that Dana will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

          (1) Dana or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as determined by the Board of Directors of Dana or such Restricted Subsidiary, as the case may be, if the fair market value exceeds $20.0 million) of the property subject to such transaction;

          (2) Dana or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds after the Sale and Leaseback Transaction) are satisfied at the time required to be satisfied pursuant to that covenant with respect to such Sale and Leaseback Transaction, treating all of the cash consideration (with the items constituting cash consideration to be determined in accordance with "-- Limitation on Certain Asset Dispositions") received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     For the purposes of this section (a), the term "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Dana or a Restricted Subsidiary transfers such property to a person and Dana or a Restricted Subsidiary leases it from such Person.

     (b) The indenture provides that, in the event that that section (a) of this covenant no longer applies to Dana and its Restricted Subsidiaries in light of the circumstances described above under "-- Application of Fall Away Covenants and Covenant Substitution", Dana will not engage in any Sale and Leaseback Transactions (except leases for a temporary period not exceeding 36 months) involving any Principal Property, or to permit any of its Restricted Subsidiaries which has been in operation for more than 180 days to do so, unless

          (1) Dana or such Restricted Subsidiary would be entitled to incur Secured Debt on such Principal Property equal to the amount realizable upon such sale or transfer as if such amount were secured by a mortgage, without equally and ratably securing the notes; or

          (2) an amount equal to the greater of the net proceeds of the sale or the fair value of such Principal Property is applied within 180 days either to (A) the retirement of indebtedness of Dana that was Funded Debt at the time it was created or (B) the purchase of other Principal Property having a value at least equal to the greater of such amounts; or

          (3) the Sale and Leaseback Transaction involved an industrial revenue bond, pollution control bond or other similar financing arrangement between Dana or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or agency.

     For the purposes of this section (b), the term "Sale and Leaseback Transaction" means any arrangement with any person or entity providing for the leasing by Dana or any Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by Dana or a Restricted Subsidiary to such person or entity; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, of not more than three years.

     Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

          (1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by Dana or by any Restricted Subsidiary of Dana, or make payments on any Indebtedness owed to Dana or to any Restricted Subsidiary of Dana;

          (2) make loans or advances to Dana or to any Restricted Subsidiary of Dana; or

          (3) transfer any of their respective property or assets to Dana or to any Restricted Subsidiary of Dana.

     The preceding restrictions, however, do not apply to encumbrances or restrictions existing under or by reason of:

          (1) applicable law or regulations;

          (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary of Dana;

          (3) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

          (4) any agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of Dana and outstanding on such date and not incurred in anticipation or contemplation of becoming a Subsidiary of Dana, provided, such encumbrance or restriction shall not apply to any assets of Dana or its Restricted Subsidiaries other than such Restricted Subsidiary;

          (5) any agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (3) or (4) of this paragraph or this clause (5) or contained in any amendment to an agreement referred to in clause (3) or (4) of this paragraph or this clause (5); provided, however, that the encumbrances and restrictions contained in any such agreement or amendment are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (3) and (4) of this paragraph;

          (6) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary; or

          (7) the indenture.

     Limitation on Transactions with Affiliates. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to:

          (1) sell, lease, transfer or otherwise dispose of any of its property or assets to any Affiliate of Dana or of any Subsidiary,

          (2) purchase any property or assets from any Affiliate of Dana or of any Subsidiary,

          (3) make any Investment in any Affiliate of Dana or of any Subsidiary, or

          (4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of Dana or of any Subsidiary (each of (1) through (4) being an Affiliate Transaction), other than Affiliate Transactions that are on terms that are no less favorable to Dana or such Restricted Subsidiary of Dana than those that could be obtained in a comparable arm's length transaction by Dana or such Restricted Subsidiary of Dana from an unaffiliated party; provided, that if Dana or any Restricted Subsidiary of Dana enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $20 million, a majority of the disinterested members of the Board of Directors of Dana or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard.

     The foregoing restrictions shall not apply to:

          (1) any transaction between Restricted Subsidiaries of Dana, or between Dana and any Restricted Subsidiary of Dana if such transaction is not otherwise prohibited by the terms of the indenture;

          (2) transactions entered into in the ordinary course of business;

          (3) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of Dana or any Subsidiary as determined in good faith by Dana's Board of Directors or senior management;

          (4) any Qualified Securitization Transactions;

          (5) any agreement as in effect as of the Issue Date (including, without limitation, the Operating Agreement, the agreements relating to the Receivables Facility and the Tax Sharing Agreement between Dana and Dana Credit Corporation) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

          (6) Restricted Payments permitted by the indenture;

          (7) loans or advances to employees or consultants in the ordinary course of business;

          (8) joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are fair to Dana or its Restricted Subsidiaries, in the reasonable determination of the senior management of Dana, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (9) any employment or compensation arrangement entered into by Dana or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the indenture.

     Limitation on Guarantees by Restricted Subsidiaries. The indenture provides that Dana will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of Dana unless such Restricted Subsidiary of Dana simultaneously executes and delivers a supplemental indenture to the indenture providing for the guarantee of payment of the notes (each a Subsidiary Guarantee) by such Restricted Subsidiary of Dana (a Subsidiary Guarantor); provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness:

          (1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of Dana ranking pari passu with the notes, the relevant Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of Dana subordinated to the notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and

          (b) (I) in the case of any such guarantee of Indebtedness of Dana subordinated or junior to the notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

          (2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Dana or any other Subsidiary of Dana as a result of any payment by it under such Subsidiary Guarantees.

     Notwithstanding the foregoing, any Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the unconditional release or discharge of such Subsidiary Guarantor's guarantees of all other Indebtedness of Dana (other than a release resulting from payment under such Subsidiary Guarantor's guarantees) or (b) any sale, exchange or transfer, to any Person not an Affiliate of Dana, of all (but not less than all) of the Capital Stock of such Subsidiary Guarantor, or all or substantially all of the assets of such Subsidiary Guarantor, pursuant to a transaction which is in compliance with all of the terms of the indenture.

     Notwithstanding the foregoing, the provisions of this "Limitation on Guarantees by Restricted Subsidiaries" shall not apply with respect to

          (1) guarantees by Restricted Subsidiaries outstanding on the Issue
     Date;

          (2) guarantees of Acquired Indebtedness outstanding at the time that a Restricted Subsidiary becomes a Subsidiary of Dana; and

          (3) guarantees by Restricted Subsidiaries of Indebtedness to the extent such Indebtedness could have been incurred by such Restricted Subsidiaries pursuant to clause (16) of "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" (without duplication in the case of the same Indebtedness being guaranteed by one or more Restricted Subsidiaries).

     Change of Control. Upon the occurrence of a Change of Control (the date of each such occurrence being the Change of Control Date), Dana will notify the holders in writing of such occurrence and will commence an Offer to Purchase (the Change of Control Offer) all notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by Dana to the holders not more than 30 days after any Change of Control Date.

     None of the provisions relating to a purchase upon a Change of Control is waivable by the Board of Directors of Dana. Dana could, in the future, enter into certain transactions, including certain recapitalizations of Dana, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that Dana would have sufficient funds to pay the redemption price for all notes that Dana is required to redeem. In the event that Dana were required to purchase outstanding notes pursuant to a Change of Control Offer, Dana expects that it would need to seek third-party financing to the extent it did not have available funds to meet its purchase obligations. However, there can be no assurance that Dana would be able to obtain such financing.

     With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture (including as set forth under "-- Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture and the notes) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders are subject to a Change of Control Offer.

     Dana's ability to repurchase notes may be limited by other then-existing borrowing agreements of Dana and its Subsidiaries. There can be no assurance that Dana will be able to obtain a consent or a waiver of such limitations. See "-- Limitation on Restricted Payments."

     If an offer is made to redeem notes as a result of a Change of Control, Dana will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

     The Change of Control redemption feature of the notes may in certain circumstances make more difficult or discourage a takeover of Dana and, thus, the removal of incumbent management.

     Reports. So long as any note is outstanding, Dana will file with the SEC and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause to be mailed, to the holders at their addresses as set forth in the registers of the notes, copies of the annual reports and of the information, documents and other reports which Dana is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which Dana would be required to file with the SEC if Dana then had a class of securities registered under the Exchange Act. In addition, Dana shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee and mailed no later than the date such materials are mailed or made available to Dana's stockholders, to the holders at their addresses as set forth in the registers of notes.

     Merger, Consolidation, Etc. Dana will not consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless
(1) either (A) Dana shall be the continuing or surviving Person in such a consolidation or merger or (B) the Person (if other than Dana) formed by such consolidation or into which Dana is merged or to which all or substantially all of the properties and assets of Dana are transferred (Dana or such other Person being referred to as the Surviving Person) shall be a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume, by a supplemental indenture, all the obligations of Dana under the notes and the indenture, (2) immediately after the transaction and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default will exist, (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Surviving Person could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and (4) an officer's certificate has been delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (1), (2) and, to the extent then applicable, (3), have been satisfied and an opinion of counsel (from a counsel who shall not be an employee of Dana) has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (1) and, to the extent then applicable, clause (3), have been satisfied.

     Upon any consolidation, merger or transfer in accordance with the foregoing, the Surviving Person will succeed to and be substituted for Dana with the same effect as if it had been named herein as a party hereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the notes and the indenture.

     Payments for Consents. Neither Dana nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that such consideration may be paid only with respect to the dollar notes or the euro notes to the extent that the consent, waiver or amendment relates only to such series and requires no action by the other series.

EVENTS OF DEFAULT

     The following are Events of Default under the indenture:

          (1) default in the payment of principal of, or premium, if any, on any note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of Dana to repurchase any note on the date required following a Change of Control; or

          (2) default in the payment of any installment of interest on any note (including any additional interest to be paid as required by the registration rights agreement), when due and continuance of such Default for 30 days or more; or

          (3) failure to observe, perform or comply with any of the applicable provisions described under "Certain Covenants -- Merger, Consolidation, Etc." above; or

          (4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other applicable covenant or warranty of Dana or of any Restricted Subsidiary in the indenture and failure to remedy such default or breach within a period of 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding dollar notes or euro notes, as the case may be; or

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Dana or any Restricted Subsidiary of Dana (or the payment of which is guaranteed by Dana or any Restricted Subsidiary of Dana), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $100 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

          (6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against Dana or any Restricted Subsidiary of Dana or any of their respective property or assets in an aggregate amount in excess of $100 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

          (7) certain events of bankruptcy, insolvency or reorganization involving Dana or any Material Subsidiary of Dana.

     If an Event of Default (other than an Event of Default referred to in clause (7) above involving Dana) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding dollar notes or euro notes may, and the relevant Trustee shall upon the request of holders of not less than 25% in aggregate principal amount of the dollar notes or euro notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the dollar notes or euro notes, as the case may be, then outstanding to be due and payable, by a notice in writing to Dana (and to the relevant Trustee, if given by holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If an Event of Default referred to in clause (7) above involving Dana occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the notes then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any holder.

     No holder of any note may enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the Trustee, with respect to the indenture the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding dollar notes and euro notes, as the case may be, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the relevant holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the dollar notes or euro notes, as the case may be, or that resulted from the failure of Dana to comply with the provisions of "-- Certain Covenants -- Change of Control" or "-- Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the dollar notes then outstanding by notice to the Trustee may rescind an acceleration of such dollar notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the dollar notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the euro notes then outstanding by notice to the Trustee may rescind an acceleration of such euro notes and its consequences if all existing Events of Default (other than the non-payment of principal of and premium, if any, and interest on the euro notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in aggregate principal amount of the dollar notes then outstanding may, on behalf of the holders of all the dollar notes, waive any past Default or Event of Default under the indenture as it relates to the dollar notes and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the dollar notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of all holders. The holders of a majority in aggregate principal amount of the euro notes then outstanding may on behalf of the holders of all the euro notes, waive any past Default or Event of Default under the indenture as it relates to the euro notes and its consequences, except a Default in the payment of principal of or premium, if any, or interest on, the euro notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of all holders.

     Under the indenture, an officer of Dana is required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof (provided that an officer shall certify at least annually whether or not any Default or Event of Default has occurred).

AMENDMENT, SUPPLEMENT AND WAIVER

     From time to time, Dana, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the holders, amend, waive or supplement the indenture and the notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the relevant indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder; provided that Dana has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any holder. Other amendments and modifications of the indenture and the dollar notes and euro notes issued thereunder may be made by Dana, and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the dollar notes and/or euro notes then outstanding affected thereby.

     Notwithstanding the foregoing, no amendment or modification may, without the consent of the holder of each outstanding note affected thereby:

          (1) change the maturity of the principal of or any installment of interest on any such note or alter the optional redemption or repurchase provisions of any such note or the indenture in a manner adverse to the holders of such notes;

          (2) reduce the principal amount of (or the premium) of any such note;

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) change the place or currency of payment of principal of (or premium) or interest on any such note or the obligation on the part of Dana to pay Additional Amounts;

          (5) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections to the indenture or the notes subject thereto which do not adversely affect the holders of notes) or the right of the holders of notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any notes or the modification and amendment of the indenture and any notes (other than to add sections to the indenture or the notes which may not be amended, supplemented or waived without the consent of each holder herein affected);

          (6) reduce the percentage of the principal amount of outstanding dollar notes and euro notes, as the case may be, necessary for amendment to or waiver of compliance with any provision of the indenture or the dollar notes and euro notes, as the case may be, outstanding thereunder or for waiver of any Default in respect thereof;

          (7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such dollar note or euro note (except a rescission of acceleration of the relevant notes by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

          (8) modify the ranking or priority of the notes; or

          (9) modify the provisions relating to any Offer to Purchase required under the covenants described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions" or "-- Certain Covenants -- Change of Control" in a manner materially adverse to the holders of notes affected thereby.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Dana may, at its option and at any time, terminate the obligations of Dana with respect to the dollar notes or the euro notes or all of the notes (defeasance). Such defeasance means that Dana shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes so defeased, except for:

          (1) the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

          (2) Dana's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

          (3) the rights, powers, trusts, duties and immunities of the Trustee; and

          (4) the defeasance provisions of the indenture.

In the event that the dollar notes or the euro notes are defeased but not all of the notes are defeased, Dana's obligations with respect to the notes not defeased shall be unaffected by the defeasance of the other notes.

     In addition, Dana may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the indenture with respect to the dollar notes or the euro notes or all of the notes, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes so defeased (covenant defeasance).

     In order to exercise either defeasance or covenant defeasance:

          (1) Dana must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes to be defeased, in the case of the dollar notes, cash in United States dollars, U.S. government Obligations, or a combination thereof, or in the case of the euro notes, cash in euros, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to be defeased to redemption or maturity;

          (2) Dana shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

          (3) no Default or Event of Default under the indenture shall have occurred and be continuing immediately after giving effect to such deposit;

          (4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of Dana;

          (5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Dana is a party or by which it is bound;

          (6) Dana shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (7) Dana shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above need not be delivered if at such time all outstanding dollar notes or euro notes, as the case may be, have been irrevocably called for redemption.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes issued thereunder, as expressly provided for in such indenture) as to all outstanding notes issued thereunder when:

          (1) either

             (a) all the notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed notes issued thereunder which have been replaced or paid and notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by

        Dana and thereafter repaid to Dana or discharged from such trust) have been delivered to the Trustee for cancellation or

             (b) all notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable and Dana has irrevocably deposited or caused to be deposited with the Trustee funds in U.S. dollars, in the case of the dollar notes, and euros, in the case of the euro notes, in an amount sufficient to pay and discharge the entire Indebtedness on such notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such notes issued thereunder to the date of deposit together with irrevocable instructions from Dana directing the Trustee to apply such funds to the payment thereof at maturity;

          (2) Dana has paid all other sums payable under such indenture by Dana; and

          (3) Dana has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

NOTICES

     All notices shall be deemed to have been given (i) by the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as recorded in the note registers, and (ii) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, by publication of such notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Dana or any of its Subsidiaries, as such, shall have any liability for any obligations of Dana under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Dana, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

REGISTRATION RIGHTS

     Dana entered into a registration rights agreement with the initial purchasers in which it agreed to use its reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for SEC-registered notes (exchange notes), with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rates as described below). This prospectus is part of the registration statement filed in compliance with these provisions.

     When the SEC declares this registration statement effective, Dana will offer the exchange notes in return for the outstanding notes. The exchange offer will remain open for at least 20 business days after the date Dana mails notice of the exchange offer to noteholders. For each note surrendered to Dana under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the date of issuance of the outstanding notes.

     If applicable interpretations of the staff of the SEC do not permit Dana to effect the exchange offer, Dana will use its reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. Dana will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

     If the exchange offer is not completed on or before May 8, 2002, the respective annual interest rates borne by the dollar notes and the euro notes will be increased by 1.0% per annum until the exchange offer is completed. Whenever there is mentioned herein, in any context, the payment of interest on a note, such mention shall be deemed to include mention of the payment of any additional interest to the extent that, in such context, any such additional interest is, was or would be payable in respect thereof pursuant to the provisions of such note, the indenture and the registration rights agreement and express mention of the payment of additional interest (if applicable) in any provisions hereof shall not be construed as excluding additional interest in those provisions hereof where such express mention is not made.

     Dana will be entitled to close the exchange offer 20 business days after its commencement, provided that Dana has accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rates set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

     This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from Dana upon request.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

     "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale and Leaseback Transaction) of:

          (1) shares of Capital Stock of a Restricted Subsidiary of Dana (other than directors' qualifying shares); or

          (2) property or assets of Dana or any of its Restricted Subsidiaries.

     Notwithstanding the foregoing, an Asset Disposition shall not include:

          (1) a disposition by a Restricted Subsidiary to Dana or by Dana or a Restricted Subsidiary to a Restricted Subsidiary;

          (2) the sale of Cash Equivalents in the ordinary course of business;

          (3) a disposition of inventory in the ordinary course of business;

          (4) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of Dana and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5) transactions permitted under "Certain Covenants -- Merger, Consolidation, Etc.";

          (6) an issuance of Capital Stock by a Restricted Subsidiary of Dana to Dana or to a Restricted Subsidiary;

          (7) for purposes of "Certain Covenants -- Limitation on Certain Asset Dispositions" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants -- Limitation on Restricted Payments";

          (8) an Asset Swap effected in compliance with "Certain
     Covenants -- Limitation on Certain Asset Dispositions";

          (9) any sale, transfer or other disposition of defaulted receivables for collection;

          (10) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

          (11) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "-- Certain Covenants -- Limitation on Liens" above and dispositions in connection with Permitted Liens;

          (12) sales of accounts receivable in connection with the Receivables Facility;

          (13) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP;

          (14) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction; and

          (15) any isolated sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve consideration in excess of $10 million.

     "Asset Sale Offer Trigger Date" has the meaning set forth in "-- Certain Covenants -- Limitation on Certain Asset Dispositions."

     "Asset Swap" means concurrent purchase and sale or exchange of Related Business Assets between Dana or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with "Limitation on Certain Asset Dispositions."

     "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the lower of the interest rates borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Bund Rate" means, with respect to any redemption date for the euro notes, the five day average of the daily fixing on the Frankfurt Stock Exchange of the rate for German Bund securities having a constant maturity most nearly equal to the period from the redemption date to the maturity date; provided, however, that if the period from the redemption date to the maturity date is not equal to the constant maturity of a German Bund security for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of German Bund securities for which such yields are given, except that if the period from the redemption date to the maturity date is less than one year, the weekly average yield on actually traded German Bund securities adjusted to a constant maturity of one year shall be used.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease before the first date such lease may be terminated without penalty.

     "Cash Equivalents" means

          (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's;

          (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P or "A" or the equivalent thereof by Moody's, and having combined capital and surplus in excess of $500.0 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
     (3) above;

          (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

          (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
     (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Dana, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dana representing 35% or more of the combined voting power of Dana's then outstanding Voting Stock;

          (2) the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the Board of Directors of Dana: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Dana) whose appointment or election by the Board of Directors or nomination for election by Dana's stockholders was approved by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended;

          (3) the shareholders of Dana shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the indenture); or

          (4) Dana or any Restricted Subsidiary of Dana, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of Dana and the Restricted Subsidiaries of Dana (determined on a consolidated basis) to any Person; provided, that neither the merger of a Restricted Subsidiary of Dana into Dana or into any Restricted Subsidiary of Dana nor a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of a Restricted Subsidiary of Dana into Dana or into any Restricted Subsidiary of Dana shall be deemed to be a Change of Control.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dana, the Capital Stock of which constitutes all or substantially all of the properties and assets of Dana, shall be deemed to be the transfer of all or substantially all of the properties and assets of Dana.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Comparable Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

     "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the dollar notes (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the dollar notes to be redeemed.

     "Comparable Treasury Price" means with respect to any redemption date for the dollar notes: (1) the average of four Comparable Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Comparable Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Comparable Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1) if Dana or any Restricted Subsidiary:

             (a) has incurred any Indebtedness since the beginning of such four fiscal quarters that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and to the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

             (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of such period Dana or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

             (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

             (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Dana or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Dana and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Dana and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of such period Dana or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Dana) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Dana or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Dana or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Dana (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) Consolidated Interest Expense;

          (2) Consolidated Income Taxes;

          (3) consolidated depreciation expense;

          (4) consolidated amortization of intangibles; and

          (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

     "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Dana and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

          (2) amortization of debt discount;

          (3) non-cash interest expense;

          (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

          (6) net costs associated with Hedging Obligations (including amortization of fees);

          (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Dana or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

          (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Dana) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Dana or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Dana and its Subsidiaries with respect to Interest Rate Protection Agreements.

     "Consolidated Net Income" means, for any period, the net income (loss) of Dana and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Dana's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Dana or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) Dana's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Dana or a Restricted Subsidiary;

          (2) any net income (loss) of any Person acquired by Dana or a Subsidiary in a pooling of interests transaction for any period before the date of such acquisition;

          (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Dana, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Dana's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted

        Subsidiary during such period to Dana or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

             (b) Dana's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Dana or its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (provided that sales of equipment and related assets (including contract rights) or Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets" means the total assets (less applicable reserved and other properly deductible items) on the balance sheet of Dana and its consolidated Subsidiaries for the most recent fiscal quarter, less (i) all current liabilities and (ii) goodwill, trade names, patents, organization expenses and other like intangibles of Dana and its consolidated Subsidiaries.

     "Consolidated Tangible Assets" means the total assets (less applicable reserved and other properly deductible items) on the balance sheet of Dana and its consolidated Subsidiaries for the most recent fiscal quarter, less goodwill, trade names, patents, organization expenses and other like intangibles of Dana and its consolidated Subsidiaries.

     "Credit Facilities" means (i) the 364-Day Credit Agreement dated as of November 15, 2000 among Dana, as borrower, the initial lenders named therein, as initial lenders, and Citibank, N.A., as Administrative Agent, Deutsche Bank, AG, New York Branch and Bank of America, N.A., as Syndication Agents, Bank One, NA, as Documentation Agent and Salomon Smith Barney Inc., as Lead Arranger and Book Manager, including any related notes, (ii) the Five-Year Credit Agreement dated as of November 15, 2000 among Dana, as borrower, the initial lenders named therein, as initial lenders, and Citibank, N.A., as Administrative Agent, Deutsche Bank, AG, New York Branch and Bank of America, N.A., as Syndication Agents, Bank One, NA, as Documentation Agent and Salomon Smith Barney Inc., as Lead Arranger and Book Manager, including any related notes and (iii) the Receivables Facility, each as amended to the Issue Date and as such Facilities may from time to time thereafter be amended, restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders; provided that no amendment, restatement, supplement or other modification to such facilities shall permit a Restricted Subsidiary to be a borrower thereunder except to the extent permitted under clause (16) under "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock" or provide for the granting of a Lien other than as permitted by "Limitations on Liens"; and provided, further, that in no event shall the amount of Indebtedness which Dana may incur under the Credit Facilities, including any refinancing, refunding, replacement or extension thereof, exceed $1.65 billion.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dana or any of its Restricted Subsidiaries against fluctuations in currency values to or under which Dana or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the indenture).

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Dana or a Restricted Subsidiary); or

          (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Dana to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that Dana may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by Dana with the provisions of the indenture described under the captions "Change of Control" and "Certain Covenants -- Limitation on Certain Asset Dispositions" and such repurchase or redemption complies with "Certain Covenants -- Limitation on Restricted Payments."

     "Event of Default" has the meaning set forth under "-- Events of Default" herein.

     "Funded Debt" means indebtedness for borrowed money owed or guaranteed by Dana or any consolidated Restricted Subsidiary, and any other indebtedness which under GAAP would appear as debt on Dana's consolidated balance sheet, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Agreement.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such

Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further, that:

          (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of Dana shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Dana; and

          (2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

     "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

          (1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (3) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business;

          (4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

          (5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed continently to supply or advance funds;

          (6) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

          (7) all obligations under Currency Agreements and Interest Rate Protection Agreements; and

          (8) all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such person.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall he determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

     For the avoidance of doubt, neither the Operating Agreement nor the obligations thereunder shall constitute "Indebtedness" for the purposes of the indenture or the notes.

     "Independent Investment Banker" means Deutsche Banc Alex. Brown Inc. or J.P. Morgan Securities Inc. (and their successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution selected by Dana.

     "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any Restricted Subsidiary against fluctuations in interest rates to or under which such Person or any Restricted Subsidiary of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

     "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

          (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3) an acquisition of assets, Capital Stock or other securities by Dana or a Subsidiary for consideration to the extent such consideration consists of common equity securities of Dana.

     For purposes of "Certain Covenants -- Limitation on Restricted Payments",

          (1) "Investment" will include the portion (proportionate to Dana's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Dana at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Dana will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Dana's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Dana's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Dana in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Dana. If Dana or any Restricted Subsidiary of Dana sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Dana such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Dana, Dana shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Dana in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

     "Investment Grade" means:

          (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB-; and

          (2) with respect to Moody's, any of the rating categories from and including Aaa to and including Baa3.

     "Issue Date" means the date on which the notes are originally issued under the indenture.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

          (1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

          (2) accounts, general intangibles or chattel paper sold to the referent Person.

     "Material Subsidiary" means, at any date of determination, any Subsidiary of Dana that, together with its Subsidiaries,

          (1) for the most recent fiscal year of Dana accounted for more than 5% of the consolidated revenues of Dana or

          (2) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of Dana, all as set forth on the most recently available consolidated financial statements of Dana and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

     "Maturity Date" means August 15, 2011.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

          (2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

          (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the indenture described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions"); and

          (5) all distributions and other payments, made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Offer to Purchase" means a written offer (the "Offer") sent by Dana by first class mail, postage prepaid, to each holder at its address appearing in the register for the dollar notes, or the euro notes, as the case may be, on the date of the Offer, offering to purchase up to the principal amount of the dollar notes or the euro notes, as the case may be, in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such notes within five Business Days after the Expiration Date. Dana shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of Dana's obligation to make an Offer to Purchase, and the Offer shall be mailed by Dana or, at Dana's request, by such Trustee in the name and at the expense of Dana. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender such notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding notes offered to be purchased by Dana pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by Dana for each $1,000 aggregate principal amount of dollar notes and each E1,000 aggregate principal amount of euro notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

          (5) that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount in the case of dollar notes and in an integral multiple of E1,000 principal amount in the case of euro notes;

          (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any note not tendered or tendered but not purchased by Dana pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each holder electing to tender all or any portion of a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if Dana or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Dana and the Trustee duly executed by the holder thereof or his attorney duly authorized in writing);

          (10) that holders will be entitled to withdraw all or any portion of notes tendered if Dana (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          (11) that (I) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Dana shall purchase all such notes and (II) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Dana shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only dollar notes in denominations of $1,000 or integral multiples thereof and euro notes in denominations of E1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any holder whose note is purchased only in part, Dana shall execute, and the Trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the note or notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Operating Agreement" means the Operating Agreement dated as of May 23, 1995, between Dana and Dana Credit Corporation, as amended.

     "Permitted Investments" means:

          (1) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

          (2) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;

          (3) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase;

          (4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

          (5) any acquisition of the Capital Stock of any Person; provided, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of Dana;

          (6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

          (7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

          (8) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the indenture (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the indenture);

          (9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the indenture described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions" above;

          (10) Investments for which the sole consideration provided is Qualified Capital Stock of Dana; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of "-- Certain Covenants -- Limitation on Restricted Payments";

          (11) loans and advances to employees made in the ordinary course of business;

          (12) Investments outstanding on the Issue Date;

          (13) Investments in Dana or a Restricted Subsidiary;

          (14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer;

          (15) Investments made by Dana in Dana Credit Corporation required pursuant to the Operating Agreement;

          (16) Investments in any Person after the Issue Date in an aggregate amount not in excess of $150.0 million at any one time outstanding; and

          (17) Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than Dana or an affiliate of Dana) organized under the laws of any State of the United States of America and subject to the reporting requirements of
     Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $10.0 million at any one time outstanding.

     "Permitted Joint Venture" means any Person which is not a Restricted Subsidiary and which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Related Business, and the Capital Stock of which is owned by Dana or its Restricted Subsidiaries, on the one hand, and one or more Persons other than Dana or any Affiliate of Dana, on the other hand.

     "Permitted Liens" means:

          (1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (2) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

          (4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (5) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, perform-ance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Dana or of any of its Restricted Subsidiaries;

          (7) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

             (a) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

             (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

             (c) any such Lien shall not extend to or cover any property or assets of Dana or of any Restricted Subsidiary of Dana other than such item of property or assets and any improvements on such item;

          (8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Dana or of any Restricted Subsidiary of Dana;

          (9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the indenture;

          (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11) Liens arising from the rendering of a final judgment or order against Dana or any Restricted Subsidiary of Dana that does not give rise to an Event of Default;

          (12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (13) Liens in favor of the Trustee arising under the indenture;

          (14) any lien existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of Dana or is merged with or consolidated into Dana or a Restricted Subsidiary of Dana or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to Dana or any Restricted Subsidiary of Dana;

          (15) Liens on property of any Subsidiary of Dana to secure Indebtedness for borrowed money owed to Dana or to another Restricted Subsidiary of Dana;

          (16) Liens in favor of Dana or any Restricted Subsidiary;

          (17) Liens existing on the Issue Date;

          (18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under an Interest Rate Protection Agreement;

          (20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of Dana or its

     Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Dana or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

          (22) Liens securing Indebtedness which is incurred to refinance Indebtedness which had been secured by a Lien or Liens permitted under "Limitation on Liens" and which is incurred in accordance with the provisions of "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Liens do not extend to or cover any property or assets of Dana or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (23) Liens securing the Receivables Facility;

          (24) Liens granted in connection with any Qualified Securitization Transaction;

          (25) Liens securing Indebtedness incurred by Restricted Subsidiaries incurred in accordance with the provisions of "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (26) in addition to the items referred to in clauses (1) through (25) above, Liens of Dana and its Restricted Subsidiaries in an aggregate amount which, when taken together with the aggregate amount of all other Liens incurred pursuant to this clause (26) and then outstanding, will not exceed 5% of Consolidated Tangible Assets.

     "Permitted Secured Debt" means (1) Secured Debt existing at the date of the indenture; (2) liens on real or personal property acquired, constructed or improved by Dana or a Restricted Subsidiary after the date of the indenture which are created contemporaneously with, or within 12 months after, the acquisition, construction or improvement to secure all or any part of the purchase price of such property or the cost of such construction or improvement;
(3) mortgages on property of Dana or a Restricted Subsidiary created within 12 months of the completion of construction or improvement of any new plant(s) on such property to secure the cost of such construction or improvement; (4) liens on property existing at the time the property was acquired by Dana or any Restricted Subsidiary; (5) liens on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary; (6) liens on stock (except stock of Subsidiaries) acquired after the date of the indenture if the aggregate cost thereof does not exceed 15% of Consolidated Net Tangible Assets; (7) liens securing indebtedness of a successor corporation to Dana to the extent permitted by the indenture; (8) liens securing indebtedness of a Restricted Subsidiary at the time it became such; (9) liens securing indebtedness of any entity outstanding at the time it merged with, or substantially all of its properties were acquired by, Dana or any Restricted Subsidiary; (10) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between Dana or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; (11) liens in connection with government or other contracts to secure progress or advance payments; (12) liens in connection with taxes or legal proceedings to the extent such taxes or legal proceedings are being contested or appealed in good faith or are incurred for the purpose of obtaining a stay or discharge in the course of such proceedings; (13) liens consisting of mechanics' or materialmen's or similar liens incurred in the ordinary course of business and easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in title thereto; (14) liens made in connection with or to secure payment of workers' compensation, unemployment insurance, or social security obligations; (15) liens in connection with the Sale and Leaseback Transactions which are not subject to the limitations described below under "Certain Covenants -- Limitations on Sale and Leaseback Transactions"; (16) mortgages to secure debt of a Restricted Subsidiary to Dana or to another Restricted Subsidiary; (17) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof; and
(18) Secured Debt of Dana and its Restricted Subsidiaries not otherwise permitted or excepted if the sum of such Secured Debt plus the aggregate value of Sale and Leaseback Transactions subject to limitation described "Certain Covenants -- Limitations on Sale and Leaseback Transactions", does not exceed 15% of the Consolidated Net Tangible Assets.

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

          (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

          (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

     "Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principal Property" means any real property (including building and other improvements) of Dana or any Restricted Subsidiary, owned currently or hereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility) which has a book value in excess of 2% of Consolidated Net Tangible Assets.

     "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of Dana in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of Dana may sell, convey or otherwise transfer to

          (1) a Securitization Subsidiary or

          (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of Dana, and any assets related thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

     "Rating Agency" means each of (1) S&P and (2) Moody's.

     "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of Dana of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

     "Receivables Facility" means the Receivables Purchase Agreement dated as of March 29, 2001, among Dana Asset Funding LLC, as the Seller, Corporate Receivables Corporation, Twin Towers Inc., Falcon Asset Securitization Corporation and Park Avenue Receivables Corporation, as Investors, Citibank, N.A., Deutsche Bank AG, New York Branch, Bank One, NA (Main Office Chicago) and The Chase Manhattan Bank, as Banks, Citicorp North America, Inc., as Program Agent, Deutsche Bank AG, New York Branch, as Administrative Agent, Citicorp North America, Inc., Deutsche Bank AG, New York Branch, Bank One, NA (Main Office Chicago) and The Chase Manhattan Bank, as Investor Agents, Dana Corporation, as Collection Agent and an Originator and certain subsidiaries of Dana Corporation parties thereto, as Originators; the

Purchase and Contribution Agreement, dated as of March 29, 2001, among Dana Corporation and certain of its subsidiaries parties thereto, as Sellers, and Dana Asset Funding LLC, as Purchaser; the Originator Purchase Agreement Performance Guaranty dated as of March 29, 2001, by Dana Corporation in favor of Dana Asset Funding LLC; the Seller Purchase Agreement Performance Guaranty dated as of March 29, 2001, made by Dana Corporation in favor of Citibank North America, Inc., as Program Agent; and related agreements and instruments, each as amended to the Issue Date and as such agreements and instruments may from time to time thereafter be amended, restated, supplemented, or otherwise modified, including any refinancing, refunding, replacement or extension thereof, whether by the same or any other group of parties.

     "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of Dana and its Subsidiaries on the date of the indenture.

     "Related Business Assets" means assets used or useful in a Related
Business.

     "Restricted Subsidiary" means any Subsidiary of Dana that is not an Unrestricted Subsidiary.

     "Secured Debt" means indebtedness (other than indebtedness among Dana and Restricted Subsidiaries) for money borrowed, or other indebtedness on which interest is paid or payable, which is secured by (1) a Lien on any Principal Property of Dana or a Restricted Subsidiary or on the stock or indebtedness of a Restricted Subsidiary, or (2) any guarantee of indebtedness of Dana by a Restricted Subsidiary.

     "Securitization Subsidiary" means a Subsidiary of Dana which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of Dana (as provided below) as a Securitization Subsidiary:
(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Dana or any Restricted Subsidiary of Dana, (b) is recourse to or obligates Dana or any Restricted Subsidiary of Dana in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or (c) subjects any property or asset of Dana or any Restricted Subsidiary of Dana (other than those of a Securitization Subsidiary), directly or indirectly, continently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction; (2) with which neither Dana nor any Restricted Subsidiary of Dana (a) provides any credit support or (b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Dana or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and (3) with which neither Dana nor any Restricted Subsidiary of Dana has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Dana shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of Dana giving effect to such designation.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

     "Subsidiary" of any Person means

          (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

          (2) any other Person in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

     "Subsidiary Guarantee" means each Subsidiary Guarantee of the notes issued pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries" above.

     "Subsidiary Guarantor" means each Restricted Subsidiary of Dana that becomes a guarantor of the notes pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries" above.

     "Treasury Rate" means, with respect to any redemption date for the dollar notes,

          (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the dollar notes yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

          (2) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

     "Unrestricted Subsidiary" means:

          (1) each of Dana Credit Corporation, Diamond Financial Holdings, Inc., Dana Commercial Credit (UK) Limited, DCC Leasing GmbH and Shannon Properties GmbH and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

          (2) any Subsidiary of Dana that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (3) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of Dana (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, Dana or any other Restricted Subsidiary of Dana; provided, that either

          (1) the Subsidiary to be so designated has total assets of $1,000 or less or

          (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" to the extent then applicable.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, Dana could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent then applicable, and
(b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by Dana to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

     The dollar notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the dollar global notes) and will be deposited with the Trustee as custodian for The Depository Trust Company (DTC) and registered in the name of a nominee of DTC.

     The euro notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, euro global notes) and will be deposited with a common depositary (the Common Depositary) for Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor operator of the Euroclear System (Euroclear), and Clearstream Banking Societe Anonyme (Clearstream), or their nominee, and registered in the name of a nominee of the Common Depositary.

     Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream and their respective direct or indirect participants which rules and procedures may change from time to time.

DEPOSITARY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations and procedures and we and they urge investors to contact DTC, Euroclear, Clearstream or their direct or indirect participants directly to discuss these matters.

     Upon the issuance of the dollar global notes, DTC will credit on its internal system the respective principal amounts of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the dollar global notes will be recorded in denominations of $1,000 and will be limited to DTC's participants or persons who hold interests through its participants. Ownership of beneficial interests in the dollar global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

     Upon the issuance of the euro global notes, the Common Depositary will credit, on its internal system, the respective principal amounts to the beneficial interests represented by such global notes to the accounts of Euroclear and Clearstream. Euroclear and Clearstream will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear or Clearstream. Ownership of beneficial interests in the euro global notes will be recorded in denominations of E1,000 and will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream. Ownership of beneficial interests in euro global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     Investors may hold their interests in the euro global notes through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold interests in the dollar global notes through organizations other than Clearstream and Euroclear that are participants in the DTC system. Investors may hold their interests in the dollar global notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream.

     Payments of the principal of and interest on dollar global notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on euro global notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither Dana, the Trustee, nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a dollar global note representing any dollar notes held by it or its nominee, will immediately credit participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment or principal or interest in respect of a euro global note representing any euro notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, which in turn will immediately credit accounts of participants in Euroclear and Clearstream with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Because DTC, Euroclear and Clearstream can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited.

     DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchanges as described below) only at the direction of the participants to whose accounts interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participants have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (participants) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest or each actual purchaser of each security held by or on behalf of DTC are recorded in the records of the participants and indirect participants.

     Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     Euroclear and Clearstream each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in both Euroclear and Clearstream are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

     Although DTC, Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither Dana nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     As long as DTC or the Common Depositary, or their respective nominees, are the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indenture and the notes. Unless (1) in the case of a dollar global note, DTC notifies us that it is unwilling or unable to continue as depositary for a global note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of a euro global note, Euroclear or Clearstream notifies us it is unwilling or unable to continue as clearing agency, (3) in the case of a euro global note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice, (4) in the case of transfers to institutional "accredited investors" or (5) in the case of any note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream's applicable procedures (in addition to those under the indenture.

     If any of the events set forth in any of clauses (1) through (5) above shall occur, we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the dollar global note or the euro global note, as the case may be (or the appropriate portion thereof, in the case of the occurrence of the event set forth in clause
(4)). Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream or the Common Depositary (in accordance with their customary procedures).

     The holder of a non-global note may transfer such note by surrendering it at the offices or agencies maintained by us for such purpose. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the Trustee with a global note certificate. Upon transfer or partial redemption of any such note, new certificates may be obtained from the Trustee or the Transfer Agent in Luxembourg.

     Notwithstanding any statement herein, we and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as either of us may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as DTC, Euroclear or Clearstream may require.

SAME-DAY SETTLEMENT AND PAYMENT

     Except for trades involving only Euroclear and Clearstream participants, interests representing the dollar global notes will trade in DTC's Same-Day Firm Settlement System, and any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds. Transfers of interests in dollar global notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in euro global notes between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of dollar notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. TAX CONSIDERATIONS OF THE EXCHANGE OFFER

     In the opinion of our counsel, Rosenman & Colin LLP, the exchange of outstanding notes for exchange notes in the exchange offer will generally not constitute a taxable event for U.S. Holders. As a result, (1) a U.S. Holder will generally not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes pursuant to the exchange offer, (2) the holding period of the exchange notes will generally include the holding period of the outstanding notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes will generally be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

     For U.S. federal income tax purposes, the exchange of outstanding notes for exchange notes in the exchange offer will generally not constitute a taxable event for a Non-U.S. Holder. See "U.S. Federal Income Taxation of Non-U.S. Holders," below.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE TREASURY REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM WITHHOLDING TAX.

U.S. TAX CONSIDERATIONS OF THE OWNERSHIP OF NOTES

     The following is a general discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes and who hold such notes as capital assets (Holders, for purposes of this tax discussion). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE OUTSTANDING NOTES FOR EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is: (i) a citizen or individual resident of the United States (as defined in Section 7701(b) of the Code); (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person (each, a U.S. Holder).

     A "Non-U.S. Holder" is a Holder that is not a U.S. Holder.

     Payments of Interest. Interest on a note will generally be includible in the income of a U.S. Holder as ordinary interest income from domestic sources at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

     In the case of notes denominated in euros, U.S. persons on the cash method of accounting are required to include in income the U.S. dollar value of the amount received, based on the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment. U.S. persons on the accrual method of accounting may determine the amount of income recognized with respect to an interest payment in euros in accordance with either of two methods. Under the first method, the U.S. person will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during the taxable year, determined by translating the interest at the average rate of exchange for the period or periods during which the interest accrued. Under the second method, the U.S. person may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. person's taxable year) or on the date the interest payment is received if the date is within five business days of the end of the accrual period. Upon receipt of an interest payment on the note (including, upon the sale of a note, the receipt of proceeds that are attributable to accrued interest previously included in income), such U.S. person will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the payment of euros (determined by translating the euros received at the "spot rate" for the euros on the date received) and the U.S. dollar value of the interest income that the U.S. person has previously included in income with respect to the payment.

     Original Issue Discount. The notes will not be issued with a discount that is subject to the original issue discount rules of the Code.

     Sale, Exchange and Retirement of Notes. A U.S. person's tax basis in a note will, in general, be the U.S. person's cost (in the case of notes denominated in euros, the U.S. dollar value of the euros paid for such note determined at the time of purchase). Upon the sale, taxable exchange, retirement or other disposition of a note, a U.S. person will recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized determined at the time of the sale, exchange, retirement or other disposition (less any amounts attributable to accrued but unpaid interest not previously included in such U.S. person's income, which will be taxable as interest income) and the adjusted tax basis of the note. The gain or loss will generally be capital gain or loss. However, in the case of notes denominated in euros, the gain or loss on the sale, exchange, retirement or other disposition of the euro notes will be ordinary income or loss to the extent attributable to the movement in exchange rates between the time of purchase and the time of disposition of the notes. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. In the case of a non-corporate Holder, capital losses are deductible only against capital gains and $3,000 of ordinary income each year; any unused capital losses may be deducted in future years. A corporate Holder's capital losses may be offset only against capital gains; however, any unused capital losses generally may be carried back three years and forward five years.

     Exchange Gain or Loss with Respect to Euros. A U.S. person's tax basis in euros received as interest on notes denominated in euros, or received on the sale, exchange, retirement or other disposition of notes denominated in euros will be the U.S. dollar value of the payment at the spot rate at the time the U.S. person received the euros. Any gain or loss recognized by a U.S. person on a sale, exchange, retirement or other disposition of euros will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided for in Treasury Regulations or administrative pronouncements of the Internal Revenue Service (the IRS).

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     Payments of Interest. Payments of principal and interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

          (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

          (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

          (3) the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

          (4) either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the notes are held through certain foreign intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the Portfolio Interest Exemption), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

          (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under the benefit of an applicable tax treaty (a Treaty Exemption) or

          (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

     If interest on the note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation's earnings and profit.

     Disposition of Notes. Generally, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

     A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (c) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold on each payment of interest and principal on the notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Information reporting and backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has
(i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a note by an individual, Form W-8BEN (or successor form) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

     In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE TREASURY REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM BACKUP WITHHOLDING.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or compensation received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the exchange notes will be passed upon for us by Rosenman & Colin LLP, New York, New York and Hunton & Williams, Richmond, Virginia.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Dana and its consolidated subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus were audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in its report included herein.

                              GENERAL INFORMATION

     (1) The listing of the outstanding notes on the Luxembourg Stock Exchange became effective on August 23, 2001. Application will also be made to list the exchange notes on the Luxembourg Stock Exchange. Our certificate of incorporation and a legal notice relating to the issue of the notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where copies may be obtained on request. Notice of any optional redemption, change of control or any change in the rate of interest payable on the notes will be published in a Luxembourg newspaper of general circulation. The Luxembourg Stock Exchange will be informed and a notice will be published in a Luxembourg newspaper in the event of any accrual of additional interest (no later than the commencement of such accrual). In connection with the exchange offer, (a) notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the beginning of the registered exchange offer and, following completion of the exchange offer, the results of such offer, (b) we will appoint Banque Generale du Luxembourg S.A. as the Luxembourg exchange agent, through which all relevant documents with respect to the registered exchange offer will be made available, and (c) Banque Generale du Luxembourg S.A. will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to holders, and accepting such documents on behalf of us. The exchange notes which are dollar notes will be accepted for clearance through DTC and exchange notes which are euro notes will be accepted for clearance through Euroclear and Clearstream and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the relevant Common Codes and International Securities Identification Numbers. In addition, copies of this prospectus will be available at the office of the Luxembourg Paying Agent, without charge.

     (2) Throughout the term of the notes, copies of our certificate of incorporation, the indenture (incorporating forms of the global notes) and the registration rights agreement may be inspected and our most recent quarterly and annual financial statements may be obtained free of charge at the office of Banque Generale de Luxembourg S.A., the paying agent in Luxembourg.

     (3) The Indenture has been approved and notes will be issued pursuant to authority granted by our Board of Directors on July 17, 2001.

     (4) Except as disclosed in this prospectus, there has been no material adverse change in our consolidated financial position since September 30, 2001.

     (5) Except as disclosed in this prospectus, we are not involved in, and we have no knowledge of a threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue or exchange of the notes.

     (6) We have taken all reasonable care to ensure that the facts stated in this prospectus about the notes and us are true and accurate in all material respects and there are no other material facts which if omitted would make any statement in this prospectus misleading.

     (7) We have prepared this prospectus, are solely responsible for its contents and accept responsibility for the information disclosed in this prospectus.


     (8) The dollar exchange notes have been accepted for clearance through DTC with CUSIP, Common Code and International Securities Identification Numbers
(ISIN) as follows: the dollar exchange notes have a CUSIP number of 235811AU0, a Common Code number of 014196544 and an ISIN of US235811AU05. The euro exchange notes have been accepted for clearance through Euroclear and Clearstream with Common Code and ISIN numbers as follows: the euro exchange notes have a Common Code number of 014188410 and an ISIN of XS0141884105.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Accountants...........................    F-2
Statement of Income for the Years Ended December 31, 1998,
  1999 and 2000.............................................    F-3
Balance Sheet at December 31, 1999 and 2000.................    F-4
Statement of Cash Flows for the Years Ended December 31,
  1998, 1999 and 2000.......................................    F-5
Statement of Shareholders' Equity for the Years Ended
  December 31, 1998, 1999 and 2000..........................    F-6
Notes to Financial Statements...............................    F-7
UNAUDITED ADDITIONAL FINANCIAL INFORMATION:
(Dana Corporation with Dana Credit Corporation on the Equity basis):
Statement of Income for the Years Ended December 31, 1998,
  1999 and 2000.............................................   F-30
Balance Sheet at December 31, 1999 and 2000.................   F-31
Statement of Cash Flows for the Years Ended December 31,
  1998, 1999 and 2000.......................................   F-32
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Statement of Income for the Three Months and Nine
  Months Ended September 30, 2000 and 2001..................   F-33
Condensed Balance Sheet at December 31, 2000 and September
  30, 2001..................................................   F-34
Condensed Statement of Cash Flows for the Nine Months Ended
  September 30, 2000 and 2001...............................   F-35
Notes to Condensed Financial Statements.....................   F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dana Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages F-3 through F-29, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Toledo, Ohio
February 2, 2001

                                DANA CORPORATION

                              STATEMENT OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1998           1999           2000
                                                              ----------     ----------     ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
NET SALES...................................................   $12,464        $13,159        $12,317
Revenue from lease financing................................       173            111            143
Other income, net...........................................       202             83            231
                                                               -------        -------        -------
                                                                12,839         13,353         12,691
                                                               -------        -------        -------
Costs and expenses
  Cost of sales.............................................    10,449         10,964         10,599
  Selling, general and administrative expenses..............     1,122          1,192          1,132
  Restructuring and integration charges.....................       118            181            173
  Merger expenses...........................................        50
  Interest expense..........................................       280            279            323
                                                               -------        -------        -------
                                                                12,019         12,616         12,227
                                                               -------        -------        -------
Income before income taxes..................................       820            737            464
Estimated taxes on income...................................       315            251            171
                                                               -------        -------        -------
Income before minority interest and equity in earnings of
  affiliates................................................       505            486            293
Minority interest...........................................        (8)           (13)           (13)
Equity in earnings of affiliates............................        37             40             54
                                                               -------        -------        -------
NET INCOME..................................................   $   534        $   513        $   334
                                                               =======        =======        =======
NET INCOME PER COMMON SHARE
  Basic income per share....................................   $  3.24        $  3.10        $  2.20
  Diluted income per share..................................   $  3.20        $  3.08        $  2.18
Cash dividends declared and paid per common share...........   $  1.14        $  1.24        $  1.24
Average shares outstanding -- Basic.........................       165            165            152
Average shares outstanding -- Diluted.......................       167            166            153

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                                 BALANCE SHEET

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                   PAR VALUE)
ASSETS
Current assets
Cash and cash equivalents...................................   $   111     $   179
Accounts receivable
  Trade, less allowance for doubtful accounts of $44 -- 1999
     and $42 -- 2000........................................     1,935       1,548
  Other.....................................................       411         318
Inventories.................................................     1,784       1,564
Other current assets........................................       560         714
                                                               -------     -------
     Total current assets...................................     4,801       4,323
Investments and other assets................................     1,858       2,367
Investment in leases........................................     1,014       1,037
Property, plant and equipment, net..........................     3,450       3,509
                                                               -------     -------
     Total assets...........................................   $11,123     $11,236
                                                               =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable, including current portion of long-term
  debt......................................................   $ 1,418     $ 1,945
Accounts payable............................................     1,129       1,015
Accrued payroll and employee benefits.......................       462         398
Other accrued liabilities...................................       755         856
Taxes on income.............................................       124         117
                                                               -------     -------
     Total current liabilities..............................     3,888       4,331
Deferred employee benefits and other noncurrent
  liabilities...............................................     1,398       1,507
Long-term debt..............................................     2,732       2,649
Minority interest in consolidated subsidiaries..............       148         121
                                                               -------     -------
     Total liabilities......................................     8,166       8,608
                                                               -------     -------
Shareholders' equity
  Common stock, $1 par value, shares authorized, 350; shares
     issued, 163 -- 1999 and 148 -- 2000....................       163         148
  Additional paid-in capital................................       520         159
  Retained earnings.........................................     2,762       2,909
  Accumulated other comprehensive loss......................      (488)       (588)
                                                               -------     -------
     Total shareholders' equity.............................     2,957       2,628
                                                               -------     -------
     Total liabilities and shareholders' equity.............   $11,123     $11,236
                                                               =======     =======

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                            STATEMENT OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1999     2000
                                                              ------   -------   -----
                                                                   (IN MILLIONS)
Net cash flows from operating activities....................  $  795   $   608   $ 984
                                                              ------   -------   -----
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (661)     (807)   (662)
  Purchases of assets to be leased..........................    (546)     (480)   (191)
  Acquisitions..............................................    (829)      (18)   (511)
  Divestitures..............................................   1,039        36     571
  Changes in investments and other assets...................     (96)     (155)   (183)
  Loans made to customers and partnerships..................    (232)     (259)   (643)
  Payments received on leases...............................     265       200     146
  Proceeds from sales of certain assets.....................       9        45      41
  Proceeds from sales of leased assets......................      91       135      82
  Payments received on loans................................     228       206     561
  Other.....................................................      (2)       (4)     (5)
                                                              ------   -------   -----
Net cash flows -- investing activities......................    (734)   (1,101)   (794)
                                                              ------   -------   -----
Cash flows from financing activities:
  Net change in short-term debt.............................      54      (341)    577
  Issuance of long-term debt................................     473     1,396     368
  Payments on long-term debt................................    (624)     (376)   (504)
  Dividends paid............................................    (198)     (206)   (187)
  Shares repurchased........................................              (100)   (381)
  Other.....................................................      41         1       5
                                                              ------   -------   -----
Net cash flows -- financing activities......................    (254)      374    (122)
                                                              ------   -------   -----
Net increase (decrease) in cash and cash equivalents........    (193)     (119)     68
Cash and cash equivalents -- beginning of year..............     423       230     111
                                                              ------   -------   -----
Cash and cash equivalents -- end of year....................  $  230   $   111   $ 179
                                                              ======   =======   =====
Reconciliation of net income to net cash flows from
  operating activities
  Net income................................................  $  534   $   513   $ 334
  Depreciation and amortization.............................     488       519     523
  Unremitted earnings of affiliates.........................     (33)      (37)    (54)
  Deferred income taxes.....................................      64        66     118
  Minority interest.........................................      12         6      10
  Change in accounts receivable.............................    (162)     (528)    327
  Change in inventories.....................................     (72)     (183)    128
  Change in other operating assets..........................      17         1    (122)
  Change in operating liabilities...........................      13       296    (141)
  Additions to lease and loan loss reserves.................      20         8      18
  Gains on divestitures.....................................     (80)       (5)   (106)
  Other.....................................................      (6)      (48)    (51)
                                                              ------   -------   -----
Net cash flows from operating activities....................  $  795   $   608   $ 984
                                                              ======   =======   =====

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                             ACCUMULATED OTHER
                                                                        COMPREHENSIVE INCOME (LOSS)
                                                                   -------------------------------------
                                                                                                 NET
                                           ADDITIONAL                FOREIGN      MINIMUM    UNREALIZED
                                  COMMON    PAID-IN     RETAINED    CURRENCY      PENSION    INVESTMENT    SHAREHOLDERS
                                  STOCK     CAPITAL     EARNINGS   TRANSLATION   LIABILITY   GAIN (LOSS)      EQUITY
                                  ------   ----------   --------   -----------   ---------   -----------   ------------
                                                                      (IN MILLIONS)
Balance, December 31, 1997......   $164      $ 540       $2,105       $(210)        $ (2)        $ 7          $2,604
Comprehensive income:
  Net income for 1998...........                            534
  Foreign currency
    translation.................                                        (54)
  Minimum pension liability.....                                                      (9)
  Net unrealized investment
    gains.......................                                                                  (4)
    Total comprehensive
      income....................                                                                                 467
Cash dividends declared.........                           (184)                                                (184)
Cost of shares repurchased......               (14)                                                              (14)
Issuance of shares for director
  and employee stock plans......      2         65                                                                67
                                   ----      -----       ------       -----         ----         ---          ------
Balance, December 31, 1998......    166        591        2,455        (264)         (11)          3           2,940
Comprehensive income:
  Net income for 1999...........                            513
  Foreign currency
    translation.................                                       (214)
  Minimum pension liability.....                                                      (2)
    Total comprehensive
      income....................                                                                                 297
Cash dividends declared.........                           (206)                                                (206)
Cost of shares repurchased......     (3)      (105)                                                             (108)
Issuance of shares for director
  and employee stock plans......                34                                                                34
                                   ----      -----       ------       -----         ----         ---          ------
Balance, December 31, 1999......    163        520        2,762        (478)         (13)          3           2,957
Comprehensive income:
  Net income for 2000...........                            334
  Foreign currency
    translation.................                                        (90)
  Minimum pension liability.....                                                     (10)
    Total comprehensive
      income....................                                                                                 234
Cash dividends declared.........                           (187)                                                (187)
Cost of shares repurchased......    (15)      (366)                                                             (381)
Issuance of shares for director
  and employee stock plans......                 5                                                                 5
                                   ----      -----       ------       -----         ----         ---          ------
Balance, December 31, 2000......   $148      $ 159       $2,909       $(568)        $(23)        $ 3          $2,628
                                   ====      =====       ======       =====         ====         ===          ======

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Dana is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers and the related aftermarkets and a leading provider of lease financing services in selected markets through its wholly-owned subsidiary, Dana Credit Corporation
(DCC).

     The preparation of these financial statements requires estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include depreciation and amortization of long-lived assets; deferred tax assets and inventory valuations; sales returns, restructuring, environmental and warranty accruals; postemployment and postretirement benefits; residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

     The following summary of significant accounting policies should help you evaluate the financial statements. Certain amounts in 1998 and 1999 have been reclassified to conform with the 2000 presentation.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all significant subsidiaries in which we have the ability to control operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates accounted for on the equity method of accounting are generally included for periods ended within one month of our year end. Less than 20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.

FOREIGN CURRENCY TRANSLATION

     The financial statements of subsidiaries and equity affiliates outside the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part is the local currency. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are reported as a component of accumulated other comprehensive income in shareholders' equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments for these affiliates are included in net earnings.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out (LIFO) basis for U.S. inventories and on the first-in, first-out (FIFO) or average cost basis for non-U.S. inventories.

PRE-PRODUCTION COSTS RELATED TO LONG-TERM SUPPLY ARRANGEMENTS

     The cost of tooling that we own that is used to make products sold under long-term supply arrangements is capitalized as part of property, plant and equipment and amortized over its useful life. These costs are also capitalized if our customer owns the tooling and we have a noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to

                                DANA CORPORATION
customers upon completion is carried as a component of other accounts receivable. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed as incurred.

LEASE FINANCING

     Lease financing consists of direct financing leases, leveraged leases and equipment on operating leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

ALLOWANCE FOR LOSSES ON LEASE FINANCING

     Provisions for losses on lease financing receivables are determined based on loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust the net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts where equipment repossession has started as the primary means of recovery are classified within other assets at their estimated realizable value.

GOODWILL

     Cost in excess of net assets of companies acquired is generally amortized on a straight-line basis over the estimated period of expected benefit, ranging from 10 to 40 years.

LOANS RECEIVABLE

     Loans receivable consist primarily of loans to partnerships in which DCC has an interest and loans secured by equipment and first mortgages on real property. The loans to partnerships are secured by the partnerships' assets. Income on all loans is recognized using the interest method. Interest income on impaired loans is recognized as cash is collected or on a cost recovery basis.

ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE

     Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

PROPERTIES AND DEPRECIATION

     Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Long-lived assets are reviewed for impairment and where appropriate are adjusted to fair market value.

                                DANA CORPORATION

REVENUE RECOGNITION

     Sales are recognized when products are shipped. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales.

INCOME TAXES

     Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits not expected to be realized. The "flow-through" method of accounting is used for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

FINANCIAL INSTRUMENTS

     The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

DERIVATIVE FINANCIAL INSTRUMENTS

     Various types of derivative financial instruments are used primarily to hedge interest rate and foreign currency effects. Derivatives are not used for trading or speculative purposes. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. Interest rate swaps are primarily used to manage exposure to fluctuations in interest rates. Differentials to be paid or received on certain interest rate agreements are accrued and recognized as adjustments to interest expense.

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions," was issued in June 2000. The Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. We will adopt SFAS Nos. 133 and 138 in 2001. Interest rate swap arrangements are being formally designated as hedges and will be marked to market through other comprehensive income beginning in 2001. Foreign currency forwards and other derivatives are not being designated as hedges and will be marked to market through current earnings. We will evaluate these transactions from time to time to determine whether they should be designated as hedges. The adoption of SFAS Nos. 133 and 138 will not have a material effect on the results of operations.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon

                                DANA CORPORATION
current laws and regulations, existing technology and the most probable method of remediation. The costs are not discounted and exclude the effects of inflation and other societal and economic factors. If the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

PENSION PLANS

     Annual net periodic pension costs under defined benefit pension plans are determined on an actuarial basis. Our policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees. Benefits are determined based upon employees' length of service, wages or a combination of length of service and wages.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Annual net postretirement benefits liability and expense under the defined benefit plans are determined on an actuarial basis. Our policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees' length of service and include applicable employee cost sharing.

POSTEMPLOYMENT BENEFITS

     Annual net postemployment benefits liability and expense under our benefit plans are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably estimated. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated.

STATEMENT OF CASH FLOWS

     For purposes of reporting cash flows, we consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES

     The majority of marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders' equity.

STOCK-BASED COMPENSATION

     Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation expense is recorded for stock options when granted as the option price is set at the market value of the underlying stock.

NOTE 2 -- PREFERRED SHARE PURCHASE RIGHTS

     We have a Preferred Share Purchase Rights Plan which is designed to deter coercive or unfair takeover tactics. One right has been issued on each share of our common stock outstanding on and after July 25, 1996. Under certain circumstances, the holder of each right may purchase 1/1000th of a share of our Series A Junior Participating Preferred Stock, no par value. The rights have no voting privileges and will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.

                                DANA CORPORATION

     Generally, the rights cannot be exercised or transferred apart from the shares to which they are attached. However, if any person or group acquires 15% or more of our outstanding common stock or commences a tender offer that would result in the acquirer owning 15% of our outstanding shares, the rights not owned by the acquirer will become exercisable and, for the exercise price of $110 per share (unless adjusted), holders of these rights will be able to purchase Dana common shares at 50% of the market value. If we merge with or sell 50% or more of our assets or earnings power to the acquirer or engage in similar transactions, the rights not held by the acquirer can also be exercised. In that event, for the $110 exercise price, the holders will be able to purchase common shares of the acquiring or surviving company at 50% of market value.

     The Board may redeem the rights at a price of $.01 each before anyone acquires 15% or more of our common shares. After that, and before the acquirer owns 50% of our outstanding shares, the Board may exchange each right for one share of our common stock.

NOTE 3 -- PREFERRED SHARES

     There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

NOTE 4 -- COMMON SHARES

     Certain employee and director stock plans provide that employees and directors may tender stock to satisfy the purchase price of the shares, the income taxes required to be withheld on the transaction, or both. In connection with these stock plans, we repurchased 299,082 shares in 1998, 304,927 in 1999, and 91,074 in 2000.

     During 1999, the Board of Directors (Board) authorized the expenditure of up to $350 to repurchase shares of our common stock and in 2000 it authorized an additional expenditure of $250 for a total authorization of $600. The authorizations expired at the end of 2000. The repurchases were accomplished through open market transactions. In 1999, we repurchased 2,994,400 shares at an aggregate cost of $100 and in 2000, 15,455,747 shares were repurchased at a cost of $381.

     All shares repurchased were cancelled and became authorized but unissued shares.

     Common stock transactions in the last three years are as follows:

                                                   1998          1999          2000
                                                -----------   -----------   -----------
Shares outstanding at beginning of year.......  163,810,306   165,690,844   163,151,142
Issued for director and employee stock
  plans.......................................    2,179,620       764,535       272,713
Repurchased under stock plans.................     (299,082)     (309,837)      (91,074)
Repurchase program............................           --    (2,994,400)  (15,455,747)
                                                -----------   -----------   -----------
Shares outstanding at end of year.............  165,690,844   163,151,142   147,877,034
                                                ===========   ===========   ===========
Average shares outstanding for the year --
  basic.......................................  165,057,443   165,322,644   152,038,862
                                                -----------   -----------   -----------
Plus: Incremental shares from assumed
  conversion of --
  Deferred compensation units.................      476,197       461,112       571,029
  Deferred restricted stock units.............       27,917       106,044       226,253
  Stock options...............................    1,480,967       608,165        95,182
                                                -----------   -----------   -----------
Potentially dilutive shares...................    1,985,081     1,175,321       892,464
                                                -----------   -----------   -----------
Average shares outstanding for the year --
  diluted.....................................  167,042,524   166,497,965   152,931,326
                                                ===========   ===========   ===========

                                DANA CORPORATION

NOTE 5 -- INVENTORIES

     The components of inventory are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Raw materials...............................................  $  534   $  436
Work in process and finished goods..........................   1,250    1,128
                                                              ------   ------
                                                              $1,784   $1,564
                                                              ======   ======

     Inventories amounting to $1,161 and $1,005 at December 31, 1999 and 2000, respectively, are valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $135 and $119 at December 31, 1999 and 2000, respectively.

NOTE 6 -- SHORT-TERM DEBT

     Short-term funds for certain U.S. and non-U.S. operations are obtained from issuing commercial paper, short-term notes payable to banks and bank overdrafts.

     At December 31, 2000, Dana, excluding DCC, had $427 of commercial paper outstanding, $300 borrowed against committed U.S. bank lines, $40 borrowed against uncommitted U.S. bank lines, $143 of non-U.S. notes and $96 of notes payable at its non-U.S. subsidiaries. DCC had $406 of commercial paper issued, $75 borrowed against uncommitted U.S. bank lines and $39 of notes payable at its non-U.S. subsidiaries.

     Dana, excluding DCC, had committed borrowing lines of $1,665 and uncommitted borrowing lines of $639 at December 31, 2000. DCC had committed borrowing lines of $570 and uncommitted borrowing lines of $180 at December 31, 2000. Fees are paid to the banks for providing committed lines, but not for uncommitted lines. Such fees are not considered material.

     Selected details of short-term borrowings are as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       INTEREST
                                                              AMOUNT     RATE
                                                              ------   --------
Balance at December 31, 1999................................  $  968     6.0%
Average during 1999.........................................   1,162     5.4
Maximum during 1999 (month end).............................   1,490     5.6
Balance at December 31, 2000................................  $1,526     7.0%
Average during 2000.........................................   1,614     6.6
Maximum during 2000 (month end).............................   1,872     6.7

NOTE 7 -- INTEREST RATE AGREEMENTS

     We enter into interest rate agreements to manage interest rate risk by reducing our exposure to the effects of future interest rate movements. Under interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 2000, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2000 was 7.10%) and to pay an average rate of 7.00% which is fixed over the period of the

                                DANA CORPORATION
agreements on notional amounts of $125. DCC's notional amounts of interest rate swaps expire as follows: 2001, $30; 2002, $50 and 2003, $45. Dana, exclusive of DCC, was not a party to any interest rate swap agreements at December 31, 2000.

NOTE 8 -- LONG-TERM DEBT

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Indebtedness of Dana, excluding consolidated subsidiaries --
  Unsecured notes payable, fixed rates --
     6.25% notes, due March 1, 2004.........................  $  250   $  250
     6.5% notes, due March 15, 2008.........................     150      150
     7.0% notes, due March 15, 2028.........................     200      197
     6.5% notes, due March 1, 2009..........................     350      350
     7.0% notes, due March 1, 2029..........................     400      375
     6.32%-7.04%, due 2001 to 2002..........................     745      470
  Various industrial revenue bonds and other................       4
Indebtedness of DCC -- unsecured notes payable, fixed rates,
  4.25%-8.54%, due 2001 to 2007.............................     654      865
  Unsecured notes payable, variable rates, 6.31%-7.87%, due
     2001 to 2003...........................................     215      220
  Nonrecourse notes payable, fixed rates, 6.80%-12.05%, due
     2001 to 2010...........................................     154      108
Indebtedness of other consolidated subsidiaries.............      60       83
                                                              ------   ------
          Total long-term debt..............................   3,182    3,068
Less: Current maturities....................................     450      419
                                                              ------   ------
                                                              $2,732   $2,649
                                                              ======   ======

     The total maturities of all long-term debt for the five years after 2000 are as follows: 2001, $419; 2002, $477; 2003, $99; 2004, $459 and 2005, $77.

     We filed universal shelf registration statements in December 1997 and December 1998 authorizing us to issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $1,350. In March 1998, we issued $150 of 6.5% unsecured notes due March 15, 2008 and $200 of 7.0% unsecured notes due March 15, 2028. In March 1999, we issued $250 of 6.25% unsecured notes due March 1, 2004, $350 of 6.5% unsecured notes due March 1, 2009 and $400 of 7.0% unsecured notes due March 1, 2029.

     During 1999, DCC established a $500 Medium-Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 2000, notes totaling $500 were outstanding under the program. Interest on the notes is payable on a semi-annual basis. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.

     Interest paid on short-term and long-term debt was $283 in 1998, $285 in 1999 and $314 in 2000.

NOTE 9 -- STOCK OPTION PLANS

     The Compensation Committee of the Board grants stock options to selected Dana employees under the 1997 Stock Option Plan. The option price is equal to the market price of the stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options

                                DANA CORPORATION
generally expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

     This is a summary of transactions under the plan in the last three years:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Outstanding at December 31, 1997............................   8,227,608    $30.01
  Granted -- 1998...........................................   2,519,524     48.14
  Exercised -- 1998.........................................  (2,062,466)    25.17
  Cancelled -- 1998.........................................    (174,009)    35.89
                                                              ----------
Outstanding at December 31, 1998............................   8,510,657    $36.43
  Granted -- 1999...........................................   2,333,919     45.50
  Exercised -- 1999.........................................    (569,933)    30.65
  Cancelled -- 1999.........................................    (193,138)    43.24
                                                              ----------
Outstanding at December 31, 1999............................  10,081,505    $38.78
  Granted -- 2000...........................................   3,322,750     23.06
  Exercised -- 2000.........................................    (120,857)    17.93
  Cancelled -- 2000.........................................    (420,999)    38.08
                                                              ----------
Outstanding at December 31, 2000............................  12,862,399    $34.94
                                                              ==========

     The following table summarizes information about stock options under this plan at December 31, 2000:

                                                  OUTSTANDING OPTIONS
                                         -------------------------------------    EXERCISABLE OPTIONS
                                                        WEIGHTED                 ---------------------
                                                         AVERAGE      WEIGHTED                WEIGHTED
                                                        REMAINING     AVERAGE                 AVERAGE
               RANGE OF                    NUMBER      CONTRACTUAL    EXERCISE     NUMBER     EXERCISE
            EXERCISE PRICES              OF OPTIONS   LIFE IN YEARS    PRICE     OF OPTIONS    PRICE
            ---------------              ----------   -------------   --------   ----------   --------
$13.18-28.13...........................   4,986,495        7.6         $24.22    1,845,595     $26.20
 29.06-38.44...........................   3,288,055        5.4          34.58    3,129,705      34.38
 40.08-52.56...........................   4,587,849        8.0          46.85    2,263,161      47.07
                                         ----------                              ---------
                                         12,862,399        7.2          34.94    7,238,461      36.26
                                         ==========                              =========

     At December 31, 2000, there were 1,503,658 shares available for future grants under this plan.

     In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, "Accounting for Stock-Based Compensation," the after-tax expense relating to the stock options would have been $12 in 1998, $11 in 1999 and $14 in 2000. If we had charged this expense to income, our pro forma net income and earnings per share would have been as follows:

                                                              1998   1999   2000
                                                              ----   ----   ----
Net Income..................................................  $522   $502   $320
Basic EPS...................................................  3.16   3.03   2.10
Diluted EPS.................................................  3.13   3.01   2.09

                                DANA CORPORATION

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                                        1998         1999        2000
                                                     -----------   ---------   ---------
Risk-free interest rate............................   4.24-5.52%       5.82%       6.16%
Dividend yield.....................................   2.21-2.87%       2.73%       5.38%
Expected life......................................    5.4 years   5.4 years   5.4 years
Stock price volatility.............................   30.1-33.7%      38.60%      40.72%

     Based on the above assumptions, the weighted average fair value per share of options granted under the plan was $14.27 in 1998, $15.79 in 1999 and $6.51 in 2000.

     Under our Directors' Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire 10 years from the date of grant.

     This is a summary of the stock option activity of the Directors' plan in the last three years:

                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at December 31, 1997............................    99,000         $28.74
  Granted -- 1998...........................................    24,000          60.09
  Exercised -- 1998.........................................    (3,000)         24.25
                                                               -------
Outstanding at December 31, 1998............................   120,000         $35.12
  Granted -- 1999...........................................    21,000          50.25
  Exercised -- 1999.........................................    (3,000)         24.25
                                                               -------
Outstanding at December 31, 1999............................   138,000         $37.66
  Granted -- 2000...........................................    21,000          28.78
                                                               -------
Outstanding at December 31, 2000............................   159,000         $36.49
                                                               =======

     The following table summarizes information about stock options under this plan at December 31, 2000:

                                            OUTSTANDING OPTIONS
                                   -------------------------------------    EXERCISABLE OPTIONS
                                                  WEIGHTED                 ---------------------
                                                   AVERAGE      WEIGHTED                WEIGHTED
                                                  REMAINING     AVERAGE                 AVERAGE
            RANGE OF                 NUMBER      CONTRACTUAL    EXERCISE     NUMBER     EXERCISE
         EXERCISE PRICES           OF OPTIONS   LIFE IN YEARS    PRICE     OF OPTIONS    PRICE
         ---------------           ----------   -------------   --------   ----------   --------
$24.25-32.25.....................   114,000          5.5         $28.98      93,000      $29.03
$50.25-60.09.....................    45,000          7.8          55.50      45,000       55.50
                                    -------                                 -------
                                    159,000          6.0          36.49     138,000       37.66
                                    =======                                 =======

     At December 31, 2000, there were 106,000 shares available for future grants under this plan.

     The non-employee directors of Echlin participated in the 1996 Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire 10 years from the date of grant, except in the event of the retirement or death of the director. During 1998, options to purchase 17,654 shares were exercised at $33.49. During 1999, options to purchase 39,265 shares were exercised at $35.43. No options were exercised in 2000. At December 31, 2000 there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.40. The weighted

                                DANA CORPORATION
average remaining contractual life of these options was 6.2 years. No future grants are expected under this plan.

NOTE 10 -- EMPLOYEES' STOCK PURCHASE PLAN

     The majority of our full-time U.S. and some of our non-U.S. employees are eligible to participate in our stock purchase plan. Plan participants can authorize us to withhold up to 15% of their earnings and deposit this amount with an independent custodian. The custodian uses the funds to purchase our common stock at current market prices. As record keeper for the plan, we allocate the purchased shares to the participants' accounts. Shares are distributed to the participants on request.

     We match up to 50% of the participants' contributions over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The custodian purchased 874,272 shares in 1998, 1,177,541 shares in 1999 and 2,212,391 shares in 2000.
The charge to expense for our match was $9 in 1998, $9 in 1999 and $10 in 2000.

NOTE 11 -- ADDITIONAL COMPENSATION PLANS

     We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants' compensation is accrued for additional compensation if we attain certain profit levels. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them for payment later in cash, stock or a combination of both. Participants may elect to convert deferred awards to units which are the economic equivalent of shares of Dana common stock. Units are credited the equivalent of dividends on our common stock and adjusted in value based on the market value of our common stock. Compensation expense was credited $3 in 1998, $3 in 1999 and $7 in 2000 in connection with reductions in the value of deferred units. Awards not converted to units are credited quarterly with interest earned at a rate tied to the prime rate.

     Activity related to the plan for the last three years is as follows:

                                                              1998     1999     2000
                                                             ------   ------   ------
Awarded to participants based on preceding year's
  performance..............................................  $   14   $   14   $   15
Dividends and interest credited to participants'
  accounts.................................................       1        4        2
Charges to expense.........................................       9       19       (5)
Shares issued to participants..............................   1,143    3,721    5,240

     We also have a Restricted Stock Plan under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to receive shares. There were 55,100 shares granted in 1998, 102,500 shares in 1999 and 31,200 shares in 2000. Since 1997, participants have been able to convert their restricted stock into restricted stock units under certain conditions. The units are payable in unrestricted stock upon retirement or termination of employment. There were 200,037 restricted shares converted to restricted units in 1999 and 32,736 in 2000. Charges to expense for this plan were $1 in 1998, $2 in 1999 and $2 in 2000. There are 652,268 shares authorized for future issuance under the plan at December 31, 2000.

                                DANA CORPORATION

NOTE 12 -- PENSION AND OTHER POSTRETIREMENT BENEFITS

     We provide defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. We also provide other postretirement benefits including medical and life insurance for certain employees upon retirement.

     The following tables provide a reconciliation of the changes in the defined benefit pension plans' and other post retirement plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2000, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 1999 and 2000:

                                                         PENSION BENEFITS       OTHER BENEFITS
                                                         -----------------     -----------------
                                                          1999      2000        1999      2000
                                                         -------   -------     -------   -------
Reconciliation of benefit obligation
  Obligation at January 1..............................  $2,382    $2,425      $ 1,083   $ 1,140
  Service cost.........................................      78        76           18        16
  Interest cost........................................     153       168           69        79
  Employee contributions...............................       4         4            4         4
  Plan amendments......................................      20         6          (28)
  Actuarial (gain) loss................................     (41)       28           48        56
  Benefit payments.....................................    (162)     (224)         (78)      (84)
  Settlement, curtailment and terminations.............                15                    (12)
  Acquisitions and divestitures........................      (5)       11           23
  Translation adjustments..............................      (4)      (32)           1        (1)
                                                         ------    ------      -------   -------
  Obligation at December 31............................  $2,425    $2,477      $ 1,140   $ 1,198
                                                         ======    ======      =======   =======
Reconciliation of fair value of plan assets
  Fair value at January 1..............................  $2,703    $2,931
  Actual return on plan assets.........................     284        49
  Acquisitions and divestitures........................      58       (26)
  Employer contributions...............................      36        24
  Employee contributions...............................       4         4
  Benefit payments.....................................    (158)     (198)
  Settlements..........................................                (1)
  Translation adjustments..............................       4       (31)
                                                         ------    ------
  Fair value at December 31............................  $2,931    $2,752
                                                         ======    ======
Funded Status
  Balance at December 31...............................  $  506    $  275      $(1,140)  $(1,198)
  Unrecognized transition obligation...................       1        (1)
  Unrecognized prior service cost......................      82        57          (29)      (30)
  Unrecognized (gain) loss.............................    (581)     (351)         254       321
                                                         ------    ------      -------   -------
Accrued cost...........................................  $    8    $  (20)     $  (915)  $  (907)
                                                         ======    ======      =======   =======

                                DANA CORPORATION

                                                         PENSION BENEFITS       OTHER BENEFITS
                                                         -----------------     -----------------
                                                          1999      2000        1999      2000
                                                         -------   -------     -------   -------
Amounts recognized in the balance sheet consist of:
  Prepaid benefit cost.................................  $  129    $   88
  Accrued benefit liability............................    (150)     (168)     $  (915)  $  (907)
  Intangible assets....................................       8        23
  Accumulated other comprehensive loss.................      21        37           --        --
                                                         ------    ------      -------   -------
  Net amount recognized................................  $    8    $  (20)     $  (915)  $  (907)
                                                         ======    ======      =======   =======

     Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $125 at December 31, 2000, and the other postretirement benefit plans are not funded.

     Components of net periodic benefit costs for the last three years are as follows:

                                                    PENSION BENEFITS        OTHER BENEFITS
                                                  ---------------------   ------------------
                                                  1998    1999    2000    1998   1999   2000
                                                  -----   -----   -----   ----   ----   ----
Service cost....................................  $  71   $  78   $  76   $ 18   $ 18   $ 16
Interest cost...................................    153     153     168     70     69     79
Expected return on plan assets..................   (181)   (219)   (232)
Amortization of transition obligation...........      4       3       3
Amortization of prior service cost..............     16      23      23     (9)   (10)    (7)
Recognized net actuarial gain (loss)............     (8)      5      (6)     5      4     10
                                                  -----   -----   -----   ----   ----   ----
Net periodic benefit cost.......................     55      43      32     84     81     98
Curtailment (gain) loss.........................      4              18    (19)          (23)
Settlement gain.................................     (3)             (3)
Termination expenses............................      2
                                                  -----   -----   -----   ----   ----   ----
Net periodic benefit cost after curtailments and
  settlements...................................  $  58   $  43   $  47   $ 65   $ 81   $ 75
                                                  =====   =====   =====   ====   ====   ====

     The assumptions used in the measurement of pension benefit obligations are as follows:

                                                                     U.S. PLANS
                                                              ------------------------
                                                               1998     1999     2000
                                                              ------   ------   ------
Discount rate...............................................    6.75%    7.25%    7.75%
Expected return on plan assets..............................    8.75%    9.25%    9.25%
Rate of compensation increase...............................  4.31-5%  4.31-5%  4.31-5%

                                                                  NON-U.S. PLANS
                                                             -------------------------
                                                              1998    1999      2000
                                                             ------   -----   --------
Discount rate..............................................     5-8%  5.5-7%  5.5-7.75%
Expected return on plan assets.............................  7.25-9%  6.5-9%     6.5-9%
Rate of compensation increase..............................   3.5-5%    3-5%     2.5-5%

                                DANA CORPORATION

     The assumptions used in the measurement of other postretirement benefit obligations are as follows:

                                                              1998    1999   2000
                                                              -----   ----   ----
Discount rate...............................................   6.75%  7.25%  7.75%
Initial weighted health care costs trend rate...............    7.5%   7.2%   6.8%
Ultimate health care costs trend rate.......................      5%     5%     5%
Years to ultimate...........................................     10      9      9

     Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 2000:

                                                              1% POINT   1% POINT
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....    $ 7        $ (6)
Effect on postretirement benefit obligations................     91         (77)

NOTE 13 -- BUSINESS SEGMENTS

     Our operations are organized into seven market-focused Strategic Business Units (SBUs). This structure allows our people in each of these units to focus their resources to benefit Dana and our global customers. We realigned certain businesses within our SBU structure in 2000. The most significant change was shifting our fluid handling products operations from the Engine Systems Group
(ESG) to the Fluid Systems Group (FSG). The segment information was restated to reflect these changes.

     The Automotive Systems Group (ASG) designs, develops and manufactures "under the vehicle" products for passenger cars and light trucks. Its global, full-service engineering provides its customers with complete modules and systems. In the automotive market, the group is a leading manufacturer of axles, driveshafts, structural components and modules and chassis systems.

     The Automotive Aftermarket Group (AAG) provides more than 300,000 different parts to cover a vast array of aftermarket needs for brake and chassis products, filtration products and engine systems.

     Commercial Vehicle Systems (CVS) serves the global market for class 5 through 8 trucks. Products include heavy axles and brakes, drivetrain components, power take-offs, trailer products and heavy systems modular assemblies.

     The ESG provides its customers with complete engine systems for their sealing and power cylinder needs. Its products include gaskets and other sealing products, piston rings, bearings, liners and camshafts.

     The FSG manufactures an extensive line of products focused on the pumping, routing and thermal management of fluid systems for a wide range of applications, from passenger cars to heavy trucks and off-highway vehicles. Products include an extensive line of rubber hose, fluid products and fluid management systems.

     The Off-Highway Systems Group (OHSG) manufactures and markets off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls.

     Dana Credit Corporation (DCC) provides leasing and financing services to a broad range of customers in selected markets around the world.

                                DANA CORPORATION

     Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

                                                 OPERATING    NET      NET     CAPITAL   DEPRECIATION/
                               SALES     EBIT       PAT      PROFIT   ASSETS    SPEND    AMORTIZATION
                              -------   ------   ---------   ------   ------   -------   -------------
1998
ASG.........................  $ 4,180   $  504     $ 325     $ 261    $1,810    $221         $132
AAG.........................    2,888      225       138        88     1,822      86           68
CVS.........................    1,746      170       104        72       654      42           37
ESG.........................      978       58        42        29     1,192      65           54
FSG.........................    1,193      124        76        60       774      56           49
OHSG........................      888       77        47        34       552      45           38
DCC.........................                          34        34       122
Other.......................      591     (148)     (175)       13        27      37           18
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   12,464    1,010       591       591     6,953     552          396
Restructuring and
  non-recurring items.......              (166)      (57)      (57)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $12,464   $  844     $ 534     $ 534    $6,953    $552         $396
                              =======   ======     =====     =====    ======    ====         ====
North America...............  $ 9,657   $1,036     $ 642     $ 520    $4,825    $339         $258
Europe......................    1,844      110        66        37     1,392     116           86
South America...............      779       26        27        14       777      61           40
Asia/Pacific................      184       (6)       (5)      (12)      138      12            8
DCC.........................                          34        34       122
Other.......................              (156)     (173)       (2)     (301)     24            4
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   12,464    1,010       591       591     6,953     552          396
Restructuring and
  non-recurring items.......              (166)      (57)      (57)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $12,464   $  844     $ 534     $ 534    $6,953    $552         $396
                              =======   ======     =====     =====    ======    ====         ====
1999
ASG.........................  $ 4,461   $  538     $ 343     $ 271    $1,761    $190         $142
AAG.........................    3,039      307       188       127     1,998     117           76
CVS.........................    1,904      208       127        91       689      48           34
ESG.........................    1,318      103        69        49     1,136      85           73
FSG.........................    1,238      133        82        63       757      60           50
OHSG........................      812       56        34        22       546      31           37
DCC.........................                          34        34       145
Other.......................      387     (194)     (199)       21       208      16           17
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   13,159    1,151       678       678     7,240     547          429
Restructuring and
  non-recurring items.......              (229)     (165)     (165)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $13,159   $  922     $ 513     $ 513    $7,240    $547         $429
                              =======   ======     =====     =====    ======    ====         ====

                                DANA CORPORATION

                                                 OPERATING    NET      NET     CAPITAL   DEPRECIATION/
                               SALES     EBIT       PAT      PROFIT   ASSETS    SPEND    AMORTIZATION
                              -------   ------   ---------   ------   ------   -------   -------------
North America...............  $10,308   $1,235     $ 771     $ 612    $5,222    $379         $283
Europe......................    2,051       99        57        20     1,267     102           96
South America...............      549       16        13         3       581      48           37
Asia/Pacific................      251                 (1)      (10)      143      13            9
DCC.........................                          34        34       145
Other.......................              (199)     (196)       19      (118)      5            4
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   13,159    1,151       678       678     7,240     547          429
Restructuring and
  non-recurring items.......              (229)     (165)     (165)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $13,159   $  922     $ 513     $ 513    $7,240    $547         $429
                              =======   ======     =====     =====    ======    ====         ====
2000
ASG.........................  $ 4,634   $  423     $ 287     $ 196    $2,097    $180         $149
AAG.........................    2,850      125        77         2     1,940      74           78
CVS.........................    1,598      126        76        41       557      32           42
ESG.........................    1,293       86        63        40     1,082      77           75
FSG.........................    1,163      110        66        45       673      43           48
OHSG........................      674       49        30        18       438      19           29
DCC.........................                          35        35       174
Other.......................      105     (243)     (257)                 19       9            6
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   12,317      676       377       377     6,980     434          427
Restructuring and
  non-recurring items.......               (25)      (43)      (43)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $12,317   $  651     $ 334     $ 334    $6,980    $434         $427
                              =======   ======     =====     =====    ======    ====         ====
North America...............  $ 9,449   $  804     $ 525     $ 346    $4,730    $306         $286
Europe......................    1,947       74        44         4     1,542      78           96
South America...............      563       24        11                 451      32           30
Asia/Pacific................      358        7         5        (8)      169      11           11
DCC.........................                          35        35       174
Other.......................              (233)     (243)                (86)      7            4
                              -------   ------     -----     -----    ------    ----         ----
Total operations............   12,317      676       377       377     6,980     434          427
Restructuring and
  non-recurring items.......               (25)      (43)      (43)
                              -------   ------     -----     -----    ------    ----         ----
Consolidated................  $12,317   $  651     $ 334     $ 334    $6,980    $434         $427
                              =======   ======     =====     =====    ======    ====         ====

     With the exception of DCC, operating profit after taxes (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes discontinued businesses, trailing liabilities for closed plants, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate. SBU and regional expenses are included in the respective SBU or region; otherwise they are included in Other. In arriving at net profit from operating PAT, allocations are based on sales.

                                DANA CORPORATION

     Net assets at the SBU and regional level is intended to correlate with invested capital. It includes accounts receivable, inventories (on a first-in, first-out basis), net property, plant and equipment, investments in affiliates, goodwill, trade accounts payable and 2% of annualized sales as an assumption for cash and prepaid expense.

     DCC is evaluated based upon numerous criteria of which net profit and net assets (equity investment) shown above are the major items.

     Restructuring and non-recurring items consist of the restructuring and integration charges discussed in Note 20, gains on sales of business discussed in Note 19 and other non-recurring charges.

     Sales by region are based on the location of the entity recording the sale. Sales from the U.S. amounted to $8,784 in 1998, $9,413 in 1999 and $8,552 in 2000. No other country's sales exceeded 10% of total sales. U.S. long-lived assets were $1,835 in 1999 and $1,865 in 2000. No other country's long-lived assets exceeded 10% of total long-lived assets.

     Net operating assets differ from consolidated assets as follows:

                                                           1998      1999      2000
                                                          -------   -------   -------
Net operating assets....................................  $ 6,953   $ 7,240   $ 6,980
Accounts payable........................................      996     1,129     1,014
DCC's assets in excess of equity........................    1,330     1,902     2,279
Non-trade receivables and other current assets..........      629       655       755
Other long-term assets..................................      230       197       208
                                                          -------   -------   -------
Consolidated assets.....................................  $10,138   $11,123   $11,236
                                                          =======   =======   =======

     The difference between operating capital spend and depreciation shown above and purchases of property, plant and equipment and depreciation shown on the cash flow statement represents the method of measuring DCC for operating purposes. DCC's capital spend and depreciation are not included above. In addition, DCC purchases equipment and leases the equipment to the other SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful life.

     Export sales from the U.S. to customers outside the U.S. amounted to $756 in 1998, $939 in 1999 and $832 in 2000. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $1,001 in 1998, $1,229 in 1999 and $1,115 in 2000.

     Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,911 in 1998, $2,130 in 1999 and $2,396 in 2000, which represented 15%, 16%, and 19%
of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $1,602 in 1998, $1,777 in 1999 and $1,669 in 2000 representing 13%, 14% and 14%
of our consolidated sales. Sales to Ford were primarily from our ASG and FSG segments, while sales to DaimlerChrysler were primarily from the ASG and HTG segments. No other customer accounted for more than 10% of our consolidated sales.

                                DANA CORPORATION

NOTE 14 -- ESTIMATED INCOME TAXES

     Income tax expense (benefit) consists of the following components:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1998   1999   2000
                                                              ----   ----   ----
Current
  U.S. federal..............................................  $140   $ 23   $ 22
  U.S. state and local......................................    46     15     18
  Non-U.S. .................................................    74    139     74
                                                              ----   ----   ----
                                                               260    177    114
                                                              ----   ----   ----
Deferred
  U.S. federal..............................................    43    120     48
  Non-U.S. .................................................    12    (46)     9
                                                              ----   ----   ----
                                                                55     74     57
                                                              ----   ----   ----
Total expense...............................................  $315   $251   $171
                                                              ====   ====   ====

     Deferred tax benefits (liabilities) consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1998    1999    2000
                                                              -----   -----   -----
Postretirement benefits other than pensions.................  $ 386   $ 387   $ 328
Postemployment benefits.....................................     38      38      32
Expense accruals............................................    144     150     210
Inventory reserves..........................................     28      35      58
Net operating loss and credit carryforwards.................    123     117     151
Valuation allowances........................................    (59)    (83)   (102)
Other employee benefits.....................................     16      24      23
Other.......................................................     30      63      65
                                                              -----   -----   -----
Deferred tax benefits.......................................    706     731     765
                                                              -----   -----   -----
Depreciation -- non-leasing.................................   (179)   (215)   (239)
Leasing activities..........................................   (383)   (441)   (557)
Pension accruals............................................    (23)    (15)    (12)
Other.......................................................    (11)    (17)    (17)
                                                              -----   -----   -----
Deferred tax liabilities....................................   (596)   (688)   (825)
                                                              -----   -----   -----
Net deferred tax benefits (liabilities).....................  $ 110   $  43   $ (60)
                                                              =====   =====   =====

     Worldwide, we have operating loss carryforwards of approximately $366 with remaining lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. To reflect uncertainties related to utilization of specific loss carryforwards, we increased the valuation allowance by $24 in 1999 and $19 in 2000. Net benefits recognized for loss and tax credit carryforwards generally relate to the U.S., where we have traditionally been a taxpayer, and Germany and Brazil, where operating losses may be carried forward indefinitely.

                                DANA CORPORATION

     Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $935 at December 31, 2000. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 2000, a significant amount of the additional tax provision would have been offset by foreign tax credits.

     We paid income taxes of $228 in 1998, $136 in 1999 and $98 in 2000.

     The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1998   1999   2000
                                                              ----   ----   ----
U.S. federal income tax rate................................  35.0%  35.0%  35.0%
Increases (reductions) resulting from:
  State and local income taxes, net of federal income tax
     benefit................................................   3.6    2.1    2.3
  Non-U.S. income...........................................  (1.1)  (0.7)  (1.1)
  General business tax credits..............................  (0.4)  (1.9)  (1.7)
  Amortization of goodwill..................................   0.5    0.6    1.2
  Miscellaneous items.......................................   0.9   (1.0)   1.1
                                                              ----   ----   ----
Effective income tax rate...................................  38.5%  34.1%  36.8%
                                                              ====   ====   ====

NOTE 15 -- COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS

     The following items comprise the net amounts indicated in the respective balance sheet captions:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Investments and Other Assets
Goodwill....................................................  $  997   $  969
Investments at equity.......................................     429      965
Marketable securities, cost of $45 -- 1999 and
  $37 -- 2000...............................................      49       41
Loans receivable............................................     103      109
Other.......................................................     280      283
                                                              ------   ------
                                                              $1,858   $2,367
                                                              ======   ======
Property, Plant and Equipment, net
Land and improvements to land...............................  $  159   $  146
Building and building fixtures..............................   1,202    1,167
Machinery and equipment.....................................   4,820    4,859
                                                              ------   ------
                                                               6,181    6,172
Less: Accumulated depreciation..............................   2,731    2,663
                                                              ------   ------
                                                              $3,450   $3,509
                                                              ======   ======

                                DANA CORPORATION

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Deferred Employee Benefits and Other Noncurrent Liabilities
Postretirement other than pension...........................  $  839   $  831
Deferred income tax.........................................     190      310
Pension.....................................................      79      109
Postemployment..............................................      82       82
Compensation................................................      68       54
Other noncurrent liabilities................................     140      121
                                                              ------   ------
                                                              $1,398   $1,507
                                                              ======   ======
Investment in Leases
Direct financing leases.....................................  $  173   $  141
Leveraged leases............................................     816      867
Property on operating leases, net of accumulated
  depreciation..............................................      87       93
Allowance for credit losses.................................     (41)     (43)
                                                              ------   ------
                                                               1,035    1,058
Less: Current portion.......................................      21       21
                                                              ------   ------
                                                              $1,014   $1,037
                                                              ======   ======

     The components of the net investment in direct financing leases are as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1999    2000
                                                              -----   -----
Total minimum lease payments................................  $201    $154
Residual values.............................................    43      42
Deferred initial direct costs...............................     2       2
                                                              ----    ----
                                                               246     198
Less: Unearned income.......................................    73      57
                                                              ----    ----
                                                              $173    $141
                                                              ====    ====

     The components of the net investment in leveraged leases are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Rentals receivable..........................................  $ 7,218   $ 7,597
Residual values.............................................      788       874
Nonrecourse debt service....................................   (6,036)   (6,409)
Unearned income.............................................   (1,143)   (1,185)
Deferred investment tax credit..............................      (11)      (10)
                                                              -------   -------
                                                                  816       867
Less: Deferred taxes arising from leveraged leases..........      355       423
                                                              -------   -------
                                                              $   461   $   444
                                                              =======   =======

                                DANA CORPORATION

     Total minimum lease payments receivable on direct financing leases as of December 31, 2000 are as follows:

Year Ending December 31,
  2001......................................................   $ 31
  2002......................................................     25
  2003......................................................     22
  2004......................................................     19
  2005......................................................     14
Later years.................................................     43
                                                               ----
Total minimum lease payments receivable.....................   $154
                                                               ====

     Total minimum lease payments receivable on operating leases as of December 31, 2000 are as follows:

Year Ending December 31,
  2001......................................................   $ 24
  2002......................................................     20
  2003......................................................     15
  2004......................................................     11
  2005......................................................      9
Later years.................................................     23
                                                               ----
Total minimum lease payments receivable.....................   $102
                                                               ====

NOTE 16 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of Dana's financial instruments are as follows:

                                                                DECEMBER 31,
                                                ---------------------------------------------
                                                        1999                    2000
                                                ---------------------   ---------------------
                                                CARRYING                CARRYING
                                                 AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                --------   ----------   --------   ----------
FINANCIAL ASSETS
  Cash and cash equivalents...................   $  111      $  111      $  179      $  179
  Loans receivable (net)......................      184         180         219         228
  Investment securities.......................       67          67          55          55
FINANCIAL LIABILITIES
  Short-term debt.............................      968         968       1,526       1,526
  Long-term debt..............................    3,198       3,101       3,068       2,943
  Security deposits -- leases.................        4           3           1
  Deferred funding commitments under leveraged
     leases...................................        4           3           1           1
UNRECOGNIZED FINANCIAL INSTRUMENTS, NET.......                   (4)                     (1)

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

     At December 31, 2000, we had purchase commitments for property, plant and equipment of approximately $166. DCC had commitments to provide the loan and lease financing in the aggregate amount of $60.

                                DANA CORPORATION

Subsequent financing under the DCC commitment is subject to satisfactory completion of normal conditions precedent to the execution of such lease financing arrangements.

     At December 31, 2000, we had contingent obligations of up to $130 related to guarantees of third-party loans to equity affiliates. Future minimum rental commitments under operating leases were $367 at December 31, 2000, with rental payments during the next five years of: 2001, $67; 2002, $64; 2003, $55; 2004,
$49 and 2005, $41. Net rental expense was $119 in 1998, $117 in 1999 and $103 in
2000.

     We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws. We have reviewed the proceedings that are currently pending including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material effect on our liquidity, financial condition or results of operations.

NOTE 18 -- ACQUISITIONS

     In 1998, we acquired the heavy axle and brake business of Eaton Corporation; General Automotive Specialty Company, Inc. (GAS); a 98-percent share of the capital of Nakata S.A. Industria e Comercio (Nakata); full ownership of SIMESC-Parish, our Brazilian structural components manufacturing company; the Glacier Vandervell Bearings Group and the AE Clevite North American non-bearing aftermarket engine hard parts business. GAS manufactures motor switches and locks. SIMESC-Parish, which has been renamed Dana Parish Produtos Estruturais, S.A., produces a range of structural products, including full frames and heavy-truck side rails. Nakata and its subsidiaries are the leading Brazilian manufacturers of suspension components, such as tie rods and ball joints. Glacier Vandervell produces and distributes products, primarily engine bearings, used in passenger car and light-duty vehicle applications for both original equipment manufacturers and the aftermarket. The AE Clevite business distributes products such as camshafts, valves and other valvetrain, timing and cylinder components to the automotive aftermarket.

     These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1998 were $784 higher than 1997 as a result of acquisitions and total assets of companies acquired in 1998 amounted to $980.

     In July 1998, we completed the merger with Echlin Inc. by exchanging 59.6 million shares of our common stock for all of the common stock of Echlin. Each share of Echlin was exchanged for .9293 of one share of our common stock. In addition, the outstanding Echlin stock options were converted at the same exchange ratio into options to purchase approximately 1.8 million shares of our common stock.

     The merger has been accounted for as a pooling of interests and all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Echlin.

     In 1999, we acquired Innovative Manufacturing, Inc., a machining operation that supplies machined castings to our Outdoor Power Equipment Components Division. We also acquired the remaining interests not previously owned in Industrias Serva S.A. (30%), Dana Heavy Axle Mexico S.A. de C.V. (9%), Automotive Motion Technology Limited (49%) and Echlin Charger Mfg. Co. Pty. Ltd. (8%). These acquisitions have been accounted for as purchases and the results of operations and earnings previously allocated to minority owners have been included from the dates of acquisition. The sales and total assets were not material.

     In January 2000, we acquired the cardan-jointed propeller shaft business of GKN plc. In March, we acquired a majority interest in Tribometal a.s., a manufacturer of polymer bearings. The automotive axle manufacturing and stamping operations of Invensys plc were acquired in July. In November, we acquired a

                                DANA CORPORATION

30% interest in GETRAG Cie, a manufacturer of transmissions, transaxles, axles and other automotive components, and a 49% interest in GETRAG's North American operations. Except for the interests in GETRAG, which are being accounted for as equity investments, the acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements from the dates of acquisition. The acquisitions accounted for as purchases had total assets of $373 at acquisition and recorded sales of $195 since the dates of acquisition.

NOTE 19 -- DIVESTITURES

     In February 1998, we completed the sale of our hydraulic brake hose facilities in Columbia City, IN and Garching, Germany. In April 1998, we sold our Midland-Grau heavy-duty brake operations. In June 1998, we completed the sale of our hydraulic cylinder business. In December 1998, DCC completed the sale of its Technology Leasing Group portfolio resulting in an after-tax gain of $76. These operations contributed sales of $471 in 1997; through the dates of divestiture, 1998 sales for these operations totaled $140.

     In October 1999, we sold the Coldform operations of our Engine Systems Group and in November we sold Sierra International Inc. Coldform manufactured starter components, steering hubs and suspension components and Sierra manufactured and distributed marine and power equipment engine, drive and hose products. Annual sales of these operations were approximately $50.

     In January 2000, we sold our Gresen Hydraulics businesses, the Truckline Parts Centres heavy-duty distribution business and certain portions of our constant velocity (CV) joint businesses. In February, we sold most of the global Warner Electric businesses and, in March, we sold Commercial Vehicle Cab Systems. In September 2000, we sold the remaining 35% interest in our Brazilian CV joint operation. Net gain recorded on these divestitures totaled $106. These businesses reported sales of $666 in 1999; through the dates of divestiture, 2000 sales for these operations totaled $103.

NOTE 20 -- RESTRUCTURING OF OPERATIONS

     In the fourth quarter of 1998, we finalized our synergy plans for integrating the operations of Echlin into our businesses and recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans included the closing of eight facilities (seven in the AG and one in the ESG) and a workforce reduction of approximately 2,450 people.

     During 1999, we continued executing the Echlin restructuring plan announced in 1998, including the closing and downsizing of facilities begun in 1998. We also incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

     During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, PA structures facility. In total, $229 was charged to income during the year. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

     During the third quarter of 2000, we announced plans to close our Reading, PA structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Controls warehouse operations and moving operations from closed facilities.

                                DANA CORPORATION

     The following summarizes the restructuring charges and activity recorded in the last three years:

                                                     IMPAIRMENT
                                             --------------------------
                                EMPLOYEE                   INVESTMENTS
                               TERMINATION   LONG-LIVED   IN OPERATIONS                INTEGRATION
                                BENEFITS       ASSETS      TO BE SOLD     EXIT COSTS    EXPENSES     TOTAL
                               -----------   ----------   -------------   ----------   -----------   -----
Balance at December 31,
  1997.......................     $ 88          $ 30          $ 62           $ --         $ --       $ 180
Activity during the year
  Charged to expense.........       65            40                           13                      118
  Cash payments..............      (37)                                        (2)                     (39)
  Write-off of assets........                    (70)          (62)                                   (132)
                                  ----          ----          ----           ----         ----       -----
Balance at December 31,
  1998.......................      116            --            --             11           --         127
Activity during the year
  Charged to expense.........       60            59                           11           51         181
  Cash payments..............      (85)                                        (9)         (51)       (145)
  Write-off of assets........                    (59)                                                  (59)
                                  ----          ----          ----           ----         ----       -----
Balance at December 31,
  1999.......................       91            --            --             13           --         104
Activity during the year
  Charged to expense.........       62             8                           27           76         173
  Cash payments..............      (60)                                       (20)         (76)       (156)
  Write-off of assets........                     (8)                                                   (8)
                                  ----          ----          ----           ----         ----       -----
Balance at December 31,
  2000.......................     $ 93          $ --          $ --           $ 20         $ --       $ 113
                                  ====          ====          ====           ====         ====       =====

     Employee terminations relating to the plans were as follows:

                                                               1998    1999    2000
                                                              ------   -----   -----
Total estimated.............................................   2,450   1,280   1,020
Less terminated:
  1999......................................................  (1,123)   (595)
  2000......................................................  (1,230)   (615)   (765)
                                                              ------   -----   -----
Balance at December 31, 2000................................      97      70     255
                                                              ======   =====   =====

     At December 31, 2000, $113 of restructuring charges remained in accrued liabilities. This balance was comprised of $93 for the workforce reductions of approximately 420 employees to be completed in 2001 and $20 for lease terminations and other exit costs. We estimate that cash expenditures will be approximately $81 in 2001, $14 in 2002 and $18 thereafter. Our liquidity and cash flows will not be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies.

NOTE 21 -- NONCASH INVESTING AND FINANCING ACTIVITIES

     In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance DCC's investment in leveraged leases was $225 in 1998, $878 in 1999 and $403 in 2000; nonrecourse debt obligations repaid were $182 in 1998, $273 in 1999 and $106 in 2000.

                                DANA CORPORATION
            (INCLUDING DANA CREDIT CORPORATION ON THE EQUITY BASIS)

           ADDITIONAL INFORMATION -- STATEMENT OF INCOME (UNAUDITED)

     The additional information on pages F-30 to F-32 shows the statement of income, balance sheet and cash flows as if DCC were accounted for on the equity basis. This presentation does not conform with generally accepted accounting principles.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1999      2000
                                                              -------   -------   -------
                                                                     (IN MILLIONS)
NET SALES...................................................  $12,464   $13,159   $12,317
Other income................................................       59        58       190
                                                              -------   -------   -------
                                                               12,523    13,217    12,507
                                                              -------   -------   -------
Costs and expenses
  Cost of sales.............................................   10,485    11,016    10,662
  Selling, general and administrative expenses..............      984     1,074     1,007
  Restructuring and integration charges.....................      118       181       173
  Merger expenses...........................................       50
  Interest expense..........................................      189       208       218
                                                              -------   -------   -------
                                                               11,826    12,479    12,060
                                                              -------   -------   -------
Income before income taxes..................................      697       738       447
Estimated taxes on income...................................      277       273       168
                                                              -------   -------   -------
Income before minority interest and equity in earnings of
  affiliates................................................      420       465       279
Minority interest in net income of consolidated
  subsidiaries..............................................       (8)      (13)      (13)
Equity in earnings of affiliates............................      122        61        68
                                                              -------   -------   -------
NET INCOME..................................................  $   534   $   513   $   334
                                                              =======   =======   =======

                                DANA CORPORATION
            (INCLUDING DANA CREDIT CORPORATION ON THE EQUITY BASIS)

              ADDITIONAL INFORMATION -- BALANCE SHEET (UNAUDITED)

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
                                                               (IN MILLIONS)
ASSETS
Current assets
Cash and marketable securities..............................  $  101   $  149
Accounts receivable
  Trade, less allowance for doubtful accounts of $44 -- 1999
     and $42 -- 2000........................................   1,935    1,505
  Other.....................................................     399      318
Inventories.................................................   1,784    1,564
Other current assets........................................     418      535
                                                              ------   ------
     Total current assets...................................   4,637    4,071
                                                              ------   ------
Investments and other assets
  Investments at equity.....................................     320      636
  Goodwill..................................................     997      969
  Other.....................................................     203      212
                                                              ------   ------
     Total investments and other assets.....................   1,520    1,817
                                                              ------   ------
Deferred income tax benefits................................     281      209
Property, plant and equipment, net..........................   3,064    3,069
                                                              ------   ------
     Total assets...........................................  $9,502   $9,166
                                                              ======   ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable...............................................  $  897   $1,307
Accounts payable............................................   1,128    1,014
Accrued payroll and employee benefits.......................     461      395
Other accrued liabilities...................................     681      809
Taxes on income.............................................     153      165
                                                              ------   ------
     Total current liabilities..............................   3,320    3,690
Deferred employee benefits and other noncurrent
  liabilities...............................................   1,216    1,155
Long-term debt..............................................   1,862    1,574
Minority interest in consolidated subsidiaries..............     147      119
Shareholders' equity........................................   2,957    2,628
                                                              ------   ------
     Total liabilities and shareholders' equity.............  $9,502   $9,166
                                                              ======   ======

                                DANA CORPORATION
            (INCLUDING DANA CREDIT CORPORATION ON THE EQUITY BASIS)

         ADDITIONAL INFORMATION -- STATEMENT OF CASH FLOWS (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998      1999    2000
                                                              -------   ------   -----
                                                                   (IN MILLIONS)
Net cash flows from operating activities....................  $   836   $  464   $ 850
                                                              -------   ------   -----
Cash flows from investing activities:
  Purchases of property, plant and equipment................     (552)    (547)   (434)
  Acquisitions..............................................     (829)     (18)   (511)
  Divestitures..............................................      218       36     571
  Additions to investments and other assets.................      (19)     (26)     16
  Other.....................................................       --       29      (1)
                                                              -------   ------   -----
Net cash flows -- investing activities......................   (1,182)    (526)   (359)
                                                              -------   ------   -----
Cash flows from financing activities:
  Net change in short-term debt.............................      225     (555)    424
  Issuance of long-term debt................................      343    1,017       9
  Payments on long-term debt................................     (248)    (220)   (313)
  Dividends paid............................................     (198)    (206)   (187)
  Shares repurchased........................................              (100)   (381)
  Other.....................................................       41                5
                                                              -------   ------   -----
Net cash flows -- financing activities......................      163      (64)   (443)
                                                              -------   ------   -----
Net increase (decrease) in cash and cash equivalents........     (183)    (126)     48
Cash and cash equivalents -- beginning of year..............      410      227     101
                                                              -------   ------   -----
Cash and cash equivalents -- end of year....................  $   227   $  101   $ 149
                                                              =======   ======   =====
Reconciliation of net income to net cash flows from
  operating activities:
  Net income................................................  $   534   $  513   $ 334
  Depreciation and amortization.............................      396      429     427
  Deferred income taxes.....................................       38      (31)    (12)
  Minority interest.........................................       13        6       8
  Net change in receivables, inventory and payables.........      (54)    (544)    377
  Other assets and accruals.................................      (75)     147    (113)
  Unremitted earnings of affiliates.........................       (5)     (45)    (68)
  Gains on divestitures.....................................       (5)      (5)   (106)
  Other.....................................................       (6)      (6)      3
                                                              -------   ------   -----
Net cash flows from operating activities....................  $   836   $  464   $ 850
                                                              =======   ======   =====

                                DANA CORPORATION

                   CONDENSED STATEMENT OF INCOME (UNAUDITED)

                                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                          ------------------    ------------------
                                                           2000       2001       2000       2001
                                                          -------    -------    -------    -------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales...............................................  $2,865     $2,399     $9,629     $7,898
Revenue from lease financing and other income...........      50         98        308        149
                                                          ------     ------     ------     ------
                                                           2,915      2,497      9,937      8,047
                                                          ------     ------     ------     ------
Costs and expenses
  Cost of sales.........................................   2,481      2,149      8,161      7,006
  Selling, general and administrative expenses..........     276        242        847        775
  Restructuring and integration charges.................      69         12        103         38
  Interest expense......................................      82         76        238        239
                                                          ------     ------     ------     ------
                                                           2,908      2,479      9,349      8,058
                                                          ------     ------     ------     ------
Income (loss) before income taxes.......................       7         18        588        (11)
Estimated taxes on income...............................      10        (13)      (207)        (6)
Minority interest.......................................      (4)        (1)       (12)        (6)
Equity in earnings of affiliates........................      16          9         49         23
                                                          ------     ------     ------     ------
Net income..............................................  $   29     $   13     $  418     $    *
                                                          ======     ======     ======     ======
Net income per common share
  Basic.................................................  $ 0.19     $ 0.08     $ 2.73     $    *
  Diluted...............................................  $ 0.19     $ 0.08     $ 2.71     $    *
Cash dividends declared and paid per common share.......  $ 0.31     $ 0.31     $ 0.93     $ 0.93
Average shares outstanding -- Basic.....................     149        148        153        148
Average shares outstanding -- Diluted...................     150        149        154        149

---------------

* Amount is less than $.5 and per share amounts are less than one-half cent.

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                      CONDENSED BALANCE SHEET (UNAUDITED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
                                                                     (IN MILLIONS)
ASSETS
Current assets
Cash and marketable securities..............................    $   179         $   228
Accounts receivable
  Trade.....................................................      1,548           1,548
  Other.....................................................        318             429
Inventories
  Raw materials.............................................        436             419
  Work in process and finished goods........................      1,128             931
Other current assets........................................        714             526
                                                                -------         -------
     Total current assets...................................      4,323           4,081
                                                                -------         -------
Property, plant and equipment, net..........................      3,509           3,411
Investments and other assets................................      2,367           2,230
Investment in leases........................................      1,037           1,087
                                                                -------         -------
     Total assets...........................................    $11,236         $10,809
                                                                =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable, including current portion of long-term
  debt......................................................    $ 1,945         $ 1,223
Accounts payable............................................      1,015           1,119
Accrued payroll and employee benefits.......................        398             330
Other accrued liabilities...................................        856             716
Taxes on income.............................................        117             116
                                                                -------         -------
     Total current liabilities..............................      4,331           3,504
Deferred employee benefits and other noncurrent
  liabilities...............................................      1,507           1,595
Long-term debt..............................................      2,649           3,227
Minority interest in consolidated subsidiaries..............        121             116
Shareholders' equity........................................      2,628           2,367
                                                                -------         -------
     Total liabilities and shareholders' equity.............    $11,236         $10,809
                                                                =======         =======

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2000       2001
                                                              ------     ------
                                                                (IN MILLIONS)
Net income..................................................  $ 418      $  --
Depreciation and amortization...............................    390        408
Gain on divestitures........................................   (110)       (10)
Working capital change......................................   (223)       (79)
Other.......................................................    (50)        71
                                                              -----      -----
  Net cash flows -- operating activities....................    425        390
                                                              -----      -----
Purchases of property, plant and equipment..................   (464)      (306)
Purchases of assets to be leased............................   (242)      (124)
Payments received on leases.................................    126         28
Net loans to customers......................................   (147)       103
Acquisitions................................................   (279)       (21)
Divestitures................................................    562        232
Other.......................................................     27        127
                                                              -----      -----
  Net cash flows -- investing activities....................   (417)        39
                                                              -----      -----
Net change in short-term debt...............................    621       (642)
Proceeds from long-term debt................................    311        796
Payments on long-term debt..................................   (388)      (383)
Dividends paid..............................................   (142)      (139)
Shares repurchased..........................................   (381)
Other.......................................................      4        (12)
                                                              -----      -----
  Net cash flows -- financing activities....................     25       (380)
                                                              -----      -----
Net change in cash and cash equivalents.....................     33         49
Cash and cash equivalents -- beginning of period............    111        179
                                                              -----      -----
Cash and cash equivalents -- end of period..................  $ 144      $ 228
                                                              =====      =====

    The accompanying notes are an integral part of the financial statements.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
             (IN MILLIONS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

NOTE 1

     In our opinion, all normal recurring adjustments necessary to a fair presentation of results for the unaudited interim periods have been included. Where appropriate, we have reclassified certain amounts in 2000 to conform with the 2001 presentation.

NOTE 2

     On January 1, 2001, we adopted Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions." These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Interest rate swap arrangements have been formally designated as hedges and the effect of marking these contracts to market has been recorded as unrealized gain or loss in other comprehensive income as presented in Note 7. Foreign currency forwards and other derivatives have not been designated as hedges and the effect of marking these instruments to market has been recognized in the results of operations. The adoption of SFAS Nos. 133 and 138 has not had a material effect on our financial position or results of operations.

NOTE 3

     In March 2001, we sold Mr. Gasket, Inc., a wholly-owned subsidiary, and recorded an after-tax loss of $12. In the second quarter of 2001, we divested three operations and recorded an after-tax loss of $8. The divested operations included our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri Fluid Systems Group operations.

NOTE 4

     During July 2001, we completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation. In September 2001, we completed the sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation. After-tax gains of $30 were recorded in the third quarter related to these divestitures.

NOTE 5

     In March 2001, we established a $400 accounts receivable securitization program. Under the program, we either sell or contribute certain of our accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging a portion of the receivables as collateral for short-term loans from participating banks. At September 30, 2001, DAF had borrowed $320 under the program and used the proceeds to fund the purchase of accounts receivable. We used the sale proceeds received from DAF to reduce other debt.

     We own 100% of the equity interests in DAF. The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to all proceeds from the liquidation of DAF's assets upon the termination of the securitization program and the dissolution of DAF. DAF's receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a "qualifying special purpose entity" under generally accepted accounting principles. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and the loans to DAF are reflected as short-term borrowings in our consolidated financial statements.

     Expenses incurred to establish the program are being amortized over five years, the contractual life of the program.

NOTE 6

     Following is a reconciliation of average shares for purposes of calculating basic and diluted net income per share.

                                                         THREE MONTHS     NINE MONTHS
                                                             ENDED           ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                         -------------   -------------
                                                         2000    2001    2000    2001
                                                         -----   -----   -----   -----
Weighted average common shares outstanding.............  148.9   148.5   153.3   148.2
                                                         -----   -----   -----   -----
Plus: Incremental shares from assumed conversion of --
Deferred compensation units............................     .8      .9      .8      .8
Stock options..........................................     .1              .1
                                                         -----   -----   -----   -----
Total potentially dilutive securities..................     .9      .9      .9      .8
                                                         -----   -----   -----   -----
Adjusted average common shares outstanding.............  149.8   149.4   154.2   149.0
                                                         =====   =====   =====   =====

NOTE 7

     On an annual basis, disclosure of comprehensive income is incorporated into the Statement of Shareholders' Equity. This statement is not presented on a quarterly basis. Comprehensive income includes net income and components of other comprehensive income, such as foreign currency translation adjustments, unrealized gains or losses on certain marketable securities and derivative instruments and minimum pension liability adjustments.

     Our total comprehensive income (loss) is as follows:

                                                         THREE MONTHS     NINE MONTHS
                                                             ENDED           ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                         -------------   -------------
                                                         2000    2001    2000    2001
                                                         -----   -----   -----   -----
Net income.............................................  $ 29     $13    $ 418   $  --
  Other comprehensive income (loss)
     Deferred translation gain (loss)..................   (70)     25     (130)   (121)
     Unrealized gain (loss)............................    (1)     (2)              (2)
                                                         ----     ---    -----   -----
Total comprehensive income (loss)......................  $(42)    $36    $ 288   $(123)
                                                         ====     ===    =====   =====

     The $25 deferred translation gain in the third quarter of 2001 was primarily due to the strengthening of the euro against the U.S. dollar, as gains in Australia and Thailand generally offset losses related to further weakening of Brazilian real. For the first nine months of 2001, weakening of the Brazilian real accounted for approximately $67 and the euro added another $23 of translation loss. The $130 deferred translation loss for the nine months of 2000 resulted primarily from an increase in the strength of U.S. dollar relative to the euro, the British pound and the Canadian dollar, net of the impact of the strengthening Brazilian real. The $70 deferred translation loss in the third quarter of 2000 was primarily the result of a decline in the value of the euro and the British pound, relative to the U.S. dollar.

NOTE 8

     We are organized into seven Strategic Business Units (SBUs): Automotive Systems Group (ASG); Automotive Aftermarket Group (AAG); Commercial Vehicle Systems (CVS), formerly known as the Heavy Truck Group (HTG); Engine Systems Group (ESG); Fluid Systems Group (FSG); Off-Highway Systems Group (OHSG) and Dana Commercial Credit (DCC).

     This structure allows our people in each of these areas to focus their resources to the benefit of Dana and our global customers. Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting rather than on the fully consolidated basis used for external reporting. With the exception of DCC, operating profit after tax (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes discontinued businesses, trailing liabilities for closed plants, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate.

     Information used to evaluate the SBUs and regions is as follows:

                                                       THREE MONTHS ENDED SEPTEMBER 30,
                                           ---------------------------------------------------------
                                                                            OPERATING
                                                SALES           EBIT           PAT       NET PROFIT
                                           ---------------   -----------   -----------   -----------
                                            2000     2001    2000   2001   2000   2001   2000   2001
                                           ------   ------   ----   ----   ----   ----   ----   ----
ASG......................................  $1,062   $  831   $ 81   $ 29   $ 57   $ 25   $ 33   $  9
AAG......................................     681      639     27     13     17      8     (1)    (6)
CVS......................................     346      259     27      6     17      3      8     (3)
ESG......................................     321      273     13     (9)    14     (5)     7    (10)
FSG......................................     266      237     18     14     11      9      6      4
OHSG.....................................     178      141     11      3      7      2      3     (1)
DCC......................................                                     7      5      7      5
Other....................................      11       19    (57)   (34)   (69)   (55)    (2)    (6)
                                           ------   ------   ----   ----   ----   ----   ----   ----
                                            2,865    2,399    120     22     61     (8)    61     (8)
Restructuring and non-recurring items....                     (68)    38    (32)    21    (32)    21
                                           ------   ------   ----   ----   ----   ----   ----   ----
Consolidated.............................  $2,865   $2,399   $ 52   $ 60   $ 29   $ 13   $ 29   $ 13
                                           ======   ======   ====   ====   ====   ====   ====   ====
North America............................  $2,165   $1,787   $155   $ 48   $101   $ 29   $ 54   $ (4)
Europe...................................     441      380     11             6      5     (3)    (2)
South America............................     158      154     10      6      8      4      4      1
Asia/Pacific.............................     101       78      3      2      2      1     (1)    (2)
DCC......................................                                     7      5      7      5
Other....................................                     (59)   (34)   (63)   (52)     0     (6)
                                           ------   ------   ----   ----   ----   ----   ----   ----
                                            2,865    2,399    120     22     61     (8)    61     (8)
Restructuring and non-recurring items....                     (68)    38    (32)    21    (32)    21
                                           ------   ------   ----   ----   ----   ----   ----   ----
Consolidated.............................  $2,865   $2,399   $ 52   $ 60   $ 29   $ 13   $ 29   $ 13
                                           ======   ======   ====   ====   ====   ====   ====   ====

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                       -------------------------------------------------------------
                                            SALES            EBIT        OPERATING PAT   NET PROFIT
                                       ---------------   -------------   -------------   -----------
                                        2000     2001    2000    2001    2000    2001    2000   2001
                                       ------   ------   -----   -----   -----   -----   ----   ----
ASG..................................  $3,501   $2,824   $ 356   $ 165   $ 236   $ 115   $168   $ 56
AAG..................................   2,134    1,950     125      15      76       9     26    (38)
CVS..................................   1,312      878     131      27      80      16     51     (7)
ESG..................................   1,070      911      78      12      57      11     37     (7)
FSG..................................     894      800      89      62      55      37     39     22
OHSG.................................     627      484      52      24      32      14     21      5
DCC..................................                                       28      17     28     17
Other................................      91       51    (174)   (146)   (189)   (200)     5    (29)
                                       ------   ------   -----   -----   -----   -----   ----   ----
                                        9,629    7,898     657     159     375      19    375     19
Restructuring and non-recurring
  items..............................                       63     (25)     43     (19)    43    (19)
                                       ------   ------   -----   -----   -----   -----   ----   ----
Consolidated.........................  $9,629   $7,898   $ 720   $ 134   $ 418   $  --   $418   $ --
                                       ======   ======   =====   =====   =====   =====   ====   ====
North America........................  $7,435   $5,935   $ 743   $ 253   $ 469   $ 149   $331   $ 29
Europe...............................   1,504    1,308      69      40      41      33     11      4
South America........................     427      414      20      13      16      (1)     8    (10)
Asia/Pacific.........................     263      241       6       2       4       1     (5)    (6)
DCC..................................                                       28      17     28     17
Other................................                     (181)   (149)   (183)   (180)     2    (15)
                                       ------   ------   -----   -----   -----   -----   ----   ----
                                        9,629    7,898     657     159     375      19    375     19
Restructuring and non-recurring
  items..............................                       63     (25)     43     (19)    43    (19)
                                       ------   ------   -----   -----   -----   -----   ----   ----
Consolidated.........................  $9,629   $7,898   $ 720   $ 134   $ 418   $  --   $418   $ --
                                       ======   ======   =====   =====   =====   =====   ====   ====

Restructuring and non-recurring items represent after-tax gains and losses on divestitures and charges related to our restructuring and integration efforts.

     Consolidated net operating assets have decreased seven percent since the beginning of 2001. Due to the combined impact of our working capital initiatives, the reduction in manufacturing and sales volume and the divestiture of businesses, net operating assets have decreased 12 percent in AAG, 21 percent in CVS and 14 percent in ESG since the beginning of the current year.

NOTE 9

     During the first nine months of 2001, we announced the closing of facilities in ASG, AAG and FSG. In connection with these efforts, we accrued an additional $17 for employee termination benefits, $9 for asset impairments and $12 for other exit costs. This $38 of restructuring expense had a $25 impact on net income.

     At September 30, 2001, $99 of restructuring charges remained in accrued liabilities. This balance consisted of $79 related to the termination of employees, including the announced termination of approximately 730 employees scheduled for the remainder of 2001, and $20 for lease terminations and other exit costs. We estimate the related cash expenditures will be approximately $25 in the remainder of 2001, $25 in 2002, $11 in 2003 and $38 thereafter. We do not believe our liquidity and cash flows will be materially impacted by activities related to these restructuring plans.

NOTE 10

     The issuance of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, was approved by the Financial Accounting Standards Board in June 2001. The new guidance requires, among other things, that companies discontinue amortizing goodwill and certain other intangibles at the end of 2001. The covered assets will be reviewed for impairment annually and, after initial application of this Statement, reductions in the carrying value will be reflected in the results of operations. Covered assets acquired after June 2001 will not be subject to amortization. We are currently analyzing the requirements of this Statement, which is required to be adopted in 2002. We believe that the initial application of this Statement is likely to result in the impairment of a portion of our goodwill, but at this time are not able to quantify the impact on our financial statements.

NOTE 11

     On October 17, 2001, we announced our intention to accelerate the restructuring of our operations and to reduce our workforce by more than 15 percent. More than 30 facilities are being reviewed for possible consolidation or closure. Plans identifying the specific actions are being developed and will determine the timing of expense recognition and cash flows. However, we currently expect to recognize a significant portion of these charges in the fourth quarter of 2001. We also announced that we will pursue the sale of the businesses of Dana Commercial Credit (DCC). At September 30, 2001, the businesses of DCC comprised approximately $1,900 of total assets of Dana. Although we are unable to estimate the related proceeds, a loss is not expected to result from the sale of the DCC businesses.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                                Dana Corporation
                                4500 Dorr Street
                               Toledo, Ohio 43615

                   TRUSTEE                                     EXCHANGE AGENT
                Citibank, N.A                           Citibank, N.A., London Branch
               111 Wall Street                               5 Carmelite Street
                 14th Floor                                    London EC4Y OPA
          New York, New York 10005                                 England

                          LEGAL ADVISORS TO THE ISSUER

            Rosenman & Colin LLP                              Hunton & Williams
             575 Madison Avenue                                200 Park Avenue
          New York, New York 10022                        New York, New York 10166

                            INDEPENDENT ACCOUNTANTS

                           PricewaterhouseCoopers LLP
                            One SeaGate, Suite 1800
                               Toledo, Ohio 43604

           REGISTRAR AND NEW YORK                           REGISTRAR AND LONDON
                PAYING AGENT                                    PAYING AGENT
              FOR DOLLAR NOTES                                 FOR EURO NOTES
               Citibank, N.A.                           Citibank, N.A., London Branch
               111 Wall Street                               5 Carmelite Street
                 14th Floor                                    London EC4Y OPA
          New York, New York 10005                                 England


                    LISTING AGENT, LUXEMBOURG PAYING AGENT,


                       EXCHANGE AGENT AND TRANSFER AGENT


                       Banque Generale du Luxembourg S.A.
                            50, Avenue J.F. Kennedy
                               L-2951 Luxembourg

$575,000,000
E200,000,000
9% NOTES DUE 2011

DANA CORPORATION

                                                         [DANA CORPORATION LOGO]
OFFER TO EXCHANGE ALL OUTSTANDING 9% NOTES DUE 2011 FOR 9% NOTES DUE 2011 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Virginia Stock Corporation Act, in certain circumstances, Dana is authorized to indemnify its directors and officers against liabilities (including reasonable defense expenses) they may incur in proceedings in which they are named as parties because of their positions as directors and officers of Dana.

     Pursuant to this authorization, the shareholders have adopted the SIXTH Article of the Company's Restated Articles of Incorporation. This Article provides that in any proceeding brought by a shareholder in the right of Dana or on behalf of the shareholders, no director or officer of Dana shall be liable for monetary damages exceeding $50,000 with respect to any transaction, occurrence or course of conduct unless such person engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law. The Article further provides that Dana shall indemnify any director or officer who is a party to any proceeding (including a proceeding brought by a shareholder on behalf of Dana or its shareholders) by reason of the fact that he or she is or was a director or officer of Dana against any liability incurred in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of criminal law. In addition, Dana will pay or reimburse all reasonable expenses (including attorneys' fees) incurred by the director or officer in connection with such proceeding in advance of the disposition of the proceeding if certain conditions are met. In general, indemnification will be made in accordance with Section 13.1-701 of the Virginia Stock Corporation Act.

     As authorized in the Restated Articles of Incorporation, the Board of Directors has adopted a By-Law provision under which Dana will indemnify its directors and officers in comparable manner against liabilities they may incur when serving at Dana's request as directors, officers, employees or agents of other corporations or certain other enterprises.

     Dana carries primary and excess "Executive Liability and Indemnification" insurance covering certain liabilities incurred by the directors and elected and appointed officers in the performance of their duties. Coverage is either on a direct basis or through reimbursement of amounts expended by Dana for indemnification of these individuals. Subject to certain deductibles, the insurers will pay or reimburse all covered costs incurred up to an annual aggregate of $100 million. Coverage is excluded for purchases or sales of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, deliberately fraudulent or willful violations of any statute or regulation, illegal personal gain and certain other acts.

ITEM 21.  EXHIBITS

     The following exhibits are filed with this Registration Statement or incorporated by reference herein:


 4-A*     Purchase Agreement, dated August 1, 2001, between Dana
          Corporation and Deutsche Banc Alex. Brown Inc. and J.P.
          Morgan Securities, Inc.
 4-B*     Indenture between Dana, as Issuer, and Citibank, N.A., as
          Trustee, dated as of August 8, 2001, relating to $575 million of 9% Notes due August 15, 2011, and E200 million of 9% Notes due August 15, 2011 (incorporated by reference to
          Exhibit 4-I to our Form 10-Q for the quarterly period ended
          June 30, 2001).
 4-B(1)*  Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
          Notes, Regulation S Dollar Global Notes and Regulation S
          Euro Global Notes (form of initial securities), filed by reference to Exhibit A to the Indenture filed herewith as
          Exhibit 4-A (incorporated by reference to Exhibit 4-I to our Form 10-Q for the quarterly period ended June 30, 2001).
 4-B(2)*  Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
          Notes, Regulation S Dollar Global Notes and Regulation S
          Euro Global Notes (form of exchange securities), filed by reference to Exhibit B to the Indenture filed herewith as
          Exhibit 4-A (incorporated by reference to Exhibit 4-I to our Form 10-Q for the quarterly period ended June 30, 2001).

 4-C* Registration Rights Agreement, dated as of August 1, 2001, among Dana Corporation and Deutsche Banc Alex. Brown Inc.
          and J.P. Morgan Securities, Inc.
 4-D*     Indenture for Senior Securities between Dana, as Issuer, and
          Citibank, N.A., as Trustee, dated as of December 15, 1997
          (incorporated by reference to Exhibit 4-B of our Registration Statement No. 333-42239 filed December 15,
          1997).
 4-E* First Supplemental Indenture related to Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee, dated as of March 11, 1998 (incorporated by reference to Exhibit 4-B-1 to our Report on Form 8-K dated March 12,
          1998).
 4-F*     Form of 6.5% Notes due March 15, 2008 and 7% Notes due March
          15, 2028 (incorporated by reference to Exhibit 4-C-1 to our Report on Form 8-K dated March 12, 1998).
 4-G* Second Supplemental Indenture related to Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee, dated as of February 26, 1999 (incorporated by reference to Exhibit 4-B-1 to our Form 8-K dated March 2, 1999).
 4-H*     Form of 6.25% Notes due 2004, 6.5% Notes due 2009 and 7%
          Notes due 2029 (incorporated by reference to Exhibit 4-C-1 to our Form 8-K dated March 2, 1999).
 4-I      Issuing and Paying Agent Agreement between Dana Credit
          Corporation (DCC), as Issuer, and Bankers Trust Company,
          Issuing and Paying Agent, dated as of December 6, 1999, with respect to DCC's $500 million medium-term notes program.
          This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-J      Note Agreement dated April 8, 1997, by and between Dana
          Credit Corporation and Metropolitan Life Insurance Company for 7.18% notes due April 8, 2006, in the principal amount of $37 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-K      Note Agreement dated April 8, 1997, by and between Dana
          Credit Corporation and Texas Life Insurance Company for
          7.18% notes due April 8, 2006, in the principal amount of $3 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-L      Note Agreement dated April 8, 1997, by and between Dana
          Credit Corporation and Nationwide Life Insurance Company for
          6.93% notes due April 8, 2006, in the principal amount of $35 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-M      Note Agreement dated April 8, 1997, by and between Dana
          Credit Corporation and The Great-West Life & Annuity
          Insurance Company for 7.03% notes due April 8, 2006, in the aggregate principal amount of $13 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-N      Note Agreement dated April 8, 1997, by and between Dana
          Credit Corporation and the Great-West Life Assurance Company for 7.03% notes due April 8, 2006, in the principal amount of $7 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-O Note Agreements (three) dated August 28, 1997, by and between Dana Credit Corporation and Connecticut General Life
          Insurance Company for 6.79% notes due August 28, 2004, in the aggregate principal amount of $16 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-P      Note Agreement dated August 28, 1997, by and between Dana
          Credit Corporation and Life Insurance Company of North
          America for 6.79% notes due August 28, 2004, in the principal amount of $4 million. This exhibit is not filed.
          We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Q      Note Agreement dated August 28, 1997, by and between Dana
          Credit Corporation and the Northwestern Mutual Life
          Insurance Company for 6.88% notes due August 28, 2006, in the principal amount of $20 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.

 4-R      Note Agreements (four) dated August 28, 1997, by and between
          Dana Credit Corporation and Sun Life Assurance Company of
          Canada for 6.88% notes due August 28, 2006, in the aggregate principal amount of $9 million. This exhibit is not filed.
          We agree to furnish a copy of this exhibit to the Commission upon request.
 4-S      Note Agreement dated August 28, 1997, by and between Dana
          Credit Corporation and Massachusetts Casualty Insurance
          Company for 6.88% notes due August 28, 2006, in the principal amount of $1 million. This exhibit is not filed.
          We agree to furnish a copy of this exhibit to the Commission upon request.
 4-T Note Agreements (four) dated December 18, 1998, by and between Dana Credit Corporation and Sun Life Assurance
          Company of Canada for 6.59% notes due December 1, 2007, in the aggregate principal amount of $12 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-U Note Agreements (five) dated December 18, 1998, by and between Dana Credit Corporation and The Lincoln National
          Life Insurance Company for 6.59% notes due December 1, 2007, in the aggregate principal amount of $25 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-V      Note Agreement dated December 18, 1998, by and between Dana
          Credit Corporation and The Northwestern Mutual Life
          Insurance Company for 6.48% notes due December 1, 2005, in the principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-W      Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and Connecticut General Life Insurance
          Company for 7.91% notes due August 16, 2006 in the principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-X      Note Agreements (two) dated August 16, 1999, by and between
          Dana Credit Corporation and The Northwestern Mutual Life
          Insurance Company for 7.91% notes due August 16, 2006, in the aggregate principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Y      Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and Allstate Life Insurance Company for
          7.58% notes due August 16, 2004, in the principal amount of $10 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Z      Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and Allstate Insurance Company for 7.58%
          notes due August 16, 2004, in the principal amount of $5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-AA     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and New York Life Insurance and Annuity
          Corporation Institutionally Owned Life Insurance Separate
          Account for 7.58% notes due August 16, 2004, in the principal amount of $5 million. This exhibit is not filed.
          We agree to furnish a copy of this exhibit to the Commission upon request.
 4-BB     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and New York Life Insurance an Annuity
          Corporation for 7.58% notes due August 16, 2004, in the principal amount of $10 million. This exhibit is not filed.
          We agree to furnish a copy of this exhibit to the Commission upon request.
 4-CC     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and Principal Life Insurance Company for
          7.58% notes due August 16, 2004, in the principal amount of $30 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-DD     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and First Trenton Indemnity Company for
          7.58% notes due August 16, 2004, in the principal amount of $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.

 4-EE     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and Travelers Casualty and Surety Company
          for 7.58% notes due August 16, 2004, in the principal amount of $10 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 4-FF     Note Agreement dated August 16, 1999, by and between Dana
          Credit Corporation and The Travelers Insurance Company for
          7.58% notes due August 16, 2004, in the principal amount of
          $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-GG     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and Allstate Life Insurance Company for
          7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 4-HH     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and Columbia Universal Life Insurance Co.
          for 7.42% notes due December 15, 2004, in the principal
          amount of $1 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon
          request.
 4-II     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and The Northwestern Mutual Life
          Insurance Company for 7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not
          filed. We agree to furnish a copy of this exhibit to the
          Commission upon request.
 4-JJ     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and The Northwestern Mutual Life
          Insurance Company for its Group Annuity Separate Account for
          7.42% notes due December 15, 2004, in the principal amount of $1 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 4-KK     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and Pacific Life and Annuity Company for
          7.42% notes due December 15, 2004, in the principal amount of $5 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 4-LL     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and United Life Insurance Company for
          7.42% notes due December 15, 2004, in the principal amount of $3 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 4-MM     Note Agreement dated December 7, 1999, by and between Dana
          Credit Corporation and Companion Life Insurance Company for
          7.42% notes due December 15, 2004, in the principal amount of $2 million. This exhibit is not filed. We agree to
          furnish a copy of this exhibit to the Commission upon
          request.
 5        Opinion of Hunton & Williams
 8        Opinion of Rosenman & Colin LLP regarding federal income tax considerations
12*       Computation of Ratio of Earnings to Fixed Charges
23-A      Consent of PricewaterhouseCoopers LLP
23-B      Consent of Hunton & Williams (included in Exhibit 5)
23-C      Consent of Rosenman & Colin LLP (included in Exhibit 8)
24*       Power of Attorney
25        Form T-1 Statement of Eligibility Under the Trust Indenture
          Act of 1939 of Citibank, N.A. to Act as Trustee
99-A*     Form of Letter of Transmittal
99-B*     Form of Notice of Guaranteed Delivery
99-C*     Form of Institutions Letter
99-D*     Form of Client Letter


---------------


* Previously filed.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on January 16, 2002.


                                          DANA CORPORATION (Registrant)

                                          By:    /s/ MICHAEL L. DEBACKER
                                            ------------------------------------
                                                    Michael L. DeBacker
                                                       Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                   SIGNATURE                                    TITLE                        DATE
                   ---------                                    -----                        ----

Principal Executive Officer:

/s/ *JOSEPH M. MAGLIOCHETTI                        Chairman of the Board and Chief     January 16, 2002
-----------------------------------------                 Executive Officer
Joseph M. Magliochetti


Principal Financial Officer:

/s/ *ROBERT C. RICHTER                                 Chief Financial Officer         January 16, 2002
-----------------------------------------
Robert C. Richter


Principal Accounting Officer:

/s/ *CHARLES W. HINDE                                  Chief Accounting Officer        January 16, 2002
-----------------------------------------
Charles W. Hinde


Directors:

/s/ *B.F. BAILAR                                               Director                January 16, 2002
-----------------------------------------
B.F. Bailar


/s/ *A.C. BAILLIE                                              Director                January 16, 2002
-----------------------------------------
A.C. Baillie


/s/ *E.M. CARPENTER                                            Director                January 16, 2002
-----------------------------------------
E.M. Carpenter


/s/ *E. CLARK                                                  Director                January 16, 2002
-----------------------------------------
E. Clark


/s/ *G.H. HINER                                                Director                January 16, 2002
-----------------------------------------
G.H. Hiner


/s/ *M.R. MARKS                                                Director                January 16, 2002
-----------------------------------------
M.R. Marks

                   SIGNATURE                                    TITLE                        DATE
                   ---------                                    -----                        ----


/s/ *R.B. PRIORY                                               Director                January 16, 2002
-----------------------------------------
R.B. Priory


/s/ *F.M. SENDEROS                                             Director                January 16, 2002
-----------------------------------------
F.M. Senderos


---------------

* By M.L. DeBacker, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-A*         Purchase Agreement, dated August 1, 2001, between Dana
              Corporation and Deutsche Banc Alex. Brown Inc. and J.P.
              Morgan Securities, Inc.
 4-B*         Indenture between Dana, as Issuer, and Citibank, N.A., as
              Trustee, dated as of August 8, 2001, relating to $575
              million of 9% Notes due August 15, 2011, and E200 million of
              9% Notes due August 15, 2011 (incorporated by reference to
              Exhibit 4-I to our Form 10-Q for the quarterly period ended
              June 30, 2001).
 4-B(1)*      Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
              Notes, Regulation S Dollar Global Notes and Regulation S
              Euro Global Notes (form of initial securities), filed by
              reference to Exhibit A to the Indenture filed herewith as
              Exhibit 4-A (incorporated by reference to Exhibit 4-I to our
              Form 10-Q for the quarterly period ended June 30, 2001).
 4-B(2)*      Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
              Notes, Regulation S Dollar Global Notes and Regulation S
              Euro Global Notes (form of exchange securities), filed by
              reference to Exhibit B to the Indenture filed herewith as
              Exhibit 4-A (incorporated by reference to Exhibit 4-I to our
              Form 10-Q for the quarterly period ended June 30, 2001).
 4-C*         Registration Rights Agreement, dated as of August 1, 2001, among Dana Corporation and Deutsche Banc Alex. Brown Inc.
              and J.P. Morgan Securities, Inc.
 4-D*         Indenture for Senior Securities between Dana, as Issuer, and
              Citibank, N.A., as Trustee, dated as of December 15, 1997
              (incorporated by reference to Exhibit 4-B of our
              Registration Statement No. 333-42239 filed December 15,
              1997).
 4-E*         First Supplemental Indenture related to Senior Securities
              between Dana, as Issuer, and Citibank, N.A., as Trustee,
              dated as of March 11, 1998 (incorporated by reference to
              Exhibit 4-B-1 to our Report on Form 8-K dated March 12,
              1998).
 4-F*         Form of 6.5% Notes due March 15, 2008 and 7% Notes due March
              15, 2028 (incorporated by reference to Exhibit 4-C-1 to our
              Report on Form 8-K dated March 12, 1998).
 4-G*         Second Supplemental Indenture related to Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee,
              dated as of February 26, 1999 (incorporated by reference to
              Exhibit 4-B-1 to our Form 8-K dated March 2, 1999).
 4-H*         Form of 6.25% Notes due 2004, 6.5% Notes due 2009 and 7%
              Notes due 2029 (incorporated by reference to Exhibit 4-C-1 to our Form 8-K dated March 2, 1999).
 4-I          Issuing and Paying Agent Agreement between Dana Credit
              Corporation (DCC), as Issuer, and Bankers Trust Company,
              Issuing and Paying Agent, dated as of December 6, 1999, with respect to DCC's $500 million medium-term notes program.
              This exhibit is not filed. We agree to furnish a copy of
              this exhibit to the Commission upon request.
 4-J          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Metropolitan Life Insurance Company
              for 7.18% notes due April 8, 2006, in the principal amount of $37 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-K          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Texas Life Insurance Company for
              7.18% notes due April 8, 2006, in the principal amount of $3 million. This exhibit is not filed. We agree to furnish a
              copy of this exhibit to the Commission upon request.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-L          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Nationwide Life Insurance Company for
              6.93% notes due April 8, 2006, in the principal amount of
              $35 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-M          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and The Great-West Life & Annuity
              Insurance Company for 7.03% notes due April 8, 2006, in the aggregate principal amount of $13 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-N          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and the Great-West Life Assurance Company
              for 7.03% notes due April 8, 2006, in the principal amount of $7 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-O          Note Agreements (three) dated August 28, 1997, by and
              between Dana Credit Corporation and Connecticut General Life
              Insurance Company for 6.79% notes due August 28, 2004, in
              the aggregate principal amount of $16 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-P          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and Life Insurance Company of North
              America for 6.79% notes due August 28, 2004, in the
              principal amount of $4 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Q          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and the Northwestern Mutual Life
              Insurance Company for 6.88% notes due August 28, 2006, in
              the principal amount of $20 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-R          Note Agreements (four) dated August 28, 1997, by and between
              Dana Credit Corporation and Sun Life Assurance Company of
              Canada for 6.88% notes due August 28, 2006, in the aggregate principal amount of $9 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-S          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and Massachusetts Casualty Insurance
              Company for 6.88% notes due August 28, 2006, in the
              principal amount of $1 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-T          Note Agreements (four) dated December 18, 1998, by and
              between Dana Credit Corporation and Sun Life Assurance
              Company of Canada for 6.59% notes due December 1, 2007, in the aggregate principal amount of $12 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-U          Note Agreements (five) dated December 18, 1998, by and
              between Dana Credit Corporation and The Lincoln National
              Life Insurance Company for 6.59% notes due December 1, 2007, in the aggregate principal amount of $25 million. This
              exhibit is not filed. We agree to furnish a copy of this
              exhibit to the Commission upon request.
 4-V          Note Agreement dated December 18, 1998, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 6.48% notes due December 1, 2005, in the principal amount of $15 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-W          Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Connecticut General Life Insurance
              Company for 7.91% notes due August 16, 2006 in the principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon
              request.
 4-X          Note Agreements (two) dated August 16, 1999, by and between
              Dana Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 7.91% notes due August 16, 2006, in
              the aggregate principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Y          Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Allstate Life Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $10 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-Z          Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Allstate Insurance Company for 7.58%
              notes due August 16, 2004, in the principal amount of $5
              million. This exhibit is not filed. We agree to furnish a
              copy of this exhibit to the Commission upon request.
 4-AA         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and New York Life Insurance and Annuity
              Corporation Institutionally Owned Life Insurance Separate
              Account for 7.58% notes due August 16, 2004, in the
              principal amount of $5 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-BB         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and New York Life Insurance an Annuity
              Corporation for 7.58% notes due August 16, 2004, in the
              principal amount of $10 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-CC         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Principal Life Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $30 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-DD         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and First Trenton Indemnity Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-EE         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Travelers Casualty and Surety Company
              for 7.58% notes due August 16, 2004, in the principal amount of $10 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-FF         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and The Travelers Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-GG         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Allstate Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-HH         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Columbia Universal Life Insurance Co.
              for 7.42% notes due December 15, 2004, in the principal
              amount of $1 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon
              request.
 4-II         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-JJ         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for its Group Annuity Separate Account for
              7.42% notes due December 15, 2004, in the principal amount of $1 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-KK         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Pacific Life and Annuity Company for
              7.42% notes due December 15, 2004, in the principal amount of $5 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-LL         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and United Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $3 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-MM         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Companion Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $2 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 5            Opinion of Hunton & Williams
 8            Opinion of Rosenman & Colin LLP regarding federal income tax considerations
12*           Computation of Ratio of Earnings to Fixed Charges
23-A          Consent of PricewaterhouseCoopers LLP
23-B          Consent of Hunton & Williams (included in Exhibit 5)
23-C          Consent of Rosenman & Colin LLP (included in Exhibit 8)
24*           Power of Attorney
25            Form T-1 Statement of Eligibility Under the Trust Indenture
              Act of 1939 of Citibank, N.A. to Act as Trustee
99-A*         Form of Letter of Transmittal
99-B*         Form of Notice of Guaranteed Delivery
99-C*         Form of Institutions Letter
99-D*         Form of Client Letter


---------------


* Previously filed.